Exhibit 10.1
Execution Copy
SECURED SUPER-PRIORITY DEBTOR-IN-POSSESSION
MULTIPLE DRAW TERM LOAN AGREEMENT
Dated as of February 13, 2009
Among
Pliant Corporation,
As Debtor and Debtor-in-Possession,
as Borrower
and
The Subsidiaries of the Borrower Party Hereto as Guarantors,
as Debtors and Debtors-in-Possession
and
The Lenders from Time to Time Party Hereto
and
The Bank of New York Mellon
as Administrative Agent
* * *

i

v

Schedules

Schedule I	-	Commitments
Schedule II	-	Addresses for Notices
Schedule IIIa	-	Prepetition Working Capital Facility First Lien Collateral
Schedule IIIb	-	Prepetition Working Capital Facility Second Lien Collateral
Schedule IVa	-	First Lien Secured Notes First Priority Collateral
Schedule IVb	-	First Lien Secured Notes Second Priority Collateral
Schedule V	-	Second Lien Secured Notes Collateral
Schedule 4.2	-	Consents
Schedule 4.3	-	Ownership of Subsidiaries
Schedule 4.6	-	Litigation
Schedule 4.7	-	Tax Audits
Schedule 4.14	-	Labor Matters
Schedule 4.15	-	List of Plans
Schedule 4.16	-	Environmental Matters
Schedule 4.17	-	Real Property
Schedule 4.19	-	Deposit Accounts
Schedule 4.21	-	Pledged Collateral
Schedule 4.22	-	Material Intellectual Property
Schedule 6.1(i)	-	Corporate Chart
Schedule 8.1	-	Existing Indebtedness
Schedule 8.2	-	Existing Liens
Schedule 8.3	-	Existing Investments
Schedule 11.1	-	Commercial Tort Claims

Exhibits

Exhibit A	-	Form of Assignment and Acceptance
Exhibit B	-	Form of Canadian Security Agreement
Exhibit C	-	[Reserved]
Exhibit D	-	Form of Canadian Pledge Agreement
Exhibit E-1	-	Form of Interim Order
Exhibit E-2	-	Form of Recognition Order on Petition Date
Exhibit E-3	-	Form of Recognition Order after Petition Date
Exhibit F	-	[Reserved]
Exhibit G	-	Perfection Certificate
Exhibit H	-	Form of Notice of Borrowing
Exhibit I	-	Form of Note
Exhibit J	-	Form of Notice of Conversion or Continuation
Exhibit K	-	Form of Opinion of Counsel for the Loan Parties
Exhibit L	-	Form of Compliance Certificate
Exhibit M	-	Form of Pledge Amendment
Exhibit N	-	Form of Foreign Debt Order
Exhibit O	-	Form of Foreign Debt Recognition Order
Exhibit P-1	-	Form of Trademark Security Agreement
Exhibit P-2	-	Form of Patent Security Agreement

Exhibit P-3	-	Form of Copyright Security Agreement

     Secured Super-Priority Debtor In Possession Multiple Draw Term Loan Agreement, dated as of February 13, 2009, among Pliant Corporation, a Delaware corporation, as debtor and debtor in possession under chapter 11 of the Bankruptcy Code (as defined below) (the “Borrower”), the Subsidiaries (as defined below) of the Borrower listed on the signature pages hereof as Subsidiary Guarantors, as debtors and debtors-in-possession under chapter 11 of the Bankruptcy Code (the “Subsidiary Guarantors”), the Lenders (as defined below), and The Bank of New York Mellon, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”).
W I T N E S S E T H:
     WHEREAS, on February 11, 2009, (the “Petition Date”), the Borrower and the Subsidiary Guarantors each filed a voluntary petition for relief (collectively, the “Case”) under chapter 11 of the Bankruptcy Code with the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) and each of the Canadian Debtors (as defined below) filed an application commencing recognition proceedings under Section 18.6 of the CCAA (as defined below) with the Canadian Court (as defined below); and
     WHEREAS, the Borrower and the Subsidiary Guarantors are continuing to operate their respective businesses and manage their respective properties as debtors-in-possession under sections 1107(a) and 1108 of the Bankruptcy Code; and
     WHEREAS, the Borrower has requested that the Lenders provide a secured super-priority multiple draw term loan facility of up to $75,000,000 in order to fund the continued operation of the Borrower’s and the Subsidiary Guarantors’ businesses as debtors and debtors-in-possession under the Bankruptcy Code and for the other purposes specified herein; and
     WHEREAS, each of the Subsidiary Guarantors has agreed to guaranty the obligations of the Borrower hereunder and each of the Borrower and the Subsidiary Guarantors has agreed to secure its obligations to the Lenders hereunder with, inter alia, security interests in, and liens on, all of its property and assets, whether real or personal, tangible or intangible, now existing or hereafter acquired or arising, all as more fully provided herein; and
     WHEREAS, the Lenders are willing to make available to the Borrower such post-petition loans and other extensions of credit upon the terms and subject to the conditions set forth herein;
     NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, the parties hereto hereby agree as follows:
ARTICLE I
DEFINITIONS, INTERPRETATION AND ACCOUNTING TERMS
     Section 1.1 Defined Terms. As used in this Agreement, the following terms have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

     “Account” means any “account” as specified in Article 9 of the UCC, whether due or to become due, whether or not the right of payment has been earned by performance, and whether now owned or hereafter acquired or arising in the future.
     “Account Debtor” has the meaning specified in Article 9 of the UCC.
     “Accounts Receivable” means all rights to payment, whether or not earned by performance, for goods or other property sold, leased, licensed, assigned or otherwise disposed of or services rendered or to be rendered, including, without limitation, all such rights constituting or evidenced by any Account, Chattel Paper, Instrument, General Intangible or Investment Property, together with all of the Loan Party’s right, title and interest, if any, in any goods or other property giving rise to such right to payment, including any rights to stoppage in transit, replevin, reclamation and resales, and all related security interests, Liens and pledges, whether voluntary or involuntary, in each case whether now existing or owned or hereafter arising or acquired, and all Collateral Support and Supporting Obligations related to the foregoing and all Accounts Receivable Records.
     “Accounts Receivable Records” means (a) all original copies of all documents, instruments or other writings or electronic records or other Records evidencing the Accounts Receivable, (b) all books, correspondence, credit or other files, Records, ledger sheets or cards, invoices, and other papers relating to Accounts Receivable, including, without limitation, all tapes, cards, computer tapes, computer discs, computer runs, record keeping systems and other papers and documents relating to the Accounts Receivable, whether in the possession or under the control of a Loan Party or any computer bureau or agent from time to time acting for a Loan Party or otherwise, (c) all evidences of the filing of financing statements and the registration of other instruments in connection therewith, and amendments, supplements or other modifications thereto, notices to other creditors or lenders, and certificates, acknowledgments, or other writings, including, without limitation, lien search reports, from filing or other registration officers, (d) all credit information, reports and memoranda relating thereto and (e) all other written, electronic or other non-written forms of information related in any way to the foregoing or any Accounts Receivable.
     “Additional Pledged Collateral” means all shares of, limited and/or general partnership interests in, and limited or unlimited liability company interests in, and all securities convertible into, and warrants, options and other rights to purchase or otherwise acquire, stock of, either (i) any Person that, after the date of this Agreement, as a result of any occurrence, becomes a direct Subsidiary of any Loan Party or (ii) any issuer of Pledged Stock, any Partnership, any LLC or any unlimited liability company that are acquired by any Loan Party after the date hereof; all certificates or other instruments representing any of the foregoing; all Security Entitlements of any Loan Party in respect of any of the foregoing; all additional indebtedness from time to time owed to any Loan Party by any obligor on the Pledged Notes and the instruments evidencing such indebtedness; and all interest, cash, instruments and other property or Proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the foregoing. Additional Pledged Collateral may be General Intangibles or Investment Property.

     “Adequate Protection Obligations” means as adequate protection for the use of the Prepetition Collateral,
     (i) in the case of the lenders under the Prepetition Working Capital Facility, (a) payments of cash interest on a current basis, calculated at the default interest rate under the Prepetition Working Capital Facility as in effect on the Petition Date (subject to the rights of the Loan Parties, the Committee and any other party-in-interest to challenge the payment of such interest pursuant to section 506(b) of the Bankruptcy Code), (b) payments in cash on a current basis, following receipt by the Borrower of an invoice therefor, of all reasonable and documented fees, costs and expenses of one financial advisor (other than a “success” or transaction related fee), one firm of outside counsel, one firm of local counsel in the State of Delaware and one firm of local counsel in Canada, in each case, as provided under the terms of the Prepetition Working Capital Facility as in effect on the Petition Date and (c) valid, enforceable, unavoidable and fully perfected replacement liens and security interests in the post-petition collateral of the same nature and type as the Prepetition Working Capital Facility Collateral, on the same basis and in the same relative priority as the Prepetition Working Capital Liens, which (x) with respect to the post-petition collateral of the same nature and type as the Prepetition Working Capital Facility First Lien Collateral, shall be senior to the Liens of the Secured Parties on such collateral; and (y) with respect to the Prepetition Working Capital Facility Second Lien Collateral, shall be junior to the Liens of the Secured Parties and the Liens on such collateral under clause (ii)(d) below; provided however, that the relative priority of the Liens of the Secured Parties hereunder and the Liens of the Prepetition Working Capital Lenders described in the foregoing clause (c) with respect to a pledge of any property that is Stock of a Foreign Subsidiary shall be as provided in the Intercreditor Agreement, if applicable, as determined by the Bankruptcy Court;
     (ii) in the case of the holders of the First Lien Secured Notes, (a) paid-in-kind adequate protection payments in an amount equal to the aggregate accreted value of all accrued and unpaid interest under the First Lien Secured Notes as of the Petition Date, upon entry of the Interim Order, (b) monthly paid-in-kind adequate protection payments in an amount equal to interest accruing on all obligations under the First Lien Secured Notes at the non-default rate stated therein (without prejudice to the right of the holders of such First Lien Secured Notes to later assert claims for interest at the default rate set forth therein), (c) payments in cash on a current basis of all (x) fees, costs and expenses of each of their respective professional advisors, in each case, pursuant to the terms of such advisor’s prepetition engagement letter or agreement, including, without limitation, the fees, costs and expenses of legal counsel and financial advisors and (y) fees, costs and expenses (including fees, costs and expenses of legal counsel) of Wilmington Trust Company, as trustee under the First Lien Secured Notes; and (d) valid, enforceable, unavoidable and fully perfected replacement liens and security interests, in the collateral of the same nature and type as the collateral securing the First Lien Secured Notes, on the same basis and in the same relative priority as the First Lien Secured Notes Liens, which (x) with respect to the First Lien Secured Notes First Priority Collateral, shall be junior in priority to the Liens of the Secured Parties, and (y) with respect to the First Lien Secured Notes Second Priority Collateral, shall be junior in priority to the Liens of the Secured Parties and the liens described in clause (i)(c) above; provided, however, that none of such fees, costs and expenses in clauses (ii)(c)(x) or (ii)(c)(y) above provided as adequate protection payments shall be subject to approval by the Bankruptcy Court, the Canadian Court or the U.S. Trustee, and no recipient of any such payment shall be required to file with respect thereto any interim or final fee application with the Bankruptcy Court or the Canadian Court;
     (iii) in the case of each lender under the Prepetition Working Capital Facility and the First Lien Secured Notes, replacement liens having a super-priority over any and all administrative expenses of the kind that are specified in Bankruptcy Code Section 503(b) or 507(b) or any other provisions of the Bankruptcy Code, in each case, of the same relative priority as their prepetition Liens to the extent of the post-petition diminution in value of the Prepetition Collateral, and
     (iv) in the case the holders of the Second Lien Secured Notes, valid, enforceable, unavoidable and fully perfected replacement liens and security interests, in the collateral of the same nature and type as the Second Lien Secured Notes Collateral, on the same basis and in the same relative priority as the Second Lien Secured Notes Liens to the Second Lien Secured Notes Collateral, which shall be junior in priority to the Liens of the Secured Parties, the Lien under clause (ii)(d) and the Lien under clause (iii)(d); provided, however, that the granting of such Lien to the holders of the Second Lien Secured Notes does not constitute a finding or conclusion of law that the Second Lien Secured Notes Liens have any value beyond the value of the Prepetition Working Capital Liens and the First Lien Notes Liens, but is merely a recognition that if such value does exist, that the holders of the Second Lien Secured Notes shall have replacement liens, solely to the extent of the diminution of value of the Second Lien Secured Notes Liens in the Second Lien Notes Collateral from and after the Petition Date, subject, in each case, to (i) except in the case of the claim of the Prepetition Working Capital Lenders to the Prepetition Working Capital Facility First Lien Collateral, the liens and super-priority claims granted to secure the Facility and (ii) except in the case of the Prepetition Working Capital Lenders for the purpose of clauses (i)(c) and (iii) above, the Carve-Out. The foregoing shall be without prejudice to the right of each lender under the Prepetition Working Capital Facility and the First Lien Secured Notes to later request or otherwise seek additional forms of adequate protection, including, without limitation, cash adequate protection payments; provided, however, that the Loan Parties shall have the right to object to any such requests.
     “Administrative Agent” means The Bank of New York Mellon, or any successor Administrative Agent appointed pursuant to Section 12.6 hereof.
     “Affiliate” means, with respect to any Person, (i) any other Person which, directly or indirectly, controls, is controlled by or is under common control with such Person, (ii) each officer, director, general partner or joint-venturer of such Person, and (iii) each Person that is the beneficial owner of 5% or more of any class of Voting Stock of such Person. For the purposes of this definition, “control” means the possession of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

     “Agreement” means this Secured Super-Priority Debtor-In-Possession Multiple Draw Term Loan Agreement.
     “Applicable Margin” means with respect to the Loans maintained as (i) Base Rate Loans, a rate equal to 11.00% per annum and (ii) Eurodollar Rate Loans, a rate equal to 12.00% per annum.
     “Approved Fund” means any Fund that is advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or Affiliate of an entity that administers or manages a Lender.
     “Asset Sale” has the meaning specified in Section 8.4.
     “Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent, in substantially the form of Exhibit A.
     “Availability Period” means the period from and including the Closing Date to but excluding the Termination Date.
     “Bankruptcy Code” means title 11, United States Code, as amended from time to time.
     “Bankruptcy Court” has the meaning specified in the recitals to this Agreement or any other court having competent jurisdiction over the Case.
     “Bankruptcy Law” means each of the Bankruptcy Code, any similar federal, state or foreign Requirement of Law for the relief of debtors or any arrangement, reorganization, insolvency, moratorium or assignment for the benefit of creditors or any other marshalling of the assets and liabilities of the Borrower or any Subsidiary of the Borrower and any similar Requirements of Law relating to or affecting the enforcement of creditors’ rights generally.
     “Base Rate” means, for any period, a fluctuating interest rate per annum as shall be in effect from time to time, which rate per annum shall be equal at all times to the higher of (a) the rate of interest announced publicly by The Bank of New York Mellon in New York, New York, from time to time, as its prime lending rate and (b) the sum of (i) 0.50% per annum plus (ii) the Federal Funds Rate; provided that in no event shall the Base Rate at any time be less than 5.00% per annum.
     “Base Rate Loan” means any Loan during any period in which it bears interest based on the Base Rate.
     “Borrower” has the meaning specified in the preamble.
     “Borrower’s Accountants” means Ernst & Young LLP or such other independent nationally recognized public accountants acceptable to the Administrative Agent (at the direction of the Requisite Lenders).

     “Borrowing” means a borrowing consisting of Loans of the same type made on the same day, and if Eurodollar Rate Loans, having the same Interest Period, by the Lenders ratably according to their respective Commitments.
     “Business Day” means a day of the year on which banks are not required or authorized to close in New York City and, if the applicable Business Day relates to notices, determinations, fundings and payments in connection with the Eurodollar Rate or any Eurodollar Rate Loans, a day on which dealings in Dollar deposits are also carried on in the London interbank market.
     “Business Entity” means a partnership, limited partnership, limited liability company, corporation (including a business trust), unlimited liability company, joint stock company, trust, unincorporated association, joint venture or other entity.
     “Canadian Court” means the Ontario Superior Court of Justice.
     “Canadian Debtors” means Uniplast Industries, Pliant Packaging and Pliant Toronto.
     “Canadian Pension Event” shall mean (a) the termination in whole or in part of any Canadian Pension Plan, (b) the merger of a Canadian Pension Plan with another pension plan required to be registered under Canadian federal or provincial law, (c) a change in the funded status of a Canadian Pension Plan which could be reasonably expected to have a Material Adverse Effect, (d) the receipt by any Loan Party of any notice from the applicable pensions standards regulator concerning liability arising from the withdrawal or partial withdrawal of the Loan Party or any other party from a Canadian Pension Plan which could be reasonably expected to have a Material Adverse Effect, (e) the receipt by any Loan Party of any order or notice of intention to issue an order from the Canada Revenue Agency that could reasonably be expected to affect the registered status of any Canadian Pension Plan, (f) the receipt by any Loan Party of any order or notice of intention to issue an order from the applicable pension standards regulator that could reasonably be expected to affect the registered status or cause the termination (in whole or in part) of any Canadian Pension Plan, (g) failure to make full payment when due of all amounts which, under the provisions of any Canadian Pension Plan, agreement relating thereto or applicable law, such Loan Party is required to pay as contributions thereto, except where the failure to make such payments could not reasonably be expected to have a Material Adverse Effect, (h) acquiring an interest in any Person if such Person sponsors, maintains or contributes to, or at any time in the six-year period preceding such acquisition has sponsored, maintained, or contributed to any “registered pension plan” as such term is defined in the Income Tax Act (Canada), (i) commencement of participation under or assumption of an obligation to sponsor, administer or contribute to any new “registered pension plan” as such term is defined in the Income Tax Act (Canada), or (j) any other extraordinary event or condition with respect to a Canadian Pension Plan that could reasonably be expected to result in a Lien or any acceleration of any statutory requirements to fund all or a substantial portion of the unfunded accrued benefit liabilities of such Canadian Pension Plan.
     “Canadian Pension Plans” means each pension plan required to be registered under Canadian federal or provincial law that is established, maintained or contributed to by any Loan Party for its Canadian employees or former Canadian employees, except for the Canada Pension

Plan and the Quebec Pension Plan that are maintained by the Government of Canada and Province of Quebec, respectively.
     “Canadian Pledge Agreement” means the pledge agreement, in the form of Exhibit D hereto, pursuant to which the Stock of Uniplast Industries is pledged to the Administrative Agent, for the benefit of the Lenders.
     “Canadian Security Agreement” means the General Security Agreement, substantially in the form of Exhibit B hereto, among the Canadian Debtors and the Administrative Agent.
     “Canadian Subsidiary” means any Subsidiary of the Borrower that is incorporated or formed pursuant to the laws of Canada or any province thereof.
     “Capital Expenditures” means, with respect to any Person for any period, the aggregate of amounts that would be reflected as additions to property, plant or equipment on a consolidated balance sheet of such Person and its Subsidiaries prepared in conformity with GAAP.
     “Capital Lease” means, with respect to any Person, any lease of, or other arrangement conveying the right to use, property by such Person as lessee that would be accounted for as a capital lease on a balance sheet of such Person prepared in conformity with GAAP.
     “Capital Lease Obligations” means, with respect to any Person, the capitalized amount of all obligations of such Person or any of its Subsidiaries under Capital Leases, as determined on a consolidated basis in conformity with GAAP.
     “Carve-Out” means claims in the Case of the following parties for the following amounts: (i) the unpaid fees of the U.S. Trustee pursuant to 28 U.S.C. § 1930(a) and the Clerk of the Bankruptcy Court and any statutory or other Canadian Court ordered fees that are not secured by a charge granted by the Canadian Court and (ii) solely following the occurrence of an Event of Default, the aggregate allowed unpaid fees and expenses payable under sections 330 and 331 of the Bankruptcy Code to professional persons retained pursuant to an order of the Bankruptcy Court by the Borrower and any Subsidiary Guarantor and not more than one Committee (provided, that the amount of such fees and expenses included in this clause (ii) shall not exceed $3,000,000 in the aggregate); provided, however, that the Carve-Out shall not include, apply to or be available for any fees or expenses incurred by any party, including the Borrower, any Subsidiary Guarantor or any Committee, in connection with the investigation (including discovery proceedings), initiation or prosecution of any claims, causes of action, adversary proceedings or other litigation against the Prepetition Secured Lenders, the Prepetition Agent, the Administrative Agent or the Lenders, including challenging the amount, extent, validity, perfection, priority or enforceability of or asserting any defense, counterclaim or offset to, the Prepetition Secured Facilities Obligations or the Obligations or the security interests and Liens of the Secured Parties or the Prepetition Secured Lenders in respect thereof; and provided, further, however, that as long as no Default or Event of Default shall occur and be continuing, the Borrower and each Subsidiary Guarantor shall be permitted to pay compensation and reimbursement of expenses allowed and payable under sections 330 and 331 of the Bankruptcy Code, as the same may be due and payable, and the same shall not reduce the Carve-Out.
     “Case” has the meaning specified in the recitals to this Agreement.

     “Cash Collateral Account” means any deposit account or Securities Account established by the Administrative Agent in which cash and Cash Equivalents may from time to time be on deposit or held therein as provided herein.
     “Cash Equivalents” means (a) Dollar denominated securities issued or directly and fully guaranteed or insured by the government of Canada or any agency thereof, or by the United States government or any agency thereof; provided that the full faith and credit of the United States is pledged in support thereof, (b) Dollar denominated certificates of deposit, overnight bank deposits and bankers’ acceptances of any chartered bank organized under the laws of Canada or any province thereof rated “P-1” by Moody’s or of any commercial bank organized under the laws of the United States, any state thereof, the District of Columbia, or its branches or agencies that (i) is a member of the Federal Reserve System, (ii) issues (or a holding company of which issues) commercial paper, rated at least “A-1” by S&P or “P-1” by Moody’s and (iii) has combined capital and surplus of at least $500,000,000, (c) Dollar denominated commercial paper of an issuer rated at least “A-1” by S&P or “P-1” by Moody’s, and (d) Dollar denominated shares of any money market fund that (i) has at least 95% of its assets invested continuously in the types of investments referred to in clauses (a) through (c) above, inclusive (giving effect to the proviso at the end of this paragraph), (ii) has net assets of not less than $500,000,000 and (iii) is rated at least “A-1” by S&P or “P-1” by Moody’s; provided, however, that the maturities of all obligations of the type specified in clauses (a) through (c) above, inclusive, shall not exceed one hundred eighty (180) days.
     “CCAA” means the Companies’ Creditors Arrangement Act (Canada).
     “CCAA Proceedings” means recognition proceedings commenced by the Canadian Debtors under Section 18.6 of the CCAA in the Canadian Court.
     “Change of Control” means the occurrence of any of the following: (a) the failure by the Control Group to have beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended) of at least 25% of the issued and outstanding common Stock of the Borrower; (b) any person or group of persons (within the meaning of the Securities Exchange Act of 1934, as amended) other than the Control Group (i) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended) of 35% or more of the issued and outstanding common Stock of the Borrower or Stock representing 35% or more of the voting or economic power of the Borrower’s Stock or (ii) shall have obtained the power (whether or not exercised) to elect a majority of the members of the board of directors of the Borrower; (c) the occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by persons who were neither (i) nominated by members of the Control Group or the board of directors of the Borrower nor (ii) appointed by members so nominated; or (d) the Borrower shall cease to own and control all of the economic and voting rights associated with all of the outstanding Stock of the Subsidiary Guarantors. If, at any time, any of the members of the board of directors of the Borrower shall have more than one vote per person, then any determination of a majority of the board of directors shall be based on a majority of the voting power of the members thereof rather than a majority of the members or seats.

     “Chattel Paper” has the meaning specified in Section 9-102(a)(11) of the UCC.
     “Claim” has the meaning ascribed to such term in section 101(5) of the Bankruptcy Code.
     “Closing Date” means the first date on which the conditions set forth in Section 3.1 are satisfied or waived; provided, that such date shall not be later than February 17, 2009.
     “Code” means the Internal Revenue Code of 1986 (or any successor legislation thereto), as amended from time to time.
     “Collateral” has the meaning specified in Section 11.1.
     “Collateral Support” means all property (real or personal) assigned, hypothecated or otherwise securing any of items (i) through (xxii) in the definition of Collateral set forth in Section 11.1 and includes any security agreement or other agreement granting a lien or security interest in such real or personal property.
     “Commercial Tort Claims” has the meaning specified in Article 9 of the UCC.
     “Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make a Loan, expressed as an amount representing the maximum principal amount of the Loans to be made by such Lender hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.5 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 13.2. The initial amount of each Lender’s Commitment is set forth on Schedule I under the caption “Commitment”, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Commitment, as applicable. The aggregate amount of Commitments on the Closing Date is $75,000,000.
     “Commitment Parties” means DDJ Capital Management, LLC, on behalf of certain funds and/or accounts that it manages and/or advises, WCP, L.P. and/or its affiliates, WCIP, L.P. and/or its affiliates, WCOP, Ltd. and/or its affiliates and Wayzata Opportunities Fund II, L.P. and/or its affiliates.
     “Committee” means the official statutory committee of unsecured creditors appointed in the Case pursuant to section 1102 of the Bankruptcy Code.
     “Commodity Account” has the meaning specified in Article 9 of the UCC.
     “Commodity Intermediary” has the meaning specified in Article 9 of the UCC.
     “Compliance Certificate” has the meaning specified in Section 6.1(d).
     “Consolidated Net Income” means, for any Person for any period, the net income (or loss) of such Person and its Subsidiaries for such period, determined on a consolidated basis in conformity with GAAP; provided, however, that there shall be excluded to the extent consolidated in conformity with GAAP (and without duplication) (a) the income of any unconsolidated Subsidiary and any other Person in which such Person or one of its Subsidiaries has a joint interest with a third party (which interest does not cause the net income of such other

Person to be consolidated into the net income of such Person in accordance with GAAP) except to the extent of the amount of dividends or distributions actually paid to such Person or Subsidiary (provided that such Person’s or Subsidiary’s equity in the net loss of such other Person shall be included in determining Consolidated Net Income), (b) the income (but not loss) of any Subsidiary of such Person that is subject to any restriction or limitation on the payment of dividends or the making of other distributions shall be excluded to the extent of such restriction or limitation, (c) (i) the income (or loss) of any Person for any period prior to the date such Person becomes a Subsidiary of the Borrower, or is merged into or consolidated with the Borrower or any of its Subsidiaries or the date that Person’s assets are acquired by the Borrower or any of its Subsidiaries and (ii) any net gain (but not loss) resulting from an Asset Sale by such Person or any of its Subsidiaries (other than in the ordinary course of business) shall be excluded, and (d) extraordinary gains and losses and any one-time increase or decrease to net income which is required to be recorded because of the adoption of new accounting policies, practices or standards required by GAAP.
     “Constituent Documents” means, with respect to any Person, (a) the articles/certificate of incorporation or certificate of formation (or the equivalent organizational documents) of such Person, (b) the by-laws or LLC Agreement (or the equivalent governing documents) of such Person and (c) any document setting forth the manner of election and duties of the directors or managing members of such Person (if any) and the designation, amount and/or relative rights, limitations and preferences of any class or series of such Person’s Stock.
     “Contaminant” means any material, substance or waste that is classified, regulated or otherwise characterized under any Environmental Law as hazardous, toxic, a contaminant or a pollutant or by other words of similar meaning or regulatory effect, including any petroleum or petroleum-derived substance or waste, asbestos and polychlorinated biphenyl.
     “Contracts” means, with respect to any Loan Party, any and all “contracts”, as such term is defined in Article 1 of the UCC, of such Loan Party.
     “Contractual Obligation” means, with respect to any Person, any obligation, agreement, undertaking or similar provision of any Security issued by such Person or of any agreement, undertaking, contract, lease, indenture, mortgage, deed of trust or other instrument (excluding the Loan Documents) to which such Person is a party or by which it or any of its property is bound or to which any of its properties is subject.
     “Control” has the meaning specified in Section 9-106 of the UCC.
     “Control Group” means collectively J.P. Morgan Partners (BHCA) L.P. and all Persons controlled by it. For the purposes of this definition, “control” means the possession of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.
     “Copyright Licenses” means any written agreement naming any Loan Party as licensor or licensee granting any right under any Copyright, including the grant of rights to copy, publicly perform, create derivative works, manufacture, distribute, exploit and sell materials derived from any Copyright.

     “Copyrights” means (a) all copyrights arising under the laws of the United States, any other country or any political subdivision thereof, whether registered or unregistered and whether published or unpublished, all registrations and recordings thereof, and all applications in connection therewith, including all registrations, recordings and applications in the United States Copyright Office or in any foreign counterparts thereof and (b) the right to obtain all renewals thereof.
     “Corporate Chart” means a corporate organizational chart, list or other similar document in each case in form reasonably acceptable to the Administrative Agent (at the direction of the Lenders) and setting forth, for each Person that is a Loan Party or that is a Subsidiary of a Loan Party, (a) the full legal name of such Person (and any trade name, fictitious name or other name such Person may have had or operated under), (b) the jurisdiction of organization, the organizational number (if any) and the tax identification number (if any) of such Person, (c) the location of such Person’s chief executive office (or sole place of business) and (d) the number of shares of each class of such Person’s Stock authorized (if applicable), the number outstanding as of the date of delivery and the number and percentage of such outstanding shares for each such class owned (directly or indirectly) by any Loan Party or any Subsidiary of any of them.
     “Customary Permitted Liens” means, with respect to any Person, any of the following Liens:
          (a) Liens with respect to the payment of taxes, assessments or governmental charges in each case that are not yet due or that are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained to the extent required by GAAP;
          (b) Liens of landlords arising by statute and liens of suppliers, mechanics, carriers, materialmen, warehousemen or workmen and other liens imposed by law created in the ordinary course of business for amounts not yet due or that are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained to the extent required by GAAP;
          (c) pledges and deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other types of social security benefits or to secure the performance of bids, tenders, sales, contracts (other than for the repayment of borrowed money) and surety, stay, appeal, customs or performance bonds arising in each case in the ordinary course of business;
          (d) encumbrances arising by reason of zoning restrictions, easements, licenses, reservations, covenants, rights-of-way, utility easements, building restrictions and other similar encumbrances on the use of Real Property that do not secure any obligations for borrowed money and do not materially detract from the value of such Real Property or interfere with the ordinary conduct of the business conducted and proposed to be conducted at such Real Property;
          (e) encumbrances arising under leases or subleases of Real Property, in the ordinary course of business, that do not in the aggregate materially detract from the value of such

Real Property or interfere with the ordinary conduct of the business conducted and proposed to be conducted at such Real Property;
          (f) financing statements with respect to a lessor’s rights in and to personal property leased to such Person in the ordinary course of such Person’s business other than through a Capital Lease;
          (g) Canadian deemed statutory trusts for employee source deductions and goods and services under the Excise Tax Act (Canada);
          (h) liens of a collection bank arising in the ordinary course of business under Section 4-208 of the UCC;
          (i) judgment liens in respect of judgments that do not constitute a Default or an Event of Default; and
          (j) deposits to secure utility bills approved by the Bankruptcy Court and, with respect to the Canadian Debtors, the Canadian Court.
     “Debt Issuance” means the incurrence of Indebtedness of the type specified in clause (a) or (b) of the definition of “Indebtedness” by the Borrower or any of its Subsidiaries.
     “Default” means any event which with the passing of time or the giving of notice or both would become an Event of Default.
     “Deposit Account” has the meaning specified in Article 9 of the UCC.
     “DIP Charge” means a super-priority charge over all of the present and after-acquired property, assets and undertaking of the Canadian Debtors ahead of and senior to all creditors, interest holders, lien holders and claimants of any kind whatsoever pursuant to a court-ordered charge granted by the Canadian Court under the CCAA, except as set forth in Section 4.18(b)(iv).
     “Disclosure Documents” means, collectively, Form 10-K for the Fiscal Year ending December 31, 2007, Form 10-Q for the Fiscal Quarter ending September 30, 2008, and Form 8-K dated February 6, 2009, each filed by the Borrower with the Securities and Exchange Commission.
     “Document” has the meaning specified in Article 9 of the UCC.
     “Dollar Equivalent” means, with respect to any amount, (i) if such amount is denominated in Dollars, such amount and (ii) if such amount is denominated in a currency other than Dollars, the equivalent of such amount in Dollars as determined by the Administrative Agent in accordance with its normal practices.
     “Dollars” and the sign “$” each mean the lawful money of the United States of America.

     “Domestic IP Agreements” means the Trademark Security Agreement, the Patent Security Agreement and the Copyright Security Agreement, each between the Loan Parties and the Administrative Agent, in the form of Exhibit P-1, P-2 and P-3, respectively.
     “Domestic Subsidiary” means any Subsidiary of the Borrower that is incorporated or formed pursuant to the laws of a State of the United States of America or the District of Columbia.
     “EBITDA” means, with respect to any Person for any period, an amount equal to (a) Consolidated Net Income of such Person for such period plus (b) the sum of, in each case to the extent included in the calculation of such Consolidated Net Income but without duplication, (i) any provision for income taxes for such period, (ii) Interest Expense for such period, (iii) loss from extraordinary items for such period, (iv) depreciation, depletion and amortization of intangibles or financing or acquisition costs for such period, (v) all other non-cash charges and non-cash losses for such period, including the amount of any compensation deduction as the result of any grant of Stock or Stock Equivalents to employees, officers, directors or consultants, other than charges representing accruals of future cash expenses for such period, (vi) non-recurring transaction expenses relating to the Case actually incurred during the pendency of the Case and (vii) non-recurring expenses actually incurred in the closing of plants in connection with the restructuring thereof (provided that the aggregate amount of expenses added to Consolidated Net Income pursuant to this clause (vii) shall not exceed $500,000 during any calendar month during such period and $4,000,000 in the aggregate during the term of this Agreement), minus (c) the sum of, in each case to the extent included in the calculation of such Consolidated Net Income but without duplication, (i) any credit for income tax for such period, (ii) interest income for such period, (iii) gains from extraordinary items for such period, (iv) any aggregate net gain (but not any aggregate net loss) from the sale, exchange or other disposition of capital assets by such Person for such period, (v) any other non-cash gains or other items, including accounting charges, which have been included in determining Consolidated Net Income, including any reversal of a charge referred to in clause (b)(v) above by reason of a decrease in the value of any Stock or Stock Equivalent for such period and (vi) cash payments for previously reserved charges for such period.
     “Effective Date” means the date upon which the Plan becomes effective.
     “Eligible Assignee” means (a) a Lender or any Affiliate or Approved Fund of such Lender; (b) a commercial bank having total assets in excess of $5,000,000,000; (c) a finance company, insurance company, other financial institution or fund reasonably acceptable to the Administrative Agent, which is regularly engaged in making, purchasing or investing in loans, and having a net worth, determined in accordance with GAAP, in excess of $250,000,000 or, to the extent net worth is less than such amount, a finance company, insurance company, other financial institution or fund, reasonably acceptable to the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower; (d) a savings and loan association or savings bank organized under the laws of the United States or any State thereof which has a net worth, determined in accordance with GAAP, in excess of $250,000,000, or (e) any other Person with the consent of the Requisite Lenders and, prior to the occurrence of an Event of Default, the consent of the Borrower (which consent shall not be unreasonably withheld, delayed or conditioned); provided, that “Eligible Assignee” shall not include any Loan Party or any of their Affiliates.
     “Environmental Laws” means all applicable Requirements of Law now or hereafter in effect, as amended or supplemented from time to time, relating to pollution or the regulation and protection of human or animal health, safety, the environment or natural resources, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. § 9601 et seq.); the Hazardous Materials Transportation Uniform Safety Act, as amended (49 U.S.C. 5101 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act, as amended (7 U.S.C. § 136 et seq.); the Resource Conservation and Recovery Act, as amended (42 U.S.C. § 6901 et seq.); the Toxic Substances Control Act, as amended (15 U.S.C. § 2601 et seq.); the Clean Air Act, as amended (42 U.S.C. § 7401 et seq.); the Federal Water Pollution Control Act, as amended (33 U.S.C. § 1251 et seq.); the Occupational Safety and Health Act, as amended (29 U.S.C. § 651 et seq.); the Safe Drinking Water Act, as amended (42 U.S.C. § 300f et seq.); and their state, provincial, municipal and local counterparts or equivalents and any transfer of ownership notification or approval statute, including the Industrial Site Recovery Act (N.J.S.A. § 13:1K-6 et seq.).
     “Environmental Liabilities and Costs” means, with respect to any Person, all liabilities, obligations, responsibilities, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any other Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, including any thereof arising under any Environmental Law, Permit, order or agreement with any Governmental Authority or other Person, which relate to any environmental, health or safety condition or a Release or threatened Release, and result from or otherwise relate to the past, present or future operations of, or ownership of property by, such Person or any of its Subsidiaries.
     “Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities and Costs.
     “Equipment” has the meaning specified in Article 9 of the UCC.
     “Equity Issuance” means the issuance by the Borrower or any of its Subsidiaries of any Stock.
     “ERISA” means the Employee Retirement Income Security Act of 1974 (or any successor legislation thereto), as amended from time to time.
     “ERISA Affiliate” means any trade or business (whether or not incorporated) under common control or treated as a single employer with the Borrower or any of its Subsidiaries within the meaning of Section 414 (b), (c), (m) or (o) of the Code.
     “ERISA Event” means (a) a reportable event described in Section 4043(b) or 4043(c)(1), (2), (3), (5), (6), (8) or (9) of ERISA with respect to a Title IV Plan or a Multiemployer Plan, other than a reportable event for which PBGC notice requirements have been waived; (b) the withdrawal of the Borrower, any of its Subsidiaries or any ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (c) the complete or partial withdrawal of the Borrower, any of its Subsidiaries or any ERISA Affiliate from any Multiemployer Plan; (d) notice of reorganization or insolvency of a Multiemployer Plan; (e) the filing of a notice of intent to terminate a Title IV Plan or the treatment of a plan amendment as a termination under Section 4041 of ERISA; (f) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC; (g) the failure to make any required contribution to a Title IV Plan or Multiemployer Plan; (h) the imposition of a lien under Section 412 of the Code or Section 302 of ERISA on the Borrower or any of its Subsidiaries or any ERISA Affiliate; or (i) notice from the PBGC of any other event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA.
     “Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Federal Reserve Board, as in effect from time to time.
     “Eurodollar Base Rate” means, with respect to any Interest Period for any Eurodollar Rate Loan, the rate determined by the Administrative Agent to be the offered rate for deposits in Dollars for the applicable Interest Period which appears on the Dow Jones Markets Telerate Page 3750 (or any successor page) as of 11:00 A.M., London time, on the second full Business Day next preceding the first day of each Interest Period. In the event that such rate does not appear on the Dow Jones Markets Telerate Page 3750 (or otherwise on the Dow Jones Markets screen), the Eurodollar Base Rate for the purposes of this definition shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent, or, in the absence of such availability, the Eurodollar Base Rate shall be the rate of interest determined by the Administrative Agent to be the average (rounded upward to the nearest whole multiple of 1/16 of one percent per annum, if such average is not such a multiple) of the rates per annum at which deposits in Dollars are offered by the principal office of The Bank of New York Mellon in London to major banks in the London interbank market at 11:00 A.M. (London time) two (2) Business Days before the first day of such Interest Period in an amount substantially equal to the Eurodollar Rate Loan for a period equal to such Interest Period.
     “Eurodollar Rate” means, with respect to any Interest Period for any Eurodollar Rate Loan, an interest rate per annum equal to the rate per annum obtained by dividing (a) the Eurodollar Base Rate by (b) a percentage equal to 100% minus the reserve percentage applicable two (2) Business Days before the first day of such Interest Period under regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the Eurodollar Rate is determined) having a term equal to such Interest Period; provided, that in no event shall the Eurodollar Rate at any time be less than 4.00% per annum.

     “Eurodollar Rate Loan” means any Loan that, for an Interest Period, bears interest based on the Eurodollar Rate.
     “Event of Default” has the meaning specified in Section 9.1.
     “Excluded Lender” means each Non-Funding Lender and each Lender that is also a Prepetition Working Capital Lender or a holder of any Second Lien Secured Notes.
     “Facility” means the Commitments and the provisions herein related to the Loans.
     “Fair Market Value” means (a) with respect to any asset or group of assets (other than a marketable Security) at any date, the value of the consideration obtainable in a sale of such asset at such date assuming a sale by a willing seller to a willing purchaser dealing at arm’s length and arranged in an orderly manner over a reasonable period of time having regard to the nature and characteristics of such asset, as reasonably determined by the Board of Directors of the Borrower, or, if such asset shall have been the subject of a relatively contemporaneous appraisal by an independent third party appraiser, the basic assumptions underlying which have not materially changed since its date, the value set forth in such appraisal, and (b) with respect to any marketable Security at any date, the closing sale price of such Security on the Business Day next preceding such date, as appearing in any published list of any national securities exchange or the NASDAQ Stock Market or, if there is no such closing sale price of such Security, the final price for the purchase of such Security at face value quoted on such Business Day by a financial institution of recognized standing that regularly deals in Securities of such type selected by the Administrative Agent (at the direction of the Requisite Lenders).
     “Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.
     “Federal Reserve Board” means the Board of Governors of the Federal Reserve System, or any successor thereto.
     “Fee Letter” shall mean that certain fee letter, dated as of February 3, 2009, addressed to the Borrower from the Commitment Parties and accepted by the Borrower on February 3, 2009, with respect to certain fees to be paid from time to time to the Administrative Agent, the Lenders and the Commitment Parties.
     “Final Order” means an order of the Bankruptcy Court pursuant to section 364 of the Bankruptcy Code, approving this Agreement and the other Loan Documents and authorizing the incurrence by the Loan Parties of permanent post-petition secured and super-priority debtor-in-possession Indebtedness in accordance with this Agreement, and as to which no stay has been entered and which has not been reversed, modified, vacated or overturned, and which is in form and substance substantially the same as the Interim Order, with such modifications as are acceptable to the Administrative Agent and the Requisite Lenders.
     “Final Recognition Order” has the meaning specified in Section 3.2(d).
     “Financial Assets” has the meaning specified in Article 8 of the UCC.
     “Financial Statements” means the financial statements of the Borrower and its Subsidiaries delivered in accordance with Sections 4.4 and 6.1.
     “First Day Orders” means all orders entered by the Bankruptcy Court or the Canadian Court on the Petition Date or within five (5) Business Days of the Petition Date or based on motions filed on the Petition Date.
     “First Lien Indenture” means the Indenture, dated as of February 17, 2004 (as amended and restated as of May 6, 2005, and supplemented as of July 18, 2006), among the Borrower, as issuer, Pliant Corporation International, Pliant Film Products of Mexico, Inc., Pliant Packaging of Canada, LLC, Uniplast Holdings Inc., Uniplast U.S., Inc. and Uniplast Industries Co., as note guarantors, and Wilmington Trust Company, as trustee.
     “First Lien Secured Notes” means the notes issued under the First Lien Indenture.
     “First Lien Secured Notes First Priority Collateral” means the portion of the collateral securing the First Lien Secured Notes Liens in which the holders of the First Lien Secured Notes or the trustee under the First Lien Indenture have a first priority perfected security interest, which collateral is described on Schedule IVa hereto.
     “First Lien Secured Notes Liens” means the liens and security interests granted for the benefit of the holders of the First Lien Secured Notes under the First Lien Indenture and the collateral documents executed pursuant thereto.
     “First Lien Secured Notes Second Priority Collateral” means the collateral securing the First Lien Secured Notes Liens other than the First Lien Secured Notes First Priority Collateral, which collateral is described on Schedule IVb hereto.
     “Fiscal Quarter” means each of the three-month periods ending on March 31, June 30, September 30 and December 31.
     “Fiscal Year” means the twelve-month period ending on December 31.
     “Foreign Debt Draw” has the meaning specified in Section 2.1.
     “Foreign Debt Draw Conditions” has the meaning specified in Section 3.3.
     “Foreign Debt Draw Date” means the date of any Foreign Debt Draw.

     “Foreign Debt Draw Trigger Date” means the earlier of (i) the date that is forty-five (45) days after the Petition Date and (ii) the date that the Bankruptcy Court shall have entered the Final Order.
     “Foreign Debt Foreclosure Event” has the meaning specified in Section 7.14.
     “Foreign Debt Order” has the meaning specified in Section 3.3(e).
     “Foreign Debt Recognition Order” has the meaning specified in Section 3.3(e).
     “Foreign Subsidiary” means any Subsidiary of the Borrower, other than the Domestic Subsidiaries.
     “Fund” means any Person (other than a natural person) that is or will be engaged in making, purchasing, holding or otherwise investing in bank loans, commercial loans or similar extensions of credit in the ordinary course of its business.
     “GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board, or in such other statements by such other entity as may be in general use by significant segments of the accounting profession, that are applicable to the circumstances as of the date of determination.
     “General Intangible” has the meaning specified in Article 9 of the UCC.
     “Goods” has the meaning specified in Article 9 of the UCC.
     “Governmental Authority” means any nation, sovereign or government, any state, province or other political subdivision thereof and any entity or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any central bank or stock exchange.
     “Guaranteed Obligations” has the meaning specified in Section 10.1.
     “Guaranty” means the guaranty of the Obligations of the Borrower made by the Subsidiary Guarantors pursuant to Article X of this Agreement.
     “Guaranty Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of such Person with respect to any Indebtedness of another Person, if the purpose or intent of such Person in incurring the Guaranty Obligation is to provide assurance to the obligee of such Indebtedness that such Indebtedness will be paid or discharged, or that any agreement relating thereto will be complied with, or that any holder of such Indebtedness will be protected (in whole or in part) against loss in respect thereof, including (a) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of Indebtedness of another Person and (b) any liability of such Person for Indebtedness of another Person through any agreement (contingent or otherwise) (i) to purchase, repurchase or otherwise acquire such

Indebtedness or any security therefor, or to provide funds for the payment or discharge of such Indebtedness (whether in the form of a loan, advance, stock purchase, capital contribution or otherwise), (ii) to maintain the solvency or any balance sheet item, level of income or financial condition of another Person, (iii) to make take-or-pay or similar payments, if required, regardless of non-performance by any other party or parties to an agreement, (iv) to purchase, sell or lease (as lessor or lessee) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss, or (v) to supply funds to or in any other manner invest in such other Person (including to pay for property or services irrespective of whether such property is received or such services are rendered), if in the case of any agreement described under subclause (i), (ii), (iii), (iv) or (v) of clause (b) of this sentence the primary purpose or intent thereof is to provide assurance that Indebtedness of another Person will be paid or discharged, that any agreement relating thereto will be complied with or that any holder of such Indebtedness will be protected (in whole or in part) against loss in respect thereof. The amount of any Guaranty Obligation shall be equal to the amount of the Indebtedness so guaranteed or otherwise supported.
     “Hedging Contracts” means all Interest Rate Contracts, foreign exchange contracts, currency swap or option agreements, forward contracts, commodity swap, purchase or option agreements, other commodity price hedging arrangements, and all other similar agreements or arrangements designed to alter the risks of any Person arising from fluctuations in interest rates, currency values or commodity prices.
     “Indebtedness” means, with respect to any Person, without duplication (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments or that bear interest, (c) all reimbursement and all obligations with respect to letters of credit, bankers’ acceptances, surety bonds and performance bonds, whether or not matured, (d) all indebtedness of such Person for the deferred purchase price of property or services, other than trade payables incurred in the ordinary course of business that are not overdue, (e) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (f) all Capital Lease Obligations and Synthetic Lease Obligations, (g) all Guaranty Obligations of such Person, (h) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any Stock or Stock Equivalents of such Person, valued, in the case of redeemable preferred stock, at the greater of its voluntary liquidation preference and its involuntary liquidation preference plus accrued and unpaid dividends, (i) all payments that such Person would have to make in the event of an early termination on the date Indebtedness of such Person is being determined in respect of Hedging Contracts of such Person and (j) all Indebtedness of the type referred to above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including Accounts and General Intangibles) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.
     “Indemnified Matters” has the meaning specified in Section 13.4(a).

     “Indemnified Party” has the meaning specified in Section 13.4(a).
     “Information Officer” means the information officer appointed by the Canadian Court in connection with the CCAA Proceedings.
     “Information Officer Charge” has the meaning specified in Section 4.18(b)(iv).
     “Insolvency Proceeding” means in each case with respect to any Person or any property or Indebtedness of any Person, (a)(i) any voluntary or involuntary case or proceeding under any Bankruptcy Law or any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, (ii) any case or proceeding seeking receivership, liquidation, reorganization, winding up or other similar case or proceeding, (iii) any case or proceeding seeking arrangement, adjustment, protection, relief or composition of any debt and (iv) any case or proceeding seeking the entry of an order for relief or the appointment of a custodian, receiver, trustee, compulsory manager, administrator or other similar official, (b) any liquidation, dissolution, reorganization, debt moratorium, winding up, receivership, administration or scheme of arrangement, voluntary or involuntary and whether or not involving any Bankruptcy Law, (c) the enforcement of any Lien or other right in or to property securing indebtedness and (d) any general assignment for the benefit of creditors or any other marshalling of assets and liabilities.
     “Instrument” has the meaning specified in Article 9 of the UCC, other than instruments that constitute, or are a part of a group of writings that constitute, Chattel Paper.
     “Insurance” has the meaning specified in Article 9 of the UCC.
     “Intellectual Property” means, collectively, all rights, priorities and privileges of any Loan Party relating to intellectual property, whether arising under United States, Canadian, multinational or foreign laws or otherwise, including Copyrights, Copyright Licenses, Patents, Patent Licenses, Trademarks, Trademark Licenses, trade secrets and Internet domain names, and all rights to sue at law or in equity for any past, present or future infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom and all royalties and income associated therewith.
     “Intercreditor Agreement” means the Amended and Restated Intercreditor Agreement, dated as of February 17, 2004, among Deutsche Bank Trust Company Americas, as Credit Agent, Wells Fargo Bank, N.A., as successor to Wilmington Trust Company, as Second Priority Noteholder Agent and as 2004 Noteholder Agent, and the Borrower.
     “Interest Expense” means, for any Person for any period, (a) total interest expense of such Person and its Subsidiaries for such period determined on a consolidated basis in conformity with GAAP and including, in any event, interest capitalized during such period and net costs under Interest Rate Contracts for such period minus (b) the sum of (i) net gains of such Person and its Subsidiaries under Interest Rate Contracts for such period determined on a consolidated basis in conformity with GAAP plus (ii) any interest income of such Person and its Subsidiaries for such period determined on a consolidated basis in conformity with GAAP.
     “Interest Period” means, in the case of any Eurodollar Rate Loan, (a) initially, the period commencing on the date such Eurodollar Rate Loan is made or on the date of conversion of a

Base Rate Loan to such Eurodollar Rate Loan and ending one, two, three or six months thereafter, as selected by the Borrower in its Notice of Borrowing or Notice of Conversion or Continuation given to the Administrative Agent pursuant to Section 2.2 or 2.11, and (b) thereafter, if such Loan is continued, in whole or in part, as a Eurodollar Rate Loan pursuant to Section 2.11, a period commencing on the last day of the immediately preceding Interest Period therefor and ending one, two, three or six months thereafter, as selected by the Borrower in its Notice of Conversion or Continuation given to the Administrative Agent pursuant to Section 2.11; provided, however, that all of the foregoing provisions relating to Interest Periods in respect of Eurodollar Rate Loans are subject to the following:
          (a) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless the result of such extension would be to extend such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day;
          (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month;
          (c) the Borrower may not select any Interest Period that ends after the Scheduled Termination Date;
          (d) the Borrower may not select any Interest Period in respect of Loans having an aggregate principal amount of less than $5,000,000; and
          (e) there shall be outstanding at any one time no more than five (5) Interest Periods in the aggregate.
     “Interest Rate Contracts” means all interest rate swap agreements, interest rate cap agreements, interest rate collar agreements and interest rate insurance.
     “Interim Order” means that certain order issued by the Bankruptcy Court in substantially the form of Exhibit E-1 and otherwise in form and substance satisfactory to the Lenders.
     “Inventory” has the meaning specified in Section 9-102(a)(48) of the UCC, wherever located.
     “Investment” means, with respect to any Person, (a) any purchase or other acquisition by such Person of (i) any Security issued by, (ii) a beneficial interest in any Security issued by, or (iii) any other equity ownership interest in, any other Person, (b) any purchase by such Person of all or a significant part of the assets of a business conducted by any other Person, or all or substantially all of the assets constituting the business of a division, branch or other unit operation of any other Person, (c) any loan, advance (other than deposits with financial institutions available for withdrawal on demand, prepaid expenses, accounts receivable and similar items made or incurred in the ordinary course of business as presently conducted), or capital contribution by such Person to any other Person, including all Indebtedness of any other Person to such Person arising from a sale of property by such Person other than in the ordinary course of its business and (d) any Guaranty Obligation incurred by such Person in respect of Indebtedness of any other Person.
     “Investment Property” means, with respect to any Loan Party, any and all “investment property”, as such term is defined in Article 9 of the UCC, of such Loan Party, wherever located.
     “IRS” means the Internal Revenue Service of the United States or any successor thereto.
     “Leases” means, with respect to any Person, all of those leasehold estates in real property of such Person, as lessee, as the same may be amended, supplemented or otherwise modified from time to time.
     “Lender” means each financial institution or other entity that (a) is listed on the signature pages hereof as a “Lender” or (b) from time to time becomes a party hereto as a Lender by execution of an Assignment and Acceptance.
     “Letter of Credit Rights” has the meaning specified in Article 9 of the UCC.
     “Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, lien (statutory or other), security interest or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever intended to assure payment of any Indebtedness or other obligation, including any conditional sale or other title retention agreement, the interest of a lessor under a Capital Lease and any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction naming the owner of the asset to which such Lien relates as debtor.
     “LLC” means any limited liability company in which any Loan Party has an interest.
     “LLC Agreement” means the limited liability company agreement or such analogous agreement governing the operation of any LLC.
     “Loan” has the meaning specified in Section 2.1.
     “Loan Documents” means, collectively, this Agreement (including the Guaranty), the Notes (if any), the Fee Letter, each Hedging Contract to which a Loan Party and a Lender or an Affiliate of a Lender is a party, the Canadian Pledge Agreement, the Canadian Security Agreement, the Domestic IP Agreements, the Lock-Up Agreement and each agreement, instrument or other document which creates or perfects a security interest in any Collateral and each certificate, agreement or document executed by a Loan Party and delivered to the Administrative Agent or any Lender in connection with or pursuant to any of the foregoing.
     “Loan Party” means the Borrower, each Subsidiary Guarantor and each other Subsidiary of the Borrower that executes and delivers a Loan Document.
     “Lock-Up Agreement” means the Restructuring & Lockup Agreement, dated as of February 10, 2009, among the Borrower (including its Subsidiaries and their respective successors and assigns) and the holders of claims against the Borrower signatory thereto.

     “Management Equity Incentive Plan” has the meaning specified in Section 8.22.
     “Margin Stock” means margin stock within the meaning of Regulation U of the Federal Reserve Board.
     “Material Adverse Change” means a material adverse change in any of (a) the business, assets, operations, performance, properties, condition (financial or otherwise), contingent liabilities, prospects or material agreements of the Borrower and its Subsidiaries, individually, and the Borrower and its Subsidiaries, taken as a whole, since December 31, 2007 (other than publicly disclosed (or disclosed to the Lenders in writing pursuant to applicable confidentiality agreements) events leading up to the commencement of the Case, the continuation of the Case and the consequences that would normally result therefrom), (b) the legality, validity or enforceability of any Loan Document or the Orders, (c) the ability of the Borrower or the other Loan Parties to perform their respective obligations under the Loan Documents, (d) the value of the Collateral (except, solely with respect to this clause (d), a decline in the value of the Collateral to the extent resulting solely from a downward fluctuation in resin pricing), (e) the perfection or priority of the Liens granted pursuant to the Loan Documents or the Orders, or (f) the rights and remedies of the Administrative Agent or the other Secured Parties under, or the ability of the Administrative Agent or the other Secured Parties to enforce, the Loan Documents or the Orders.
     “Material Adverse Effect” means an effect that results in or causes, or could reasonably be expected to result in or cause, a Material Adverse Change.
     “Material Intellectual Property” means Intellectual Property owned by or licensed to a Loan Party which is material to the business, assets, operations, performance, properties, condition (financial or otherwise) or prospects of such Loan Party.
     “Money” has the meaning specified in Article 1 of the UCC.
     “Moody’s” means Moody’s Investors Services, Inc. and its successors.
     “Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which the Borrower, any of its Subsidiaries or any ERISA Affiliate has any obligation or liability, contingent or otherwise.
     “Net Cash Proceeds” means proceeds received by the Borrower or any of its Subsidiaries after the Closing Date in cash or Cash Equivalents from any (a) Asset Sale, other than an Asset Sale permitted under clauses (a) through (d), inclusive, of Section 8.4, net of (i) the reasonable cash costs of sale, assignment or other disposition, (ii) taxes paid or payable as a result thereof and (iii) any amount required by the Bankruptcy Court or the Canadian Court to be paid or prepaid on Indebtedness (other than the Obligations) secured by a perfected and unavoidable lien on the assets subject to such Asset Sale; provided, however, that the evidence of each of (i), (ii) and (iii) are provided to the Administrative Agent in form and substance satisfactory to the Requisite Lenders; (b) Property Loss Event (net of any expenses of the type described in clause (a)(iii) above, if any); (c) (i) Equity Issuance (other than any such issuance of common Stock of the Borrower or any of its Subsidiaries occurring in the ordinary course of business to any director, member of the management or employee of the Borrower or its Subsidiaries or to any

Affiliate of the Borrower that is not a Subsidiary of the Borrower) or (ii) the incurrence of Indebtedness, other than the incurrence of Indebtedness permitted under Section 8.1, in each case net of brokers’ and advisors’ fees and other costs actually incurred in connection with such transaction; provided, however, that in the case of this clause (c), evidence of such costs is provided to the Administrative Agent in form and substance satisfactory to the Requisite Lenders.
     “Non-Funding Lender” has the meaning specified in Section 2.2(d).
     “Non-U.S. Lender” means each Lender that is not a United States person as defined in Section 7701(a)(30) of the Code.
     “Note” means a promissory note of the Borrower payable to the order of any Lender in a principal amount equal to the amount of such Lender’s Commitment evidencing the aggregate Indebtedness of the Borrower to such Lender resulting from the Loans owing to such Lender.
     “Notice of Borrowing” has the meaning specified in Section 2.2(a).
     “Notice of Conversion or Continuation” has the meaning specified in Section 2.11.
     “Obligations” means the Loans and all other amounts, obligations, covenants and duties owing by the Loan Parties to the Administrative Agent, any Lender, any Affiliate of any of them, any Indemnified Party or any other Secured Party, of every type and description (whether by reason of an extension of credit, Protective Advance, loan, guaranty, indemnification, foreign exchange or currency swap transaction, interest rate hedging transaction or otherwise), present or future, arising under this Agreement, any other Loan Document or the Orders, any Hedging Contract that is a Loan Document, any agreement for cash management services entered into in connection with this Agreement or any other Loan Document or the Orders, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired and whether or not evidenced by any note, guaranty or other instrument or for the payment of money, including all cash management and other fees, interest, charges, expenses, fees, attorneys’ fees and disbursements and other sums chargeable to the Loan Parties under this Agreement, any other Loan Document or the Orders, any Hedging Contract that is a Loan Document or any agreement for cash management services entered into in connection with this Agreement or any other Loan Document or the Orders.
     “Orders” means the Interim Order, the Recognition Orders, the Final Order, the Foreign Debt Order, the Foreign Debt Recognition Order and the Final Recognition Order, collectively.
     “Original Currency” has the meaning specified in Section 13.12(d).
     “Other Currency” has the meaning specified in Section 13.12(d).
     “Partnership” means any Person classified as a partnership for U.S. federal income tax purposes in which any Loan Party has an interest.

     “Partnership Agreement” means the partnership agreement of any Partnership or such analogous agreement governing the operation of any Partnership.
     “Patent License” means all agreements, whether written or oral, providing for the grant by or to any Loan Party of any right to manufacture, use, import, sell or offer for sale any invention covered in whole or in part by a Patent.
     “Patents” means (a) all letters patent of the United States, any other country or any political subdivision thereof and all reissues and extensions thereof, (b) all applications for letters patent of the United States or any other country and all divisions, continuations and continuations-in-part thereof, and (c) all rights to obtain any reissues or extensions of the foregoing.
     “Payment Intangible” has the meaning specified in Section 9-102(a)(61) of the UCC.
     “PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.
     “Perfection Certificate” means a certificate from a Responsible Officer of the Borrower, substantially in the form of Exhibit G.
     “Permit” means any permit, approval, authorization, license, variance or permission required from a Governmental Authority under an applicable Requirement of Law.
     “Permitted Prepetition Claim Payment” means a payment (as adequate protection or otherwise) that is made by a Loan Party on account of any Claim arising or deemed to have arisen prior to the Petition Date, which is made pursuant to authority granted by First Day Orders of the Bankruptcy Court and, with respect to a payment by Canadian Debtor, the Canadian Court, which First Day Orders are in full force and effect, as to which no stay has been entered and which have not been reversed, amended, modified, vacated or overturned; provided, that no such payment shall be made after the occurrence and during the continuance of a Default or an Event of Default.
     “Person” means an individual, partnership, corporation (including a business trust), joint stock company, estate, trust, limited liability company, unincorporated association, joint venture or other entity, or a Governmental Authority.
     “Petition Date” has the meaning specified in the recitals to this Agreement.
     “Plan” means the plan of reorganization of the Borrower and its Subsidiaries.
     “Pledge Amendment” has the meaning specified in Section 11.4(h).
     “Pledged Collateral” means, collectively, the Pledged Notes, the Pledged Stock, the Pledged Partnership Interests, the Pledged LLC Interests, any other Investment Property of any Loan Party, all certificates or other instruments representing any of the foregoing, all Security Entitlements of any Loan Party in respect of any of the foregoing, all dividends, interest distributions, cash, warrants, rights, instruments and other property or Proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the foregoing. Pledged Collateral may be General Intangibles or Investment Property.
     “Pledged LLC Interests” means all of any Loan Party’s right, title and interest as a member of any LLC and all of such Loan Party’s right, title and interest in, to and under any LLC Agreement to which it is a party.
     “Pledged Notes” means all right, title and interest of any Loan Party, in the Instruments evidencing all Indebtedness owed to such Loan Party, including all Indebtedness described on Schedule 4.21, issued by the obligors named therein, and all interest, cash, Instruments and other property or Proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such Indebtedness.
     “Pledged Partnership Interests” means all of any Loan Party’s right, title and interest as a limited and/or general partner in all Partnerships and all of such Loan Party’s right, title and interest in, to and under any Partnership Agreements to which it is a party.
     “Pledged Stock” means the Stock owned by each Loan Party, including all shares of Stock listed on Schedule 4.21; provided, however, that the Stock of Uniplast Industries shall not be pledged under this Agreement but shall be pledged under the Canadian Pledge Agreement.
     “Pliant Packaging” means Pliant Packaging of Canada, LLC, a Utah limited liability company.
     “Pliant Toronto” means Pliant Corporation of Canada Ltd., a company organized under the laws of Ontario.
     “PPSA” means the Personal Property Security Act of the Province of Ontario, as such legislation may be amended, renamed or replaced from time to time, and includes all regulations made thereunder from time to time, and any other personal property security legislation of like effect applicable in any jurisdiction in Canada to the personal property of any Loan Party.
     “Prepetition Agent” means any agent for the Prepetition Secured Facilities.
     “Prepetition Collateral” means the collateral (including cash collateral) securing the Prepetition Secured Facilities (other than the Prepetition Fixed Asset Facility and the Second Lien Secured Notes).
     “Prepetition Fixed Asset Facility” means the Fixed Asset Credit Agreement, dated as of July 18, 2006, by and among Pliant Corporation Pty. Ltd., Pliant Corporation of Canada Ltd., Pliant Film Productions GmbH and Aspen Industrial, S.A. de C.V., as borrowers, the other financial institutions and other entities party thereto as lenders, Merrill Lynch Bank USA, as administrative agent, and Merrill Lynch Commercial Finance Corp., as sole lead arranger and book manager.
     “Prepetition Fixed Asset Lenders” has the meaning specified in Section 3.3(c).

     “Prepetition Foreign Working Capital Lenders” has the meaning specified in Section 3.3(a).
     “Prepetition Secured Facilities” means the Prepetition Working Capital Facility, the Prepetition Fixed Asset Facility, the First Lien Secured Notes and the Second Lien Secured Notes.
     “Prepetition Secured Facilities Documents” means the Prepetition Working Capital Facility, the Prepetition Fixed Asset Facility, the First Lien Secured Notes, the Second Lien Secured Notes and each certificate, agreement (including, without limitation, all credit or loan agreements, indentures, security agreements, pledge agreements, mortgages and intercreditor agreements) or document executed and delivered by a Loan Party or a Subsidiary or Affiliate thereof in connection with or pursuant to any of the foregoing.
     “Prepetition Secured Facilities Obligations” means all obligations owing by Borrower and its Subsidiaries under or in respect of the Prepetition Secured Facilities Documents, including the loans, all contingent and reimbursement obligations in respect of letters of credit and all other amounts, obligations, covenants and duties owing by Borrower or any of its Subsidiaries party thereto to the administrative agent, any lender, any letter of credit issuer, any affiliate of any of them or any indemnitee, of every type and description (whether by reason of an extension of credit, opening or amendment of a letter of credit or payment of any draft drawn thereunder, loan, guaranty, indemnification, or otherwise), present or future, arising under the Prepetition Secured Facilities, any other Prepetition Secured Facilities Documents, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired and whether or not evidenced by any note, guaranty or other instrument or for the payment of money, and includes all letter of credit, cash management and other fees; interest, charges, expenses, fees, attorneys’ fees and disbursements and other sums chargeable to Borrower or any of its Subsidiaries party thereto under the Prepetition Secured Facilities, any other Prepetition Secured Facilities Documents, or any agreement for cash management services entered into in connection with the Prepetition Secured Facilities or any other Prepetition Secured Facilities Documents and all obligations of Borrower or any of its Subsidiaries party thereto to cash collateralize all contingent and reimbursement obligations in respect of letters of credit issued pursuant to the Prepetition Secured Facilities Documents.
     “Prepetition Secured Lenders” means the lenders party to the Prepetition Secured Facilities.
     “Prepetition Working Capital Facility” means the Working Capital Credit Agreement, dated as of July 18, 2006, by and among the Borrower, as borrower, the Subsidiaries of the Borrower named therein, Merrill Lynch Bank USA, as administrative agent, the other financial institutions and other entities party thereto as lenders, Merrill Lynch Commercial Finance Corp., as sole lead arranger and book manager, as amended.
     “Prepetition Working Capital Facility Collateral” means the collateral securing the Prepetition Working Capital Facility in which the lenders thereunder have a security interest, which collateral is described on Schedule IIIa and Schedule IIIb hereto.

     “Prepetition Working Capital Facility First Lien Collateral” means the portion of the collateral securing the Prepetition Working Capital Facility in which the lenders thereunder have a first priority perfected security interest by virtue of the Intercreditor Agreement, which collateral is described on Schedule IIIa hereto.
     “Prepetition Working Capital Facility Second Lien Collateral” means Prepetition Working Capital Facility Collateral other than the Prepetition Working Capital Facility First Lien Collateral, which collateral is described on Schedule IIIb hereto.
     “Prepetition Working Capital Lenders” means the lenders party to the Prepetition Working Capital Facility.
     “Prepetition Working Capital Liens” means the liens and security interests granted for the benefit of the Prepetition Working Capital Lenders under the Prepetition Working Capital Facility and the collateral documents executed pursuant thereto.
     “Proceeds” means any and all “proceeds”, as such term is defined in Section 9-102(a)(64) of the UCC.
     “Projections” means those financial projections, including income statement, balance sheet and cash flow statement, each in form and substance consistent with the Borrower’s internal financial statements dated February 10, 2009 covering Fiscal Year 2009, presented on a monthly basis, to be delivered to the Lenders by the Borrower.
     “Property Loss Event” means any loss of or damage to property of the Borrower or any of its Subsidiaries that results in the receipt by such Person of proceeds of insurance in excess of $1,000,000 or any taking of property of the Borrower or any of its Subsidiaries that results in the receipt by such Person of a compensation payment in respect thereof.
     “Protective Advances” means all expenses, disbursements and advances incurred by the Administrative Agent or the Lenders pursuant to the Loan Documents and the Orders after the occurrence and during the continuance of an Event of Default that the Administrative Agent, for itself or as directed by the Requisite Lenders, in their sole discretion, deems necessary or desirable to preserve or protect the Collateral or any portion thereof or to enhance the likelihood or maximize the amount of repayment of the Obligations.
     “PUHCA” means the Public Utility Holding Company Act of 2005, enacted as part of the Energy Policy Act of 2005, Pub. L. No. 109-58 as codified at Sections 1261 et seq., and the regulations adopted thereunder, as amended.
     “Purchasing Lender” has the meaning specified in Section 13.7(a).
     “Ratable Portion” or “ratably” means, with respect to any Lender, (a) on or before the last day of the Availability Period, the percentage obtained by dividing (x) the Commitment of such Lender by (y) the aggregate Commitments of all Lenders and (b) after the last day of the Availability Period, the percentage obtained by dividing the aggregate outstanding principal amount of Loans owing to such Lender by the aggregate outstanding principal amount of Loans owing to all Lenders.

     “Real Property” means, with respect to any Person, all of those plots, pieces or parcels of land now owned, leased or hereafter acquired or leased by such Person (the “Land”), together with the right, title and interest of such Person, if any, in and to the streets, the land lying in the bed of any streets, roads or avenues, opened or proposed, in front of, the air space and development rights pertaining to the Land and the right to use such air space and development rights, all rights of way, privileges, liberties, tenements, hereditaments and appurtenances belonging or in any way appertaining thereto, all fixtures, all easements now or hereafter benefiting the Land and all royalties and rights appertaining to the use and enjoyment of the Land, including all alley, vault, drainage, mineral, water, oil and gas rights, together with all of the buildings and other improvements now or hereafter erected on the Land, and any fixtures appurtenant thereto.
     “Recognition Orders” means that certain order issued by the Canadian Court on the Petition Date in substantially the form of Exhibit E-2 and otherwise in form and substance satisfactory to the Lenders as to which no stay has been entered and which has not been reversed, modified, vacated or overturned and that certain order issued and entered by the Canadian Court within three (3) days of the Petition Date in substantially the form of Exhibit E-3 and otherwise in form and substance satisfactory to the Lenders.
     “Records” has the meaning specified in Article 9 of the UCC.
     “Register” has the meaning specified in Section 13.2(c).
     “Reinvestment Event” means a Property Loss Event occurring before the Termination Date, to the extent that (i) the Administrative Agent shall have received, within five (5) Business Days of the receipt by a Loan Party of insurance proceeds or other compensation in respect of such Property Loss Event, a certificate of a Responsible Officer of the Borrower certifying the intent of the Borrower to apply Net Cash Proceeds received in connection with such Property Loss Event to repair or replace the damaged or taken property within 180 days of the receipt of such Net Cash Proceeds, (ii) such Net Cash Proceeds are actually used to repair or replace the damaged or taken property within 180 days of the receipt of such Net Cash Proceeds, and (iii) pending application of such proceeds, the Borrower has paid the same to the Administrative Agent to be held in a Cash Collateral Account designated by the Administrative Agent.
     “Reinvestment Notice” means a certificate of Responsible Office of the Borrower described in clause (i) of the definition of Reinvestment Event.
     “Release” means, with respect to any Person, any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration, in each case, of any Contaminant into the indoor or outdoor environment or into or out of any property owned, leased or operated by such Person, including the movement of Contaminants through or in the air, soil, surface water, ground water or property.
     “Remedial Action” means all actions required to (a) clean up, remove, treat or in any other way address any Contaminant in the indoor or outdoor environment, (b) prevent the Release or threat of Release or minimize the further Release so that a Contaminant does not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment or (c) perform pre-remedial studies and investigations and post-remedial monitoring and care.
     “Requirement of Law” means, with respect to any Person, the common law and all U.S. federal, Canadian federal, state, provincial, municipal, local and foreign laws, treaties, rules and regulations, orders, judgments, decrees, permits and other legal requirements or determinations of any Governmental Authority or arbitrator, applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
     “Requisite Lenders” means, collectively, (a) on or before the last day of the Availability Period, Lenders (other than the Excluded Lenders) having more than sixty-six and two-thirds percent (66 2/3%) of the aggregate amount of the Commitments of all Lenders (other than the Excluded Lenders) or (b) after the last day of the Availability Period, Lenders (other than the Excluded Lenders) having more than sixty-six and two-thirds percent (66 2/3%) of aggregate outstanding principal amount of the Loans of all Lenders (other than the Excluded Lenders); provided that, for the avoidance of doubt, any Excluded Lender shall not be entitled to vote on any matters arising hereunder, and the portion of its Commitment and the Loans held by any such Excluded Lender shall be disregarded in determining whether the Requisite Lenders have approved or consented to any matters hereunder, including, without limitation, any matters requiring the approval or consent of the Requisite Lenders or unanimous consent of the Lenders.
     “Responsible Financial Officer” means the chief financial officer, treasurer or controller of the Borrower.
     “Responsible Officer” means, with respect to any Person, any of the principal executive officers, managing members or general partners of such Person.
     “Restricted Payment” means (a) any dividend, distribution or any other payment, direct or indirect, on account of any Stock or Stock Equivalent of the Borrower or any of its Subsidiaries now or hereafter outstanding, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Stock or Stock Equivalent of the Borrower or any of its Subsidiaries now or hereafter outstanding and (c) any payment or prepayment of principal, premium (if any), interest, fees (including fees to obtain any waiver or consent in connection with any Security) or other charges on, or redemption, purchase, retirement, defeasance, sinking fund or similar payment with respect to, any Indebtedness of the Borrower or any of its Subsidiaries or any other Loan Party, other than any required redemptions, retirement, purchases or other payments, in each case to the extent required to be made by the terms of such Indebtedness after giving effect to any applicable subordination provisions.
     “S&P” means Standard & Poor’s Rating Services and its successors.
     “Sale/Leaseback Transaction” shall mean any lease, whether an operating lease or a capital lease, whereby the Borrower or any of its Subsidiaries, directly or indirectly, becomes or remains liable as lessee or as guarantor or other surety, of any property whether now owned or hereafter acquired, (a) that the Borrower or any of its Subsidiaries, as the case may be, has sold or transferred or is to sell or transfer to any other Person (other than the Borrower or any of its

Subsidiaries), or (b) that is acquired by any other Person, as part of a financing transaction to which the Borrower or any of its Subsidiaries is a party, in contemplation of leasing such property to the Borrower or any of its Subsidiaries, as the case may be.
     “Scheduled Termination Date” means the date occurring nine (9) calendar months after the Closing Date or, if the Plan, in form and substance satisfactory to the Lenders, has been confirmed pursuant to an order entered by the Bankruptcy Court and recognized by the Canadian Court, the date occurring ten (10) calendar months after the Closing Date.
     “Second Lien Indenture” means the Indenture, dated as of May 30, 2003, among the Borrower, as issuer, Pliant Corporation International, Pliant Film Products of Mexico, Inc., Pliant Solutions Corporation, Pliant Packaging of Canada, LLC, Uniplast Holdings Inc., Uniplast U.S., Inc., Pierson Industries, Inc., Turex, Inc. and Uniplast Midwest, Inc., as note guarantors, and Wells Fargo Bank, N.A., as successor to Wilmington Trust Company, as trustee.
     “Second Lien Secured Notes” means the notes issued under the Second Lien Indenture.
     “Second Lien Secured Notes Collateral” means the collateral securing the Second Lien Secured Notes Liens, which collateral is described on Schedule V hereto.
     “Second Lien Secured Notes Liens” means the liens and security interests granted for the benefit of the holders of the Second Lien Secured Notes under the Second Lien Indenture.
     “Secured Parties” means the Lenders, the Administrative Agent, each of their respective successors and assigns, and any other holder of any of the Obligations or of any other obligations under the Loan Documents or the Orders, including the beneficiaries of each indemnification obligation undertaken by the Loan Parties.
     “Securities Account” has the meaning specified in Article 8 of the UCC.
     “Securities Intermediary” has the meaning specified in Article 8 of the UCC.
     “Security” means any Stock, Stock Equivalent, voting trust certificate, bond, debenture, note or other evidence of Indebtedness, whether secured, unsecured, convertible or subordinated, or any certificate of interest, share or participation in, or any temporary or interim certificate for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing, but shall not include any evidence of the Obligations.
     “Security Entitlement” means any “security entitlement” as specified in Article 8 of the UCC.
     “Selling Lender” has the meaning specified in Section 13.7(a).
     “Specified Foreign Debt Obligations” has the meaning specified in Section 4.12.
     “Specified Vendors” means the Borrower’s critical vendors (as such term is customarily used).

     “Stock” means shares of capital stock (whether denominated as common stock or preferred stock), beneficial, partnership or membership interests, participations, equity interests or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company, unlimited liability company, or equivalent entity, whether voting or non-voting.
     “Stock Equivalents” means all securities convertible into or exchangeable for Stock and all warrants, options or other rights to purchase or subscribe for any Stock, whether or not presently convertible, exchangeable or exercisable.
     “Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company or other business entity of which an aggregate of greater than 50% of the outstanding Voting Stock is, at the time, directly or indirectly, owned or controlled by such Person or one or more Subsidiaries of such Person.
     “Subsidiary Guarantor” means each Subsidiary of the Borrower party to this Agreement.
     “Success Bonus Plan” has the meaning specified in Section 8.22.
     “Supporting Obligations” has the meaning specified in Article 9 of the UCC.
     “Synthetic Lease” means, as to any Person, any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) (i) that is not a capital lease in accordance with GAAP and (ii) in respect of which the lessee retains or obtains ownership of the property so leased for federal income tax purposes, other than any lease under which the Person is a lessor.
     “Synthetic Lease Obligations” means, as to any Person, the obligations of such Person under any Synthetic Lease.
     “Tax Affiliate” means, with respect to any Person, (a) any Subsidiary of such Person, and (b) any Affiliate of such Person with which such Person files or is eligible to file consolidated, combined or unitary tax returns.
     “Tax Return” has the meaning specified in Section 4.7(a).
     “Taxes” has the meaning specified in Section 2.16(a).
     “Termination Date” shall mean the earliest of (a) the Scheduled Termination Date, (b) the Effective Date, (c) if the Final Order has not been entered, the date that is forty-five (45) days after the Petition Date, (d) the date of termination of the Commitments pursuant to Section 2.5 or 9.2, and (e) the date on which the Obligations become due and payable pursuant to Section 9.2.
     “Title IV Plan” means a pension plan, other than a Multiemployer Plan, which is covered by Title IV of ERISA to which the Borrower or any of its Subsidiaries or any ERISA Affiliate has any obligation or liability (contingent or otherwise).

     “Trademark License” means any agreement, whether written or oral, providing for the grant by or to any Loan Party of any right to use any Trademark.
     “Trademarks” means (a) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers, and all goodwill associated therewith, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, or otherwise, and all common-law rights related thereto, and (b) the right to obtain all renewals thereof.
     “UCC” means, at any time, the Uniform Commercial Code in effect in the State of New York at such time.
     “Unencumbered Stock” means all Pledged Stock other than Pledged Stock that constitutes Prepetition Working Capital Facility First Lien Collateral that was subject to a valid perfected security interest in favor of the Prepetition Working Capital Lenders prior to the Petition Date, without giving effect to the Intercreditor Agreement.
     “Uniplast Industries” means Uniplast Industries Co., an unlimited liability company organized under the laws of Nova Scotia.
     “U.S.” and “United States” means the United States of America.
     “U.S. Trustee” means the United States Trustee for the District of Delaware.
     “Vehicles” means all vehicles covered by a certificate of title law of any state.
     “Voting Stock” means Stock of any Person having ordinary power to vote in the election of members of the board of directors, managers, trustees or other controlling Persons, of such Person (irrespective of whether, at the time, Stock of any other class or classes of such entity shall have or might have voting power by reason of the happening of any contingency).
     “Withholding Taxes” has the meaning specified in Section 2.16(a).
     Section 1.2 Computation of Time Periods. In this Agreement, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding” and the word “through” means "to and including.”
     Section 1.3 Accounting Terms and Principles.
          (a) Except as set forth below, all accounting terms not specifically defined herein shall be construed in conformity with GAAP and all accounting determinations required to be made pursuant hereto (including for purpose of measuring compliance with Article V) shall, unless expressly otherwise provided herein, be made in conformity with GAAP.

          (b) If any change in the accounting principles used in the preparation of the most recent Financial Statements referred to in Section 6.1 is hereafter required or permitted by the rules, regulations, pronouncements and opinions of the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or any successors thereto) and such change is adopted by the Borrower with the agreement of the Borrower’s Accountants and results in a change in any of the calculations required by Article V or Article VIII that would not have resulted had such accounting change not occurred, the parties hereto agree to enter into negotiations in order to amend such provisions so as to equitably reflect such change such that the criteria for evaluating compliance with such covenants by the Borrower shall be the same after such change as if such change had not been made; provided, however, that no change in GAAP that would affect a calculation that measures compliance with any covenant contained in Article V or Article VIII shall be given effect until such provisions are amended to reflect such changes in GAAP.
     Section 1.4 Certain Terms.
          (a) The words “herein”, “hereof”, “hereto” and “hereunder” and similar words refer to this Agreement as a whole, and not to any particular Article, Section, subsection or clause in this Agreement.
          (b) Unless otherwise expressly indicated herein, (i) references in this Agreement to an Exhibit, Schedule, Article, Section, clause, or sub-clause refer to the appropriate Exhibit or Schedule to, or Article, Section, clause or sub-clause in this Agreement and (ii) the words “above” and “below”, when following a reference to a clause or a sub-clause of any Loan Document, refer to a clause or a sub-clause within, respectively, the same section or clause.
          (c) Each agreement defined in this Article I shall include all appendices, exhibits and schedules thereto. Unless the prior written consent of the Requisite Lenders is required hereunder for an amendment, restatement, supplement or other modification to any such agreement and such consent is not obtained, references in this Agreement to such agreement shall be to such agreement as so amended, restated, supplemented or modified.
          (d) References in this Agreement to any statute shall be to such statute as amended or modified from time to time and to any successor legislation thereto, in each case as in effect at the time any such reference is operative.
          (e) The term “including” when used in any Loan Document means “including without limitation”, except when used in the computation of time periods.
          (f) The terms “Lender”, and “Administrative Agent” include their respective successors and permitted assigns.
          (g) Upon the appointment of any successor Administrative Agent pursuant to Section 12.6, references to The Bank of New York Mellon in Section 12.3 shall be deemed to refer to the financial institution then acting as the Administrative Agent or one of its Affiliates if it so designates.

          (h) Terms not otherwise defined herein and defined in the UCC are used herein with the meanings specified in the UCC.
ARTICLE II
THE FACILITY
     Section 2.1 The Commitments. Subject to the terms and conditions set forth in this Agreement, each Lender severally agrees to make loans (the “Loans” and individually, a “Loan”) to the Borrower as follows: (i) an initial Borrowing on the Closing Date in the aggregate principal amount of $25,000,000; (ii) up to three (3) additional Borrowings on or after the date that the Bankruptcy Court shall have entered the Final Order during the Availability Period in an aggregate principal amount for such three (3) drawings not to exceed $25,000,000; and (iii) a Borrowing (the "Foreign Debt Draw”) on or after the date the Bankruptcy Court shall have entered the Foreign Debt Order and the Canadian Court shall have entered the Foreign Debt Recognition Order during the Availability Period, in an aggregate principal amount not to exceed $25,000,000; provided, however, that the Loans shall not exceed, for any Lender, in aggregate principal amount, the amount which equals the Commitment of such Lender. Proceeds of the Loans shall be used solely for the purposes set forth in Section 4.12. Once repaid, in whole or in part, at maturity or by prepayment, Loans made hereunder may not be reborrowed in whole or in part. The Borrower shall be required to request the Foreign Debt Draw under the circumstances described in Section 7.14, and may request the Foreign Debt Draw at any time, in each case during the Availability Period on or after the date the Bankruptcy Court shall have entered the Foreign Debt Order and the Canadian Court shall have entered the Foreign Debt Recognition Order; provided that, for the avoidance of doubt, the Lenders shall not be required to fund the Foreign Debt Draw unless the Foreign Debt Draw Conditions and the other conditions set forth herein (including Sections 3.1, 3.2 and 3.3) are satisfied on or before the Foreign Debt Draw Date.
     Section 2.2 Borrowing Procedures.
          (a) Each Borrowing shall be made on notice given by the Borrower to the Administrative Agent not later than 11:00 A.M. (New York City time) one (1) Business Day prior to the Closing Date, in the case of the initial Borrowing, and five (5) Business Days prior to the date of the proposed Borrowing, in the case of any Borrowing after the Closing Date. Each such notice shall be in substantially the form of Exhibit H (a “Notice of Borrowing”), specifying (A) the date of such proposed Borrowing (which must be during the Availability Period), (B) the aggregate amount of such proposed Borrowing, (C) whether any portion of the proposed Borrowing will be of Base Rate Loans or Eurodollar Rate Loans; provided, that, Borrowings on the Closing Date shall consist entirely of Base Rate Loans, (D) the initial Interest Period or Interest Periods for any such Eurodollar Rate Loans, and (E) the Commitment (after giving effect to the proposed Borrowing). The Loans shall be made as Base Rate Loans unless (subject to Section 2.14) the Notice of Borrowing specifies that all or a portion thereof shall be Eurodollar Rate Loans. Each Borrowing shall be in an aggregate amount of not less than $5,000,000 or an integral multiple of $1,000,000 in excess thereof; provided that the initial Borrowing shall be in an aggregate amount of $25,000,000.

          (b) The Administrative Agent shall give to each Lender prompt notice of the Administrative Agent’s receipt of a Notice of Borrowing and, if Eurodollar Rate Loans are properly requested in such Notice of Borrowing, the applicable interest rate determined pursuant to Section 2.14(a). Each Lender shall, before 4:00 P.M. (New York City time) on the date of the proposed Borrowing, make available to the Administrative Agent at its address referred to in Section 13.8, in immediately available funds, such Lender’s Ratable Portion of such proposed Borrowing. After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Sections 3.1, 3.2 and 3.3, the Administrative Agent will make such funds available to the Borrower.
          (c) Unless the Administrative Agent shall have received notice from a Lender prior to the date of any proposed Borrowing that such Lender will not make available to the Administrative Agent such Lender’s Ratable Portion of such Borrowing, the Administrative Agent may assume that such Lender has made such Ratable Portion available to the Administrative Agent on the date of such Borrowing in accordance with this Section 2.2 and the Administrative Agent may, but is not obligated to, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such Ratable Portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of the Borrower, the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Rate for the first Business Day and thereafter at the interest rate applicable at the time to the Loans comprising such Borrowing. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement. If the Borrower shall repay to the Administrative Agent such corresponding amount, such payment shall not relieve such Lender of any obligation it may have hereunder to the Borrower.
          (d) The failure of any Lender to make the Loan or any payment required by it on the date specified (a “Non-Funding Lender”) shall not relieve any other Lender of its obligations to make such Loan or payment on such date but no such other Lender shall be responsible for the failure of any Non-Funding Lender to make a Loan or payment required under this Agreement.
     Section 2.3 Protective Advances. In managing, supervising and otherwise dealing with the Collateral, the Administrative Agent may, but has no obligation to, or if directed by and prefunded by the Requisite Lenders shall, make Protective Advances in an aggregate amount not to exceed the lesser of $5,000,000 and the aggregate amount of the Commitment available to be drawn on the date that the Protective Advance is made.
     Section 2.4 Prepayment Premium. In the event that the Loans are prepaid in full on any date occurring thirty (30) or more days prior to the Scheduled Termination Date, other than pursuant to the Plan, or the Board of Directors of the Borrower approves or the Borrower enters into a transaction or a series of transactions pursuant to which, or in connection with which, the Loans would be prepaid in full on any date occurring thirty (30) or more days prior to the

Scheduled Termination Date, other than pursuant to the Plan, the Borrower shall pay to the Administrative Agent for the account of the Lenders, in addition to all other amounts due hereunder, a prepayment premium payment equal to the product of (a) 5.00% and (b) an amount equal to the aggregate amount of the Commitments on the Closing Date before giving effect to any Loans made on such date, which premium payment shall be due and payable immediately without demand.
     Section 2.5 Termination, Reduction and Increase of Commitments.
          (a) Each Lender’s Commitment shall be automatically and permanently reduced on each date on which a Borrowing is made under Section 2.1 by an aggregate amount equal to such Lender’s Ratable Portion of the Borrowing made on such date.
          (b) All Commitments shall automatically and permanently terminate on the Termination Date.
     Section 2.6 Repayment of Loans. The Borrower promises to repay to the Administration Agent for the ratable account of the Lenders the aggregate outstanding principal amount of the Loans and all accrued but unpaid interest thereon on the Termination Date or earlier, if otherwise required by the terms hereof.
     Section 2.7 Evidence of Debt.
          (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing Indebtedness of the Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.
          (b) The Administrative Agent shall maintain accounts in accordance with its usual practice in which it will record (i) the amount of each Loan made and, if a Eurodollar Rate Loan, the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable by the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof, if applicable.
          (c) The entries made in the accounts maintained pursuant to clauses (a) and (b) of this Section 2.7 shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations recorded therein; provided, however, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrower to repay the Loans in accordance with their terms.
          (d) Notwithstanding any other provision of the Agreement, in the event that any Lender requests that the Borrower execute and deliver a promissory note or notes payable to such Lender in order to evidence the Indebtedness owing to such Lender by the Borrower hereunder, the Borrower shall promptly execute and deliver a Note or Notes to such Lender evidencing any Loans of such Lender, substantially in the form of Exhibit I.

     Section 2.8 Reserved.
     Section 2.9 Mandatory Prepayments.
          (a) Upon receipt by the Borrower or any of its Subsidiaries of any Net Cash Proceeds, the Borrower shall immediately prepay the Loans in an amount equal to 100% of such Net Cash Proceeds; provided, however, that in the case of any Net Cash Proceeds arising from a Reinvestment Event, the Borrower need not prepay the Loans to the extent that such Net Cash Proceeds are actually used to repair or replace the damaged or taken property within 180 days of the receipt of such Net Cash Proceeds, the Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower certifying the intent of the Borrower to so apply such Net Cash Proceeds and, pending application of such proceeds, the Borrower has paid the same to the Administrative Agent to be held in a Cash Collateral Account designated by the Administrative Agent. Any such mandatory prepayment shall be applied, subject to Section 2.13(g) hereof, first to repay the outstanding principal amount of the Loans until such Loans shall have been repaid in full; and second to any other Obligation then due and payable.
          (b) Except during the continuance of an Event of Default (in which case Section 2.13(g) shall apply), all available funds in the Cash Collateral Account (other than, prior to the Termination Date, an amount equal to any proceeds arising from a Reinvestment Event that are held in the Cash Collateral Account pending application of such proceeds as specified in a Reinvestment Notice) shall be applied on a daily basis first to repay Obligations in respect of any expense reimbursements or indemnities or amounts owed in respect of any Protective Advance then due to the Administrative Agent; second to repay the outstanding principal amount of the Loans until such Loans shall have been repaid in full; and third to any other Obligation then due and payable. The Administrative Agent agrees to so apply such funds and the Borrower consents to such application. If, following such application, there are no Loans outstanding and no other Obligations are then due and payable, then the Administrative Agent shall cause any remaining funds in the Cash Collateral Account to be paid at the written direction of the Borrower (or, in the absence of such direction, to the Borrower or another Person lawfully entitled thereto).
          (c) In the event that the proceeds of any Foreign Debt Draw exceed the lesser of (i) the amount of Specified Foreign Debt Obligations due and payable as of the related Foreign Debt Draw Date and (ii) the amount actually paid by the Borrower to the Prepetition Fixed Asset Lenders and the Prepetition Foreign Working Capital Lenders in respect of the Specified Foreign Debt Obligations, within three (3) Business Days of such Foreign Debt Draw Date, then the Borrower shall immediately prepay the Loans in an amount equal to such excess.
     Section 2.10 Interest.
          (a) Rate of Interest. All Loans and the outstanding amount of all other Obligations shall bear interest, in the case of Loans, on the unpaid principal amount thereof from the date such Loans are made and, in the case of such other Obligations, from the date such other Obligations are due and payable until, in all cases, paid in full, except as otherwise provided in Section 2.10(c), as follows:

          (i) if a Base Rate Loan or such other Obligation, at a rate per annum equal to the sum of (A) the Base Rate as in effect from time to time, and (B) the Applicable Margin; and
          (ii) if a Eurodollar Rate Loan, at a rate per annum equal to the sum of (A) the Eurodollar Rate determined for the applicable Interest Period, and (B) the Applicable Margin in effect from time to time during such Interest Period.
          (b) Interest Payments. (i) Interest accrued on each Base Rate Loan shall be payable in arrears (A) on the last Business Day of each calendar month, commencing on the first such day following the making of such Base Rate Loan, and (B) if not previously paid in full, at maturity (whether by acceleration or otherwise) of such Base Rate Loan; (ii) interest accrued on each Eurodollar Rate Loan shall be payable in arrears (A) on the last day of each Interest Period applicable to such Loan and if such Interest Period has a duration of more than three months, on each day during such Interest Period which occurs every three months from the first day of such Interest Period applicable to such Eurodollar Rate Loan, (B) upon the payment or prepayment thereof in full or in part, and (C) if not previously paid in full, at maturity (whether by acceleration or otherwise) of such Eurodollar Rate Loan; and (iii) interest accrued on the amount of all other Obligations shall be payable on demand from and after the time such Obligation becomes due and payable (whether by acceleration or otherwise).
          (c) Default Interest. Notwithstanding the rates of interest specified in Section 2.10(a) or elsewhere herein, effective immediately upon the occurrence of an Event of Default, and for as long thereafter as such Event of Default shall be continuing, the principal amount of all Loans and the amount of all other Obligations shall bear interest at a rate which is two percent (2%) per annum in excess of the rate of interest then applicable to such Loans or such other Obligations from time to time. Such interest shall be payable on demand.
     Section 2.11 Conversion/Continuation Option.
          (a) The Borrower may elect (i) at any time to convert Base Rate Loans or any portion thereof to Eurodollar Rate Loans, or (ii) at the end of any applicable Interest Period, to convert Eurodollar Rate Loans or any portion thereof to Base Rate Loans or to continue such Eurodollar Rate Loans or any portion thereof for an additional Interest Period; provided, however, that the aggregate principal amount of Eurodollar Rate Loans constituting a single Borrowing must be in the amount of at least $5,000,000 or an integral multiple of $1,000,000 in excess thereof. Each conversion or continuation shall be allocated among the Loans of each Lender in accordance with such Lender’s Ratable Portion. Each such election shall be in substantially the form of Exhibit J hereto (a “Notice of Conversion or Continuation”) and shall be made by giving the Administrative Agent at least three (3) Business Days’ prior written notice specifying (A) the amount and type of Loan being converted or continued, (B) in the case of a conversion to or a continuation of Eurodollar Rate Loans, the applicable Interest Period, (C) in the case of a conversion, the date of conversion (which date shall be a Business Day and, if a conversion from Eurodollar Rate Loans, shall also be the last day of the applicable Interest Period), and (D) that the conditions set forth in Section 3.2(b) have been satisfied.

          (b) The Administrative Agent shall promptly notify each Lender of its receipt of a Notice of Conversion or Continuation and of the options selected therein. Notwithstanding the foregoing, no conversion in whole or in part of Base Rate Loans to Eurodollar Rate Loans, and no continuation in whole or in part of Eurodollar Rate Loans upon the expiration of any applicable Interest Period, shall be permitted at any time at which (i) a Default or an Event of Default shall have occurred and be continuing or (ii) the continuation of, or conversion into a Eurodollar Rate Loan would violate any of the provisions of Section 2.14. If, within the time period required under the terms of this Section 2.11, the Administrative Agent does not receive a Notice of Conversion or Continuation from the Borrower containing a permitted election to continue any Eurodollar Rate Loans for an additional Interest Period or to convert any such Loans, then, upon the expiration of the applicable Interest Period, such Loans will be automatically converted to Base Rate Loans. Each Notice of Conversion or Continuation shall be irrevocable.
     Section 2.12 Fees.
     The Borrower has agreed to pay to the Administrative Agent, the Lenders and the Commitment Parties certain fees, the amount and dates of payment of which are set forth in the Fee Letter.
     Section 2.13 Payments and Computations.
          (a) The Borrower shall make each payment hereunder (including fees and expenses) not later than 11:00 A.M. (New York City time) on the day when due, in Dollars, to the Administrative Agent at its address referred to in Section 13.8, in immediately available funds without set-off, deduction, counterclaim or other defense. The Administrative Agent shall promptly thereafter cause to be distributed immediately available funds relating to the payment of principal or interest or fees to the Lenders, in accordance with the application of payments set forth in clauses (e) and (f) of this Section 2.13, as applicable, for the account of each Lender; provided, however, that amounts payable pursuant to Section 2.14(c), 2.14(e), 2.15 or 2.16 shall be paid only to the affected Lender or Lenders. Payments received by the Administrative Agent after 11:00 A.M. (New York City time) shall be deemed to be received on the next succeeding Business Day.
          (b) All computations of interest and of fees shall be made by the Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest and fees are payable. Each determination by the Administrative Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.
          (c) If and to the extent any payment owed to the Administrative Agent or any Lender is not made when due, each Loan Party hereby authorizes the Administrative Agent and such Lender, as applicable, subject to any notice period provided in the Orders, to setoff and charge any amount so due against any Deposit Account maintained by such Loan Party with the Administrative Agent or such Lender, as applicable.

          (d) Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be; provided, however, that if such extension would cause payment of interest on or principal of any Eurodollar Rate Loan to be made in the next calendar month, such payment shall be made on the immediately preceding Business Day. All repayments of any Loans shall be applied first to repay such Loans outstanding as Base Rate Loans and then to repay such Loans outstanding as Eurodollar Rate Loans with those Eurodollar Rate Loans which have earlier expiring Eurodollar Interest Periods being repaid prior to those which have later expiring Eurodollar Interest Periods.
          (e) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may but is not obligated to, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent that the Borrower shall not have made such payment in full to the Administrative Agent, each Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon at the Federal Funds Rate, for the first Business Day, and, thereafter, at the rate applicable to Base Rate Loans, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent.
          (f) Subject to the provisions of clause (g) of this Section 2.13 (or required to be applied in accordance with Section 2.9), all payments and any other amounts received by the Administrative Agent from or for the benefit of the Borrower or any other Loan Party shall be applied first, to pay principal of and interest on any portion of the Loans which the Administrative Agent may have advanced or expenses the Administrative Agent may have incurred pursuant to the express provisions of this Agreement on behalf of any Lender, for which the Administrative Agent has not then been reimbursed by such Lender or the Borrower; second, to pay all other Obligations then due and payable; and third, as the Borrower so designates. Payments in respect of Loans received by the Administrative Agent shall be distributed to each Lender in accordance with such Lender’s Ratable Portion thereof; and all payments of fees and all other payments in respect of any other Obligation shall be allocated among such of the Lenders as are entitled thereto, and, if to the Lenders, in proportion to their respective Ratable Portions.
          (g) After the occurrence and during the continuance of an Event of Default, the Borrower hereby irrevocably waives the right to direct the application of any and all payments in respect of the Obligations and any proceeds of Collateral, and agrees that the Administrative Agent may, and shall upon either (A) the written direction of the Requisite Lenders or (B) the acceleration of the Obligations pursuant to Section 9.2, apply all payments in respect of any Obligations and all funds on deposit in any Cash Collateral Account (including all proceeds arising from a Reinvestment Event that are held in the Cash Collateral Account pending application of such proceeds as specified in a Reinvestment Notice) and all other proceeds of Collateral in the following order:

          (i) first, to pay interest on and then principal of any portion of the Loans that the Administrative Agent may have advanced on behalf of any Lender for which the Administrative Agent has not then been reimbursed by such Lender or the Borrower;
          (ii) second, to pay Obligations in respect of any amounts owed in respect of any Protective Advance then due to the Administrative Agent and any reimbursements and indemnities then due to the Administrative Agent;
          (iii) third, to pay Obligations in respect of any expense reimbursements or indemnities then due to the Lenders;
          (iv) fourth, to pay Obligations in respect of any fees then due to the Administrative Agent or the Lenders;
          (v) fifth, to pay interest then due and payable in respect of the Loans;
          (vi) sixth, to pay or prepay principal amounts on the Loans, ratably to the aggregate principal amount of such Loans and Obligations owing with respect to Hedging Contracts with any Lender or an Affiliate of a Lender; and
          (vii) seventh, to the ratable payment of all other Obligations;
provided, however, that if sufficient funds are not available to fund all payments to be made in respect of any of the Obligations described in any of the foregoing clauses first through seventh, inclusive, the available funds being applied under any such clause with respect to any such Obligation (unless otherwise specified in such clause) shall be allocated to the payment of such Obligations ratably, based on the proportion of the Administrative Agent’s and each Lender’s interest in the aggregate outstanding Obligations described in any such clause. The order of priority set forth in clauses first through seventh of this Section 2.13(g) may at any time and from time to time be changed by the agreement of the Requisite Lenders without necessity of notice to or consent of or approval by the Borrower, any Secured Party that is not a Lender, or any other Person. The order of priority set forth in clauses first through fourth of this Section 2.13(g) may be changed only with the prior written consent of the Administrative Agent in addition to the Requisite Lenders.
          (h) The Borrower and the Subsidiary Guarantors hereby authorize the Administrative Agent and/or each Lender to charge from time to time against any or all of the Borrower’s or any Subsidiary Guarantor’s accounts with the Administrative Agent or such Lender any of the Obligations which are then due and payable. Each Lender receiving any payment as a result of charging any such account shall promptly notify the Administrative Agent thereof and make such arrangements as the Administrative Agent shall request to share the benefit thereof in accordance with Section 13.7.
     Section 2.14 Special Provisions Governing Eurodollar Rate Loans.
          (a) Determination of Interest Rate. The Eurodollar Rate for each Interest Period for Eurodollar Rate Loans shall be determined by the Administrative Agent pursuant to the procedures set forth in the definition of “Eurodollar Rate.” The Administrative Agent’s determination shall be presumed to be correct, absent manifest error, and shall be binding on the Borrower.
          (b) Interest Rate Unascertainable, Inadequate or Unfair. In the event that: (i) the Administrative Agent determines that adequate and fair means do not exist for ascertaining the applicable interest rates by reference to which the Eurodollar Rate then being determined is to be fixed; or (ii) the Requisite Lenders notify the Administrative Agent that the Eurodollar Rate for any Interest Period will not adequately reflect the cost to the Lenders of making or maintaining such Loans for such Interest Period, the Administrative Agent shall forthwith so notify the Borrower and the Lenders, whereupon each Eurodollar Rate Loan will automatically, on the last day of the current Interest Period for such Loan, convert into a Base Rate Loan and the obligations of the Lenders to make Eurodollar Rate Loans or to convert Base Rate Loans into Eurodollar Rate Loans shall be suspended until the Administrative Agent shall notify the Borrower that the Requisite Lenders have determined that the circumstances causing such suspension no longer exist.
          (c) Increased Costs. If at any time any Lender shall determine that the introduction of or any change in or in the interpretation of any law, treaty or governmental rule, regulation or order (other than any change by way of imposition or increase of reserve requirements included in determining the Eurodollar Rate) or the compliance by such Lender with any guideline, request or directive from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining any Eurodollar Rate Loans, then the Borrower shall from time to time, upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost. A certificate as to the amount of such increased cost, submitted to the Borrower and the Administrative Agent by such Lender, shall be conclusive and binding for all purposes, absent manifest error.
          (d) Illegality. Notwithstanding any other provision of this Agreement, if any Lender determines that the introduction of or any change in or in the interpretation of any law, treaty or governmental rule, regulation or order after the date of this Agreement shall make it unlawful, or any central bank or other Governmental Authority shall assert that it is unlawful, for any Lender to make Eurodollar Rate Loans or to continue to fund or maintain Eurodollar Rate Loans, then, on notice thereof and demand therefor by such Lender to the Borrower through the Administrative Agent, (i) the obligation of such Lender to make or to continue Eurodollar Rate Loans and to convert Base Rate Loans into Eurodollar Rate Loans shall be suspended, and each such Lender shall make a Base Rate Loan as part of any requested Borrowing of Eurodollar Rate Loans and (ii) if the affected Eurodollar Rate Loans are then outstanding, the Borrower shall immediately convert each such Loan into a Base Rate Loan. If at any time after a Lender gives notice under this Section 2.14(d) such Lender determines that it may lawfully make Eurodollar Rate Loans, such Lender shall promptly give notice of that determination to the Borrower and the Administrative Agent, and the Administrative Agent shall promptly transmit the notice to each other Lender. The Borrower’s right to request, and such Lender’s obligation, if any, to make Eurodollar Rate Loans shall thereupon be restored.

          (e) Breakage Costs. In addition to all amounts required to be paid by the Borrower pursuant to Section 2.10, the Borrower shall compensate each Lender, upon demand, for all losses, expenses and liabilities (including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain such Lender’s Eurodollar Rate Loans to the Borrower but excluding any loss of the Applicable Margin on the relevant Loans) which that Lender may sustain (i) if for any reason a proposed Borrowing, conversion into or continuation of Eurodollar Rate Loans does not occur on a date specified therefor in a Notice of Borrowing or a Notice of Conversion or Continuation given by a Borrower or in a telephonic request by it for borrowing or conversion or continuation or a successive Interest Period does not commence after notice therefor is given pursuant to Section 2.11, (ii) if for any reason any Eurodollar Rate Loan is prepaid (including mandatorily pursuant to Section 2.9 or Section 9.2) on a date which is not the last day of the applicable Interest Period, (iii) as a consequence of a required conversion of a Eurodollar Rate Loan to a Base Rate Loan as a result of any of the events indicated in Section 2.14(d), or (iv) as a consequence of any failure by a Borrower to repay Eurodollar Rate Loans when required by the terms hereof. The Lender making demand for such compensation shall deliver to the Borrower concurrently with such demand a written statement as to such losses, expenses and liabilities, and this statement shall be conclusive as to the amount of compensation due to that Lender, absent manifest error.
     Section 2.15 Capital Adequacy. If at any time any Lender determines that (a) the adoption of or any change in or in the interpretation of any law, treaty or governmental rule, regulation or order after the date of this Agreement regarding capital adequacy, (b) compliance with any such law, treaty, rule, regulation, or order, or (c) compliance with any guideline or request or directive from any central bank or other Governmental Authority (whether or not having the force of law) shall have the effect of reducing the rate of return on such Lender’s (or any corporation controlling such Lender’s) capital as a consequence of its obligations hereunder or to a level below that which such Lender or such corporation could have achieved but for such adoption, change, compliance or interpretation, then, upon demand from time to time by such Lender (with a copy of such demand to the Administrative Agent), the Borrower shall pay to the Administrative Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender for such reduction. A certificate as to such amounts submitted to the Borrower and the Administrative Agent by such Lender shall be conclusive and binding for all purposes, absent manifest error.
     Section 2.16 Taxes.
          (a) Any and all payments by any Loan Party under each Loan Document or the Orders shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding (i) in the case of each Lender and the Administrative Agent taxes measured by its net income, and franchise taxes imposed on it in lieu of net income taxes, by the jurisdiction (or any political subdivision thereof) under the laws of which such Lender or the Administrative Agent (as the case may be) is organized, (ii) in the case of each Lender, taxes measured by its net income, and franchise taxes imposed on it in lieu of net income taxes, by the jurisdiction in which such Lender’s lending office is located or any other jurisdiction in which such Lender is engaged in business and (iii) any branch profits or capital taxes imposed by the United States or any similar tax imposed in any other jurisdiction in which any Loan Party is located (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”). If any Taxes shall be required by law to be deducted from or in respect of any sum payable under any Loan Document or the Orders to any Lender or the Administrative Agent (“Withholding Taxes”) (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions of Withholding Taxes applicable to additional sums payable under this Section 2.16) such Lender or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the relevant Loan Party shall make such deductions, (iii) the relevant Loan Party shall pay the full amount deducted to the relevant taxing authority or other authority in accordance with applicable law, and (iv) the relevant Loan Party shall deliver to the Administrative Agent evidence of such payment; provided, however, that no Loan Party shall be required to increase any sum payable pursuant to clause (i) above with respect to any Withholding Taxes that are attributable solely to any Lender’s or Administrative Agent’s failure to comply with the requirements of paragraph (f) of this Section 2.16; provided if such Lender or Administrative Agent shall have satisfied the requirements of paragraph (f) of this Section 2.16 on the Closing Date, or on the date of the Assignment and Acceptance pursuant to which it became a Lender, as applicable, nothing in this last sentence of paragraph (a) of Section 2.16 shall relieve the Loan Parties of their obligation to pay any additional amounts pursuant to this Section 2.16 in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation administration or application thereof, such Lender or Administrative Agent is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing such Lender’s or Administrative Agent’s entitlement to an exemption from, or a reduced rate of, United States withholding taxes.
          (b) In addition, each Loan Party agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies imposed by any state, county, city or other political subdivision within the United States or by any applicable foreign jurisdiction, and all liabilities with respect thereto, in each case arising from any payment made under any Loan Document or the Orders or from the execution, delivery or registration of, or otherwise with respect to, any Loan Document or the Orders (collectively, “Other Taxes”).
          (c) Each Loan Party shall, jointly and severally, indemnify each Lender and the Administrative Agent for the full amount of Withholding Taxes and Other Taxes (including any Withholding Taxes or Other Taxes imposed by any Governmental Authority on amounts payable under this Section 2.16) paid by such Lender or the Administrative Agent (as the case may be) and any liability (including for penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Withholding Taxes or Other Taxes were correctly or legally asserted; provided, however, that no Loan Party shall be required to indemnify any Lender or Administrative Agent for any Withholding Taxes or Other Taxes that are attributable solely to any Lender’s or Administrative Agent’s failure to comply with the requirements of paragraph (f) of this Section 2.16; provided, if such Lender or Administrative Agent shall have satisfied the requirements of paragraph (f) of this Section 2.16 on the Closing Date, or on the date of the Assignment and Acceptance pursuant to which it became a Lender, as applicable, nothing in this penultimate sentence of paragraph (c) of Section 2.16 shall relieve the Loan Parties of their obligation to pay any additional amounts pursuant to this Section 2.16 in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation administration or application thereof, such Lender or Administrative Agent is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing such Lender’s or Administrative Agent’s entitlement to an exemption from, or a reduced rate of, United States withholding taxes. This indemnification shall be made within thirty (30) days from the date such Lender or the Administrative Agent (as the case may be) makes written demand therefor.
          (d) Within thirty (30) days after the date of any payment of Withholding Taxes or Other Taxes by any Loan Party, the Borrower shall furnish to the Administrative Agent, at its address referred to in Section 13.8, the original or a certified copy of a receipt evidencing payment thereof.
          (e) Without prejudice to the survival of any other agreement of any Loan Party hereunder, the agreements and obligations of such Loan Party contained in this Section 2.16 shall survive the payment in full of the Obligations.
          (f) Prior to the Closing Date in the case of each Non-U.S. Lender that is a signatory hereto, and on the date of the Assignment and Acceptance pursuant to which it becomes a Lender in the case of each other Non-U.S. Lender and from time to time thereafter if reasonably requested in writing by the Borrower or the Administrative Agent, each Non-U.S. Lender that is entitled at such time to an exemption from United States withholding tax, or that is subject to such tax at a reduced rate under an applicable tax treaty, shall provide the Administrative Agent and the Borrower with two completed copies of: (i) Form W-8ECI (claiming exemption from withholding because the income is effectively connected with a U.S. trade or business) (or any successor form); (ii) Form W-8BEN (claiming exemption from, or a reduction of withholding tax under an income tax treaty) (or any successor form); (iii) in the case of a Non-U.S. Lender claiming exemption under Sections 871(h) or 881(c) of the Code, a Form W-8BEN (claiming exemption from withholding under the portfolio interest exemption) (or any successor form); or (iv) any other applicable form, certificate or document prescribed by the IRS certifying as to such Non-U.S. Lender’s entitlement to such exemption from United States withholding tax or reduced rate with respect to all payments to be made to such Non-U.S. Lender under the Loan Documents. In addition, each Non-U.S. Lender shall deliver such forms upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Each Non-U.S. Lender shall promptly notify the Administrative Agent and the Borrower at any time it determines that it is no longer in a position to provide any previously delivered form to the Administrative Agent and the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purposes). Unless the Borrower and the Administrative Agent have received forms or other documents satisfactory to them indicating that payments under any Loan Document to or for a Non-U.S. Lender are not subject to United States withholding tax or are subject to such tax at a rate reduced by an applicable tax treaty, the Loan Parties or the Administrative Agent shall withhold taxes from such payments at the applicable statutory rate.
          (g) Any Lender claiming any additional amounts payable pursuant to this Section 2.16 shall use its reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its applicable lending office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts which would be payable or may thereafter accrue and would not, in the sole determination of such Lender, be otherwise disadvantageous to such Lender.
          (h) If any Administrative Agent or Lender receiving a payment under this Section 2.16 with respect to Withholding Taxes or Other Taxes or liabilities arising therefrom subsequently receives a refund from any Governmental Authority which is specifically attributable to such payment, such Administrative Agent or Lender shall promptly pay the amount of such refund to the Loan Party that initially made such payment.
ARTICLE III
CONDITIONS TO LOANS
     Section 3.1 Conditions Precedent to Initial Loans. The obligation of each Lender to make the Loans requested to be made by it on the Closing Date is subject to the satisfaction of all of the following conditions precedent:
          (a) Bankruptcy Court and Canadian Court Orders.
          (i) The Bankruptcy Court shall have entered the Interim Order, certified by the Clerk of the Bankruptcy Court as having been duly entered, within five (5) Business Days of the Petition Date, in form and substance satisfactory to the Lenders, and entered on notice to such parties as may be reasonably satisfactory to the Lenders, inter alia (i) authorizing and approving the Loan Documents and the transactions contemplated thereby, including, without limitation, the payment of all fees, costs and expenses referred to herein and in the Fee Letter; (ii) granting (w) super-priority status to the Obligations pursuant to section 364(c)(1) of the Bankruptcy Code, (x) liens in all unencumbered assets of the Borrower and the Subsidiary Guarantors pursuant to section 364(c)(2) of the Bankruptcy Code, (y) junior liens on all encumbered assets of the Borrower and the Subsidiary Guarantors pursuant to section 364(c)(3) of the Bankruptcy Code, and (z) priming Liens on all assets of the Borrower and the Subsidiary Guarantors, subject only to the liens and security interests under the Prepetition Working Capital Facility, pursuant to section 364(d)(1) of the Bankruptcy Code (the preceding clauses (w), (x), (y) and (z) in each case subject to the Carve-Out); (iii) lifting or modifying the automatic stay under section 362 of the Bankruptcy Code to permit the Borrower and the Subsidiary Guarantors to perform their obligations and the Lenders to exercise their rights and remedies with respect to the Facility; (iv) authorizing the use of cash collateral pursuant to section 363(c) of the Bankruptcy Code; and (v) providing adequate protection to the Prepetition Working Capital Lenders and the holders of the First Lien Secured Notes pursuant to sections 361(a), 362(d), 363(c) and 364(d)(1) of the Bankruptcy Code and authorizing the payment of Adequate Protection Obligations, which Interim Order shall be in full force and effect, shall not have been reversed, vacated or stayed and shall not have been amended, supplemented or otherwise modified without the prior written consent of the Lenders. The Interim Order shall also include such other terms and conditions as are customary for transactions of this type, as determined by the Lenders in their sole discretion, and in any event shall (a) approve the Borrower’s and Subsidiary Guarantors’ waiver of any and all claims and causes of action against the Prepetition

Secured Lenders, including, but not limited to, claims for preference, fraudulent conveyance or other claims arising under the Bankruptcy Code and claims regarding the validity, priority, perfection or avoidability of the secured claims of the Prepetition Secured Lenders, subject to the right of any official unsecured creditors’ committee (and in the event that no official creditors’ committee is appointed, any party in interest (other than the Borrower or the Subsidiary Guarantors)), to pursue such claims, (b) establish a deadline of the earlier of (i) seventy-five (75) days from the Petition Date and (ii) sixty (60) days from the appointment of an official unsecured creditors’ committee for any statutorily appointed unsecured creditors’ committee (and in the event that no unsecured creditors’ committee is appointed, any party in interest (other than the Borrower and the Subsidiary Guarantors)) to bring any cause of action against the Prepetition Secured Lenders based on the Prepetition Secured Facilities, or any acts or omissions of the Prepetition Secured Lenders that occurred prior to the Petition Date, (c) approve the waiver by the Borrower and the Subsidiary Guarantors of all surcharge claims under section 506(c) of the Bankruptcy Code or otherwise and (d) provide for a lien on avoidance actions under chapter 5 of the Bankruptcy Code; provided, however, that clauses (c) and (d) of this sentence are subject to the Final Order.
          (ii) The Loan Parties shall have filed, on the Petition Date, a motion seeking the entry of the Foreign Debt Order by the Bankruptcy Court and a motion seeking the entry of the Foreign Debt Recognition Order by the Canadian Court.
          (iii) The Canadian Court shall have granted the Recognition Orders, in form and substance reasonably satisfactory to the Administrative Agent and the Lenders, (i) recognizing the Case as a foreign proceeding under subsection 18.6(1) of the CCAA; (ii) staying proceedings against the Canadian Debtors and their property; and (iii) recognizing the Interim Order, First Day Orders and other orders entered by the Bankruptcy Court and in respect of the order of the Canadian Court recognizing the Interim Order, the Canadian Court shall have granted relief (A) authorizing and approving the Loan Documents and the transactions contemplated thereby, including, without limitation, the granting of the super-priority status, security interests, priming Liens and Adequate Protection Obligations and the payment of all fees, referred to herein and in the Fee Letter; and (B) lifting or modifying the CCAA stay to permit the Borrower and the Subsidiary Guarantors to perform their obligations and the Lenders and the Administrative Agent to exercise their rights and remedies with respect to the Facility as set forth in the Loan Documents; which Recognition Orders shall be in full force and effect, shall not have been reversed, vacated or stayed and shall not have been amended, supplemented or otherwise modified without the prior written consent of the Lenders. The Recognition Orders shall also include terms and conditions customary for transactions of this type, as determined by the Administrative Agent in its sole discretion.
          (iv) All motions and other documents to be filed with and submitted to the Bankruptcy Court and the Canadian Court in connection with this Agreement and the approval thereof shall be in form and substance satisfactory to the Lenders, and the Lenders shall be satisfied with the form and amount of the Adequate Protection Obligations; and

          (v) All First Day Orders and related orders (other than the Interim Order) entered by the Bankruptcy Court in the Case and all First Day Orders and related orders (other than the Recognition Orders) recognized by the Canadian Court in the CCAA Proceedings and the motions in support thereof shall be in form and substance reasonably satisfactory to the Lenders.
          (b) Certain Documents. The Administrative Agent shall have received on or prior to the Closing Date each of the following, each dated the Closing Date unless otherwise agreed to by the Lenders, in form and substance satisfactory to the Administrative Agent and each Lender and each of their respective counsel, and in sufficient copies for each Lender:
          (i) this Agreement, duly executed and delivered by each of the Loan Parties and, for the account of each Lender requesting the same, a Note or Notes of the Borrower conforming to the requirements set forth herein;
          (ii) copies of UCC and PPSA search reports as of a recent date listing all effective financing statements and/or financing change statements that name any Loan Party or Subsidiary of a Loan Party as debtor, together with copies of such financing statements, and/or financing change statements none of which shall cover the Collateral (except for those which shall be terminated on the Closing Date and Liens permitted under Section 8.2);
          (iii) (A) share certificates representing all certificated Stock being pledged pursuant to this Agreement and stock powers for such share certificates executed in blank, as the Administrative Agent may require; and (B) instruments representing such of the Pledged Notes pledged pursuant to this Agreement as shall be requested by the Administrative Agent, duly endorsed in favor of the Administrative Agent or in blank; provided, however that if the share certificates or instruments described in clauses (A) and (B) above have been delivered to the agent under the Prepetition Working Capital Facility, the Loan Parties shall be deemed to have satisfied the condition set forth in this Section 3.1(b)(iii);
          (iv) a favorable opinion of Sidley Austin LLP, counsel to the Loan Parties, in substantially the form of Exhibit K, addressed to the Administrative Agent and the Lenders and a favorable opinion of Utah counsel to the Loan Parties, addressed to the Administrative Agent and the Lenders and addressing such matters as any Lender through the Administrative Agent may reasonably request;
          (v) a favorable opinion of independent counsel to the Information Officer, addressing the enforceability and validity of the security granted by Pliant Toronto as a foreign subsidiary borrower and guarantor under the Prepetition Working Capital Facility and the Prepetition Fixed Asset Facility;
          (vi) a favorable opinion of McMillan LLP, Canadian counsel to the Loan Parties and of any agents engaged by McMillan LLP in other Provinces, if applicable, addressed to the Administrative Agent and the Lenders and addressing such matters as any Lender through the Administrative Agent may reasonably request;

          (vii) a copy of the articles or certificate of incorporation (or equivalent Constituent Document) of each Loan Party, certified as of a recent date by the Secretary of State or other Governmental Authority of the state or province of organization of such Loan Party, together with certificates of such official attesting to the good standing of each such Loan Party;
          (viii) a certificate of the Secretary or an Assistant Secretary of each Loan Party certifying (A) the names and true signatures of each officer of such Loan Party who has been authorized to execute and deliver any Loan Document or other document required hereunder to be executed and delivered by or on behalf of such Loan Party, (B) the by-laws (or equivalent Constituent Document) of such Loan Party as in effect on the date of such certification, (C) the resolutions of such Loan Party’s board of directors (or equivalent governing body) approving and authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party and the Orders and (D) that there have been no changes in the certificate of incorporation (or equivalent Constituent Document) of such Loan Party from the certificate of incorporation (or equivalent Constituent Document) delivered pursuant to the immediately preceding clause;
          (ix) a certificate of the Secretary or an Assistant Secretary of the Borrower certifying (i) the names and true signatures of each officer of the Borrower who has been authorized to execute and deliver the Commitment Letter (including Annex I and Annex II thereto) and the Fee Letter, (ii) the by-laws of the Borrower as in effect on the date of such certification, (iii) the resolutions of the Borrower’s board of directors approving and authorizing the execution, delivery and performance of the Commitment Letter (including Annex I and Annex II thereto) and the Fee Letter and (iv) that there have been no changes in the certificate of incorporation of the Borrower from the certificate of incorporation delivered pursuant to second preceding clause;
          (x) a certificate of a Responsible Officer of the Borrower to the effect that the conditions set forth in Section 3.1 have been satisfied;
          (xi) evidence satisfactory to the Administrative Agent that the amount, types and terms and conditions of insurance policies and bonding maintained by the Borrower and its Subsidiaries required by Section 7.5 are in full force and effect, together with certificates indicating that (A) the Administrative Agent, on behalf of the Secured Parties, is an additional insured or loss payee, as applicable, under all liability policies maintained by each Loan Party and (B) the Administrative Agent, on behalf of the Secured Parties, is an additional insured or loss payee, as applicable, under all insurance policies maintained with respect to the properties of each Loan Party;
          (xii) evidence satisfactory to the Administrative Agent (A) of the receipt of all necessary consents, authorizations and approvals of each Governmental Authority or third party necessary in connection with this Agreement and the transactions contemplated hereby (without the imposition of any conditions that are not reasonably acceptable to the Lenders), and that the same continue to remain in effect; and (B) that no law or regulation shall be applicable in the judgment of the Lenders that restrains, prevents or imposes materially adverse conditions upon the Facility or the transactions contemplated thereby;
          (xiii) a copy of the Trademark Security Agreement, the Patent Security Agreement and the Canadian Security Agreement, duly executed and delivered by each Loan Party, and such other documents duly executed by each Loan Party as the Administrative Agent (at the direction of the Requisite Lenders) may request with respect to the perfection of its security interests (for the benefits of the Lenders) in such Collateral;
          (xiv) [Reserved];
          (xv) a certificate of a Responsible Financial Officer of the Borrower certifying that the Projections are true and complete;
          (xvi) an operating budget setting forth the projected financial operations of the Borrower and its Subsidiaries for the period from January 23, 2009 to April 30, 2009, which budget shall be in form and substance satisfactory to the Lenders in their sole discretion;
          (xvii) Projections satisfactory to the Lenders in their sole discretion;
          (xviii) a copy of the Corporate Chart dated as of the Closing Date and a certificate of Responsible Officer of the Borrower certifying that such Corporate Chart is true, correct, complete and current as of the Closing Date;
          (xix) a Perfection Certificate of the Loan Parties and their Subsidiaries, satisfactory to the Lenders in their sole discretion, and certified by a Responsible Officer to be accurate and complete as of the Closing Date; and
          (xx) such other certificates, documents, agreements and information respecting any Loan Party as any Lender through the Administrative Agent may reasonably request.
          (c) Fees and Expenses Paid. There shall have been paid to the Commitment Parties and the Lenders, as applicable, all fees, costs and expenses (including reasonable fees, costs and expenses of counsel) due and payable on or before the Closing Date (including all such fees described in the Fee Letter).
          (d) Material Adverse Effect. There shall have occurred no event which has resulted in or could reasonably be expected to result in a Material Adverse Effect.
          (e) Litigation. Other than the Case and the CCAA Proceedings, there shall exist no action, suit, investigation, litigation or proceeding pending or threatened in any court or before any arbitrator or governmental instrumentality that (i) could reasonably be expected to result in a Material Adverse Effect, (ii) restrains, prevents or imposes or could reasonably be expected to impose materially adverse conditions upon the Facility, the Collateral or the transactions contemplated thereby, or (iii) challenges, or could reasonably be expected to alter, the priorities set forth in Section 4.18.
          (f) Priority and Security. The Administrative Agent, for the benefit of the Secured Parties, shall have a valid and perfected lien on and security interest in the Collateral (subject to Liens permitted under Section 8.2), with the priorities as set forth in Section 4.18.
          (g) Certain Laws. There shall not exist any law, regulation, ruling, judgment, order, injunction or other restraint that, in the reasonable judgment of the Lenders, prohibits, restricts or imposes materially adverse conditions on the Borrower or the Subsidiary Guarantors, the Facility or the exercise by the Administrative Agent, the Lenders or the other Secured Parties of their rights as secured parties with respect to the Collateral.
          (h) ERISA and Pension Matters. The Lenders shall be satisfied that the Borrower and its Subsidiaries will be able to meet their obligations under all employee and retiree welfare, health and pension plans of the Borrower and its Subsidiaries, including under any Canadian Pension Plans, that such plans are, in all material respects, funded in accordance with the minimum statutory requirements, that no material “reportable event” (as defined in ERISA, but excluding events for which reporting has been waived) has occurred as to any such plan and that no termination of, or withdrawal from, any such plan by any Person has occurred or is contemplated that could result in a material liability. The Lenders shall have reviewed and be satisfied with all employee benefit plans, including all Canadian Pension Plans, of the Borrower and its Subsidiaries.
          (i) Public Disclosure. Nothing contained in any public disclosure made by the Borrower or any of its Subsidiaries after the date hereof, or in any information disclosed to the Lenders by the Borrower or any of its Subsidiaries after such date, shall lead the Administrative Agent or any Lender to determine that, and neither the Administrative Agent nor any Lender shall have become aware of any fact or condition not disclosed to them prior to the date hereof which shall lead the Administrative Agent or any Lender to determine that, the Borrower’s or any of its Subsidiaries’ condition (financial or otherwise), operations, performance, properties or prospects are different in any material adverse respect from that derived by the Administrative Agent or such Lender from the public filings of the Borrower or any of its Subsidiaries prior to such date.
          (j) Canadian Pledge Agreement. The Canadian Pledge Agreement shall have been executed and delivered by Uniplast Holdings Inc. to the Administrative Agent.
          (k) Solely as between the Lenders and the Administrative Agent, each Lender, by delivering its signature page to this Agreement and funding a Loan on or after the Closing Date, shall be deemed to have consented to and approved each Loan Document and each other document required to be approved by or accepted by the Administrative Agent, on the Closing Date. The Administrative Agent hereby delegates any responsibility it may have regarding the delivery or acceptance of the closing documents to the Lenders, each of which, by delivery of its signature page, accepts such delegation. The Lenders hereby agree that Administrative Agent may rely on a written acknowledgement by counsel to the Lenders, on behalf of the Lenders (“Lender’s Counsel”), that, to its knowledge, it has received all of the required deliveries under this Section unless such delivery has been waived in accordance with this Agreement. Any Collateral requiring possessory control for the benefit of the Secured Parties will be held on behalf of the Secured Parties by Lender’s Counsel until delivery of such Collateral to Administrative Agent.
     Section 3.2 Conditions Precedent to Each Loan. The obligation of each Lender on any date (including the Closing Date) to make any Loan is subject to the satisfaction of all of the following conditions precedent:
          (a) Request for Borrowing. With respect to any Loan, the Administrative Agent shall have received a duly executed Notice of Borrowing as required under Section 2.2.
          (b) Representations and Warranties; No Defaults. The following statements shall be true on the date of such Loan, both before and after giving effect thereto and to the application of the proceeds therefrom:
          (i) The representations and warranties set forth herein and in the other Loan Documents shall be true and correct on and as of the Closing Date and shall be true and correct in all material respects on and as of any such date after the Closing Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate solely to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date; and
          (ii) no Default or Event of Default shall have occurred, other than, solely with respect to a Foreign Debt Draw, a Foreign Debt Foreclosure Event that is cured by application of the proceeds of such Foreign Debt Draw.
          (c) No Legal Impediments. The making of the Loans on such date (i) does not violate any Requirement of Law applicable to any Loan Party on the date of or immediately following the making of such Loan and (ii) is not enjoined temporarily, preliminarily or permanently.
          (d) Final Order. After the Closing Date, the Bankruptcy Court shall have entered the Final Order, in form and substance satisfactory to the Lenders, certified by the Clerk of the Bankruptcy Court as having been duly entered, and the Final Order shall be in full force and effect and shall not have been vacated, reversed, modified, amended or stayed without the prior written consent of the Lenders. After the Closing Date, the Canadian Court shall have granted an order, in form and substance substantially the same as the Recognition Orders with such modifications as are acceptable to the Administrative Agent and the Lenders, recognizing the Final Order and such recognition order by the Canadian Court shall be in full force and effect and shall not have been vacated, reversed, modified, amended or stayed without the prior written consent of the Lenders (the “Final Recognition Order”).
          (e) Foreign Debt Order. With respect to any draw date on or after the Foreign Debt Draw Trigger Date, the Bankruptcy Court shall have entered the Foreign Debt Order and the Canadian Court shall have entered the Foreign Debt Recognition Order, which Foreign Debt Order and Foreign Debt Recognition Order shall each be in full force and effect, shall not have been reversed, vacated or stayed and shall not have been amended, supplemented or otherwise modified without the prior written consent of the Lenders.
          (f) Additional Matters. The Administrative Agent shall have received such additional documents, information and materials as any Lender, through the Administrative Agent, may reasonably request.
          (g) Recognition Orders. The Recognition Orders shall be in full force and effect and shall not have been vacated, reversed, modified, amended or stayed without the prior written consent of the Lenders.
          (h) No Material Adverse Change shall have occurred.
          (i) There shall not exist any law, regulation, ruling, judgment, order, injunction or other restraint that, in the reasonable judgment of the Lenders, prohibits, restricts or imposes materially adverse conditions on the Loan Parties, the Facility or the exercise by the Administrative Agent, the Lenders or the other Secured Parties of their rights as secured parties with respect to the Collateral.
Each submission by the Borrower to the Administrative Agent of a Notice of Borrowing and the acceptance by the Borrower of the proceeds of each Loan requested therein shall be deemed to constitute a making of the representations and warranties by the Borrower as to the matters specified in Section 3.2 on the date of the making of such Loan.
     Section 3.3 Conditions to Foreign Debt Draw. The obligation of each Lender on any date to make any Loan in respect of a Foreign Debt Draw is subject to the following conditions (the “Foreign Debt Draw Conditions”), which may be satisfied simultaneously with the Foreign Debt Draw:
          (a) The Borrower shall cause to be paid to each of the “Australian Lenders”, the “Canadian Lenders”, the “German Lenders” and the “Mexican Lenders” (each as defined in the Prepetition Working Capital Facility) (collectively, the “Prepetition Foreign Working Capital Lenders”) an amount in the aggregate equal to the aggregate outstanding amount of all obligations owed to such Prepetition Foreign Working Capital Lenders, which amount (x) the Loan Parties represent and warrant represents the payment in full of all the “Foreign Obligations” under, and as defined in, the Prepetition Working Capital Facility as of the Foreign Debt Draw Date, and (y) shall be treated as inter-company loans from the Borrower to the applicable Foreign Subsidiaries; provided, however, that the amount paid to any Prepetition Foreign Working Capital Lender shall not exceed the amount due and payable to it under the Prepetition Working Capital Facility.
          (b) Each of the “Australian Sublimit”, the “Canadian Sublimit”, the “German Sublimit” and the “Mexican Sublimit” (each as defined in the Prepetition Working Capital Facility) shall be permanently and irrevocably reduced to zero, and the “Commitment” and “Available Commitments” (each as defined in the Prepetition Working Capital Facility) shall be permanently and irrevocably reduced by the amount of such reduction in such sublimits, in each case, as evidenced by documentation in form and substance reasonably satisfactory to the Lenders, including evidence of transmission of cash in the required amounts to the Prepetition

Foreign Working Capital Lenders and an executed commitment reduction notice from the borrowers under the Prepetition Working Capital Facility.
          (c) The Borrower shall cause to be paid to the “Lenders” under, and as defined in, the Prepetition Fixed Asset Facility (the “Prepetition Fixed Asset Lenders”) an amount in the aggregate equal to the aggregate outstanding amount of all obligations owed to such Prepetition Fixed Asset Lenders, which amount (x) the Loan Parties represent and warrant represents the payment in full of the “Obligations” under, and as defined in, the Prepetition Fixed Asset Facility as of the Foreign Debt Draw Date, and (y) shall be treated as an inter-company loan from the Borrower to the applicable Foreign Subsidiaries; provided, however, that the amount paid to any Prepetition Fixed Asset Lender shall not exceed the amount due and payable to it under the Prepetition Fixed Asset Facility.
          (d) The Borrower shall provide to the Administrative Agent and the Lenders evidence, reasonably satisfactory to the Lenders, that the Prepetition Fixed Asset Facility has been terminated, the obligations thereunder have been paid in full in cash and the liens in respect thereof have been released.
          (e) The Bankruptcy Court shall have entered an order, substantially in the form of Exhibit N and otherwise in form and substance satisfactory to the Lenders (the “Foreign Debt Order”), permitting the Loan Parties to satisfy the Specified Foreign Debt Obligations in full in cash and confirming the priming Liens over the assets of Pliant Toronto pursuant to Bankruptcy Code §364(d)(1) on and after the Foreign Debt Draw Date, and the Canadian Court shall have entered a recognition order, substantially in the form of Exhibit O and otherwise in form and substance satisfactory to the Lenders (the “Foreign Debt Recognition Order”) recognizing the Foreign Debt Order and confirming the super priority DIP Charge priming the Liens over the assets of Pliant Toronto on and after the Foreign Debt Draw Date, which Foreign Debt Order and Foreign Debt Recognition Order shall each be in full force and effect, shall not have been reversed, vacated or stayed and shall not have been amended, supplemented or otherwise modified without the prior written consent of the Lenders.
Each submission by the Borrower to the Administrative Agent of a Notice of Borrowing in respect of the Foreign Debt Draw and the acceptance by the Borrower of the proceeds of each Loan requested therein shall be deemed to constitute a making of the representations and warranties by the Borrower as to the matters specified in Section 3.2 and Section 3.3 on the date of the making of such Loan.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
     To induce the Lenders and the Administrative Agent to enter into this Agreement, the Borrower represents and warrants as to itself and as to each other Loan Party and its Subsidiaries, and each other Loan Party represents and warrants as to such Loan Party and its Subsidiaries, to the Lenders and the Administrative Agent that, on and as of the date hereof, on and as of the Closing Date, after giving effect to the making of the Loans and other financial accommodations on the Closing Date and on and as of each date as required by Sections 3.2 and 3.3.
     Section 4.1 Corporate Existence; Compliance with Law. Each Loan Party and each of its Subsidiaries (a) is duly incorporated, formed or organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization; (b) is duly qualified to do business as a foreign entity and in good standing under the laws of each jurisdiction where such qualification is necessary, except where the failure to be so qualified or in good standing could not in the aggregate have a Material Adverse Effect; (c) has all requisite Business Entity power and authority and the legal right to own, pledge, mortgage and operate its properties, to lease the property it operates under lease and to conduct its business as now or currently proposed to be conducted; (d) is in compliance with its Constituent Documents and the Orders and all other orders of the Bankruptcy Court and the Canadian Court; (e) is in compliance with all applicable Requirements of Law, except where the failure to be in compliance could not in the aggregate have a Material Adverse Effect; and (f) has all necessary licenses, permits, consents or approvals from or by, has made all necessary filings with, and has given all necessary notices to, each Governmental Authority having jurisdiction, to the extent required for such ownership, operation and conduct, except for licenses, permits, consents, approvals or filings which can be obtained or made by the taking of ministerial action to secure the grant or transfer thereof or the failure to obtain or make could not in the aggregate have a Material Adverse Effect.
     Section 4.2 Corporate Power; Authorization; Enforceable Obligations.
          (a) The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party and the consummation of the transactions contemplated thereby, including the obtaining of the Loans and the creation and perfection of the Liens on the Collateral as security therefor:
          (i) are, subject to the entry of the Interim Order, the Recognition Orders, the Final Order and the Final Recognition Order, within such Loan Party’s Business Entity powers;
          (ii) have been or, at the time of delivery thereof pursuant to Article III will have been, duly authorized by all necessary Business Entity action, including the consent of holders of such Loan Party’s Stock where required;
          (iii) do not and will not (A) contravene any provision of such Loan Party’s or any of its Subsidiaries’ respective Constituent Documents, (B) violate any other Requirement of Law applicable to such Loan Party (including Regulations T, U and X of the Federal Reserve Board), or any order or decree of any Governmental Authority (including the Bankruptcy Court or the Canadian Court) or arbitrator applicable to such Loan Party, (C) conflict with or result in the breach of, or constitute a default under any Contractual Obligation of such Loan Party or any of its Subsidiaries, except to the extent such conflict, breach or default is permitted by the Bankruptcy Court or the Bankruptcy Code (except to the extent such Contractual Obligation as been assumed during the pendency of the Case) and, in the case of the Canadian Debtors, the Canadian Court, (D)

give rise to rights under any Contractual Obligation of such Loan Party to require any payment to be made by the Borrower or any of its Subsidiaries, or (E) result in the creation or imposition of any Lien upon any of the property of such Loan Party or any of its Subsidiaries, other than those in favor of the Secured Parties or granted as adequate protection pursuant to this Agreement and the Orders; and
          (iv) do not require the consent of, authorization by, approval of, notice to, or filing or registration with, any Governmental Authority or any other Person, other than the Bankruptcy Court, the Canadian Court and those listed on Schedule 4.2 and that have been or will be, on or prior to the Closing Date, obtained or made, copies of which have been or will be delivered to the Administrative Agent pursuant to Section 3.1, and each of which on the Closing Date, and on each date contemplated in Section 3.2, will be in full force and effect.
          (b) This Agreement has been, and each of the other Loan Documents will have been upon delivery thereof pursuant to the terms of this Agreement, duly executed and delivered by each Loan Party party thereto. Subject to the entry of the Interim Order, the Recognition Orders, the Final Order and the Final Recognition Order, this Agreement is, and the other Loan Documents will be, when delivered hereunder, the legal, valid and binding obligation of each Loan Party party thereto, enforceable against such Loan Party in accordance with its terms.
     Section 4.3 Ownership of Borrower; Subsidiaries.
          (a) The authorized capital stock of the Borrower consists of (i) 100,050,000 shares of common stock, $.01 par value per share, of which 97,348 shares are issued and outstanding, (ii) 335,650 shares of Series A redeemable preferred stock, $.01 par value per share, of which 334,894 shares are issued and outstanding and (iii) 8,000 shares of Series M redeemable preferred stock, $.01 par value per share, of which 8,000 shares are issued and outstanding. All of the outstanding capital stock of the Borrower has been validly issued, is fully paid and non-assessable. No Stock of the Borrower is subject to any option, warrant, right of conversion or purchase or any similar right. Except as disclosed on Schedule 4.3, there are no agreements or understandings to which the Borrower is a party with respect to the voting, sale or transfer of any shares of Stock of the Borrower or any agreement restricting the transfer or hypothecation of any such shares.
          (b) Set forth on Schedule 4.3 hereto is a complete and accurate list, as of the Closing Date and on each date contemplated in Section 3.2, of all Subsidiaries of the Borrower and, as to each such Subsidiary, the exact legal name, jurisdiction of its incorporation or organization, taxpayer identification number, if applicable, jurisdictional identification number, the number of shares of each class of Stock authorized (if applicable), the number outstanding on the Closing Date and the number and percentage of the outstanding shares of each such class owned (directly or indirectly) by the Borrower and any other owner. No Stock of any Subsidiary of the Borrower is subject to any outstanding option, warrant, right of conversion or purchase or any similar right. All of the outstanding Stock of each Subsidiary of the Borrower owned (directly or indirectly) by the Borrower (including the Pledged Stock) has been validly issued, is fully paid and non-assessable and is owned by the Borrower or a Subsidiary of the Borrower, free and clear of all Liens except those created under the Loan Documents, the Liens securing the Prepetition Secured Facilities Obligations (to the extent disclosed on Schedule 8.2) and the Orders). Neither the Borrower nor any such Subsidiary is a party to, or has knowledge of, any agreement restricting the transfer or hypothecation of any Stock of any such Subsidiary, other than the Loan Documents and the Prepetition Secured Facilities Documents. The Borrower does not own or hold, directly or indirectly, any Stock of any Person other than such Subsidiaries and Investments listed on Schedule 4.3 and permitted by Section 8.3.
     Section 4.4 Financial Statements.
          (a) The consolidated balance sheet of the Borrower and its Subsidiaries as at December 31, 2007, and the related consolidated statements of income, retained earnings and cash flows of the Borrower and its Subsidiaries for the Fiscal Year then ended, certified by the Borrower’s Accountants, fairly present the consolidated financial condition of the Borrower and its Subsidiaries as at such dates and the consolidated results of the operations of the Borrower and its Subsidiaries for the period ended on such dates, all in conformity with GAAP.
          (b) Neither the Borrower nor any of its Subsidiaries has any material obligation, contingent liability or liability for taxes, long-term leases or unusual forward or long-term commitment which is not reflected in the Financial Statements referred to in paragraph (a) above or in the notes thereto or permitted by this Agreement.
          (c) The Projections have been prepared by the Borrower in light of the past operations of its business, and reflect projections for Fiscal Year 2009 period beginning January 23, 2009 on a month-by-month basis. The Projections are based upon estimates and assumptions stated therein, all of which the Borrower believes to be reasonable and fair in light of current conditions and current facts known to the Borrower and, as of the Closing Date, reflect the Borrower’s good faith and reasonable estimates of the future financial performance of the Borrower and its Subsidiaries and of the other information projected therein for the periods set forth therein.
     Section 4.5 Material Adverse Effect. Other than the filing of the Case and the CCAA Proceedings, since December 31, 2007, there has been no Material Adverse Change and there have been no events or developments that, individually or in the aggregate, have had a Material Adverse Effect.
     Section 4.6 Litigation. Other than the Case and the CCAA Proceedings, there are no pending or, to the knowledge of the Borrower, threatened actions, investigations or proceedings affecting the Borrower, or any of its Subsidiaries before any court, Governmental Authority or arbitrator other than those that in the aggregate have no reasonable risk of being determined adversely to any Loan Party and, if so determined, could not reasonably be expected to have a Material Adverse Effect. The performance of any action by any Loan Party required or contemplated by any of the Loan Documents is not restrained or enjoined (either temporarily, preliminarily or permanently). Schedule 4.6 lists all litigation pending against any Loan Party at the date hereof which, if adversely determined, could have a Material Adverse Effect, that seeks damages in excess of $1,000,000 or injunctive relief against, or that alleges criminal misconduct of, any Loan Party.

     Section 4.7 Taxes.
          (a) All federal, state, provincial, local and foreign income and franchise and other tax returns, reports and statements (collectively, the “Tax Returns”) required to be filed by the Borrower or any of its Tax Affiliates have been filed with the appropriate Governmental Authorities in all jurisdictions in which such Tax Returns are required to be filed. All such Tax Returns are true and correct in all material respects, and all taxes, charges and other impositions reflected therein or otherwise due and payable have been paid prior to the date on which any fine, penalty, interest, late charge or loss may be added thereto for non-payment thereof except where such taxes, charges or other impositions are being contested in good faith and by appropriate proceedings and adequate reserves therefor have been established on the books of the Borrower or such Tax Affiliate in conformity with GAAP. As of the date hereof and except as set forth on Schedule 4.7, no Tax Return is under audit or examination by any Governmental Authority and no notice of such an audit or examination or any other assertion of any claim for taxes (whether relating to a Tax Return or otherwise) has been given or made by any Governmental Authority. Proper and accurate amounts have been withheld by the Borrower and each of its Tax Affiliates from their respective employees for all periods in full and complete compliance with the tax, social security and unemployment withholding provisions of applicable Requirements of Law and such withholdings have been timely paid to the respective Governmental Authorities.
          (b) None of the Borrower or any of its Tax Affiliates has (i) executed or filed with the IRS or any other Governmental Authority any agreement or other document extending, or having the effect of extending, the period for the filing of any Tax Return or the assessment or collection of any charges; (ii) any obligation under any tax sharing agreement or arrangement other than that to which the Administrative Agent has a copy prior to the date hereof; or (iii) been a member of an affiliated, combined or unitary group other than the group of which the Borrower (or its Tax Affiliate) is the common parent.
          (c) The Borrower does not intend to treat the Loans and the related transactions contemplated hereby as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4).
     Section 4.8 Full Disclosure.
          (a) The information prepared or furnished by or on behalf of any Loan Party in connection with this Agreement or the consummation of the transactions contemplated hereunder taken as a whole, including the information contained in the Disclosure Documents, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein or herein not misleading. All facts known to the Borrower which are material to an understanding of the financial condition, business, properties or prospects of the Borrower and its Subsidiaries taken as one enterprise have been disclosed to the Lenders.
          (b) The Borrower has delivered to each Lender a true, complete and correct copy of each Disclosure Document. The Disclosure Documents comply as to form in all material respects with all applicable requirements of all applicable state, provincial and Federal securities laws.
     Section 4.9 Margin Regulations. Neither the Borrower nor any of the Subsidiary Guarantors is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Federal Reserve Board), and no proceeds of any Borrowing will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock in contravention of Regulation T, U or X of the Federal Reserve Board.
     Section 4.10 No Burdensome Restrictions; No Defaults.
          (a) Neither the Borrower nor any of its Subsidiaries (i) is a party to any Contractual Obligation the compliance with which could, in the aggregate, have a Material Adverse Effect or the performance of which by any thereof, either unconditionally or upon the happening of an event, would result in the creation of a Lien (other than a Lien permitted under Section 8.2) on the property or assets of any thereof or (ii) is subject to any charter or corporate or other Business Entity restriction which could, in the aggregate, have a Material Adverse Effect.
          (b) Neither the Borrower nor any of its Subsidiaries is in default under or with respect to any Contractual Obligation owed by it arising after the Petition Date or under executory contracts and unexpired leases that have been assumed with the consent of the Requisite Lenders pursuant to section 365 of the Bankruptcy Code (including pursuant to the Plan) and, to the knowledge of the Borrower, no other party is in default under or with respect to any Contractual Obligation owed to any Loan Party or to any Subsidiary of a Loan Party, other than, in either case, those defaults which in the aggregate could not have a Material Adverse Effect.
          (c) No Default or Event of Default has occurred and is continuing.
          (d) To the best knowledge of the Borrower and each Loan Party, there is no Requirement of Law applicable to any Loan Party or any Subsidiary of any Loan Party the compliance with which by such Loan Party or such Subsidiary, as the case may be, could have a Material Adverse Effect.
     Section 4.11 Investment Company Act; Public Utility Holding Company Act. None of the Borrower nor any of its Subsidiaries is (a) an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended or (b) a “holding company,” a “public utility company” or an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company,” as each such term is defined and used in the PUHCA.
     Section 4.12 Use of Proceeds. The proceeds of the Loans are being used by the Borrower (and, to the extent provided to them by the Borrower, each other Loan Party) solely as follows: (A) solely with respect to a Loan drawn under clause (i) or clause (ii) of Section 2.1, (i) to pay certain costs and expenses of administration of the Case and the CCAA Proceedings including professional fees in accordance with the terms to be specified in the Orders, (ii) for working capital, capital expenditures and other general corporate purposes of the Loan Parties in the ordinary course of business and not in contravention of any Requirement of Law or the Loan Documents, (iii) as long as no Default or Event of Default has occurred and is continuing, to pay Permitted Prepetition Claim Payments and (iv) to pay Adequate Protection Obligations to the extent permitted by the Orders; and (B) solely with respect to the Foreign Debt Draw, for payment by the Borrower to the applicable Foreign Subsidiaries (which payments shall be deemed to be intercompany loans from the Borrower to such Foreign Subsidiaries) for payment of (i) the aggregate outstanding amount of the obligations owed by such Foreign Subsidiaries to the Prepetition Foreign Working Capital Lenders under the Prepetition Working Capital Facility as of the Foreign Debt Draw Date and (ii) the aggregate outstanding amount of all obligations owed by such Foreign Subsidiaries that are party to the Prepetition Fixed Asset Lenders under the Prepetition Fixed Asset Facility as of the Foreign Debt Draw Date (the obligations described in clauses (B)(i) and (B)(ii), collectively the “Specified Foreign Debt Obligations”). The Borrower and the Loan Parties shall use, or cause to be used, the entire amount of the proceeds of each Borrowing in accordance with clause (A) or (B) of this Section 4.12, as applicable; provided, however, that nothing herein shall in any way prejudice or prevent the Administrative Agent or the Lenders from objecting, for any reason, to any requests, motions or applications made in the Bankruptcy Court, including any applications for interim or final allowances of compensation for services rendered or reimbursement of expenses incurred under sections 105(a), 330 or 331 of the Bankruptcy Code, by any party in interest, and provided, further, that the Borrower and the Loan Parties shall not use (or permit the use of) the proceeds from any Loans in connection with the investigation (including discovery proceedings), initiation or prosecution of any claims, causes of action, adversary proceedings or other litigation against the Commitment Parties, the Lenders, the Administrative Agent, the Prepetition Working Capital Lenders, the lenders or noteholders of the First Lien Secured Notes, any agent for the Prepetition Working Capital Facility or any agent for the First Lien Secured Notes, or for any purpose that is prohibited under the Bankruptcy Code.
     Section 4.13 Insurance. All policies of insurance of any kind or nature of the Borrower or any of its Subsidiaries, including policies of life, fire, theft, product liability, public liability, property damage, other casualty, employee fidelity, workers’ compensation and employee health and welfare insurance, are in full force and effect and are of a nature and provide such coverage as is sufficient and as is customarily carried by businesses of the size and character of such Person. None of the Borrower or any of its Subsidiaries has been refused insurance for any material coverage for which it had applied or had any policy of insurance terminated (other than at its request).
     Section 4.14 Labor Matters.
          (a) There are no strikes, work stoppages, slowdowns or lockouts pending or threatened against or involving the Borrower or any of its Subsidiaries.
          (b) There are no unfair labor practices, grievances or complaints pending, or, to the Borrower’s knowledge, threatened against or involving the Borrower or any of it Subsidiaries, nor are there any arbitrations or grievances threatened involving the Borrower or any of its Subsidiaries.

          (c) Except as set forth on Schedule 4.14, as of the Closing Date, there is no collective bargaining agreement covering any of the employees of the Borrower or its Subsidiaries.
          (d) Schedule 4.14 sets forth as of the date hereof, all material consulting agreements, executive employment agreements, executive compensation plans, deferred compensation agreements, employee stock purchase and stock option plans and severance plans of the Borrower and any of its Subsidiaries.
          (e) All material payments due from the Borrower or any Subsidiary, or for which any claim may be made against the Borrower or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Borrower or such Subsidiary. The consummation of the transactions contemplated hereby will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the Borrower or any Subsidiary is bound.
     Section 4.15 ERISA.
          (a) Schedule 4.15 separately identifies as of the date hereof all Title IV Plans, all Multiemployer Plans and all of the employee benefit plans within the meaning of Section 3(3) of ERISA to which the Borrower or any of its Subsidiaries has any obligation or liability, contingent or otherwise.
          (b) Each employee benefit plan of the Borrower or any of its Subsidiaries which is intended to qualify under Section 401 of the Code does so qualify, and any trust created thereunder is exempt from tax under the provisions of Section 501 of the Code, except where such failures in the aggregate could not have a Material Adverse Effect.
          (c) Each Title IV Plan is in compliance in all material respects with applicable provisions of ERISA, the Code and other Requirements of Law.
          (d) Other than the Case, during the six-year period prior to the Closing Date, there has not been, nor is there reasonably expected to occur, any ERISA Event.
          (e) The present value of all accumulated benefit obligations under each Title IV Plan individually (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent audited financial statements reflecting such amounts, exceed by more than $25,000,000 the fair market value of the assets of such Title IV Plan individually, and the present value of all accumulated benefit obligations of all underfunded Title IV Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent audited financial statements reflecting such amounts, exceed by more than $28,000,000 the fair market value of the assets of all such underfunded Title IV Plans.

     Section 4.16 Environmental Matters.
          (a) The operations of the Borrower and each of its Subsidiaries have been and are in compliance with all Environmental Laws, including obtaining and complying with all required environmental, health and safety Permits, other than non-compliances that in the aggregate (i) have no reasonable likelihood of the Borrower and its Subsidiaries incurring Environmental Liabilities and Costs in excess of $1,000,000 and (ii) could not reasonably be expected to have a Material Adverse Effect.
          (b) None of the Borrower or any of its Subsidiaries or any Real Property currently or, to the knowledge of the Borrower, previously owned, operated or leased by or for the Borrower or any of its Subsidiaries is subject to any pending or, to the knowledge of the Borrower, threatened, claim, order, agreement, notice of violation, notice of potential liability or is the subject of any pending or threatened proceeding or governmental investigation under or pursuant to Environmental Laws other than those that in the aggregate (i) have no reasonable likelihood of the Borrower and its Subsidiaries incurring Environmental Liabilities and Costs in excess of $1,000,000 and (ii) could not reasonably be expected to have a Material Adverse Effect.
          (c) Except as disclosed on Schedule 4.16, none of the Borrower or any of its Subsidiaries is a treatment, storage or disposal facility requiring a Permit under the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the regulations thereunder or any state analog.
          (d) Except as disclosed in Section 4.16, there are no facts, circumstances or conditions arising out of or relating to the operations or ownership of real property owned, operated or leased, now or in the past, by the Borrower or any of its Subsidiaries other than those that in the aggregate (i) have no reasonable likelihood of the Borrower and its Subsidiaries incurring Environmental Liabilities and Costs in excess of $1,000,000 and (ii) could not reasonably be expected to have a Material Adverse Effect.
          (e) As of the date hereof, no Environmental Lien has attached to any property of the Borrower or any of its Subsidiaries and, to the knowledge of the Borrower and the Loan Parties, no facts, circumstances or conditions exist that could reasonably be expected to result in any such Lien attaching to any such property.
          (f) The Borrower and each of its Subsidiaries has provided the Administrative Agent with copies of all material environmental, health or safety audits, studies, assessments, inspections, investigations or other environmental health and safety reports relating to the operations of the Borrower or any of its Subsidiaries or any of their real property that are in the possession, custody or control of the Borrower or any of its Subsidiaries.
          (g) Neither the Borrower or any of its Subsidiaries have knowledge of any pending or threatened claim or demand for Environmental Liabilities and Costs related to any treatment, storage or disposal facility that has received any Contaminant from the Borrower or any of its Subsidiaries, or otherwise generated at any Real Property currently or previously owned, operated or leased by or for the Borrower or any of its Subsidiaries.

     Section 4.17 Title; Real Property.
          (a) Each of the Borrower and its Subsidiaries has good and marketable title to, or valid leasehold interests in, all Real Property and good title to all personal property in each case that is purported to be owned or leased by it, including those reflected on the most recent Financial Statements delivered by the Borrower, and none of such properties and assets is subject to any Lien, except Liens permitted under Section 8.2. The Borrower and its Subsidiaries have received all deeds, assignments, waivers, consents, acknowledgements, non-disturbance and recognition or similar agreements, bills of sale and other documents in respect of, and have duly effected all recordings, filings and other actions necessary to establish, protect and perfect the Borrower’s and its Subsidiaries’ right, title and interest in and to all such property, except where such failures, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
          (b) Set forth on Schedule 4.17(b) hereto is a complete and accurate list of all Real Property owned or leased by each Loan Party and its Subsidiaries showing as of the Closing Date the street address, county or other relevant jurisdiction, state, and record owner and, where applicable, lessee thereof.
          (c) No portion of any Real Property owned or leased by any Loan Party or any of its Subsidiaries has suffered any material damage by fire or other casualty loss which has not heretofore been completely repaired and restored to its original condition. Except as disclosed on Schedule 4.17(c), no portion of any Real Property owned or leased by any Loan Party or any of its Subsidiaries is located in a special flood hazard area as designated by any federal Governmental Authority.
          (d) All Permits required to have been issued or appropriate to enable all real property owned or leased by the Borrower or any of its Subsidiaries to be lawfully occupied and used for all of the purposes for which they are currently occupied and used have been lawfully issued and are in full force and effect, except where such failures, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
          (e) None of the Borrower or any of its Subsidiaries has received any notice, or has any knowledge, of any pending, threatened or contemplated condemnation proceeding affecting any Real Property owned or leased by the Borrower or any of its Subsidiaries or any part thereof.
          (f) (i) the Real Property and the present and contemplated use and occupancy thereof are in full compliance with all Requirements of Law, including, without limitation, zoning ordinances, building codes, land use and Environmental Laws, laws relating to the disabled (including, but not limited to, the Americans with Disabilities Act) and other similar laws; (ii) the Real Property is served by all utilities (including, but not limited to, public water and sewer systems) required for the current or contemplated use thereof; (iii) all utility service is provided by public utilities and the Real Property has accepted or is equipped to accept such utility service; (iv) all public roads and streets necessary for service of and access to the Real Property for the current or contemplated use thereof have been completed, are serviceable and all weather and are physically and legally open for use by the public; (v) all costs and expenses of any and all labor, materials, supplies and equipment used in the construction of the building and improvements located on the Land have been paid in full; (vi) all liquid and solid waste disposal, septic and sewer systems located on the Real Property are in a good and safe condition and repair and in compliance with all Requirements of Law; and (vii) all building and improvements constituting the Real Property lie within the boundary of the Land, in each case, except to the extent failure to comply with the foregoing could not be reasonably expected to have a Material Adverse Effect.
     Section 4.18 Secured, Super-Priority Obligations.
          (a) On and after the Closing Date, the provisions of the Loan Documents and the Orders are effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, legal, valid and perfected Liens on and security interests (having the priority provided for herein and in the Orders) in all right, title and interest in the Collateral, enforceable against each Loan Party that owns an interest in such Collateral.
          (b) All Obligations and all other amounts owing by the Borrower hereunder and under the other Loan Documents and by the Subsidiary Guarantors under the Guaranty in respect thereof (including, without limitation, all principal and accrued interest, costs, fees and expenses and any exposure of a Lender or any of its affiliates in respect of cash management or hedging transactions incurred on behalf of any Loan Party) will be secured:
          (i) pursuant to section 364(c)(2) of the Bankruptcy Code and the Orders, by a first priority perfected security interest in and Lien on, and mortgage against, all unencumbered property and assets of each of the Loan Parties and their estates of every kind or type whatsoever, tangible, intangible, real, personal and mixed, whether now owned or existing or hereafter acquired or arising and regardless of where located, whether within the United States, Canada or in other locations, and including, without limitation, all property of the estates of each of the Loan Parties within the meaning of section 541 of the Bankruptcy Code, all proceeds, rents and products of all of the foregoing and all distributions thereon that are unencumbered as of the date hereof and all unencumbered Stock of a Subsidiary of a Loan Party, subject only to the Carve-Out;
          (ii) pursuant to section 364(c)(3) of the Bankruptcy Code and the Orders, by a perfected junior Lien on, and security interest in, and mortgage against all property and assets of each of the Loan Parties and their estates of every kind or type whatsoever, tangible, intangible, real, personal and mixed, whether now owned or existing or hereafter acquired or arising, and including, without limitation, Stock of a Foreign Subsidiary of a Loan Party, all property of the estates of each of the Loan Parties within the meaning of section 541 of the Bankruptcy Code, and all proceeds, rents and products of all of the foregoing and all distributions thereon that are subject to valid and perfected Liens in existence at the time of the commencement of the Case or to valid Liens in existence at the time of such commencement that are perfected subsequent to such commencement as permitted by subsection 546(b) of the Bankruptcy Code, other than Liens and security interests subject to priming Liens pursuant to clause (iii) of this Section 4.18(b) below, subject only to the Carve-Out;

          (iii) pursuant to section 364(d)(1) of the Bankruptcy Code and the Orders, by a perfected first priority, senior priming Lien on all property and assets of each of the Loan Parties and their estates of every kind or type whatsoever, whether tangible, intangible, real, personal and mixed, whether now owned or existing or hereafter acquired or arising and regardless of where located, whether within the United States or in other locations, and including, without limitation, all property of the estates of each of the Loan Parties within the meaning of section 541 of the Bankruptcy Code, and all proceeds thereof that are subject to valid and perfected Liens in existence at the time of the commencement of the Cases or to valid Liens in existence at the time of such commencement that are perfected subsequent to such commencement as permitted by subsection 546(b) of the Bankruptcy Code, other than Liens securing the Prepetition Working Capital Facility First Lien Collateral and the Liens of the Prepetition Fixed Asset Lenders under the Prepetition Fixed Assets Facility, in all cases subject only to the Carve-Out; provided, however, that with respect to the property and assets of Pliant Toronto, such priming Liens shall be created and perfected on and after the Foreign Debt Draw Date; and
          (iv) pursuant to a super-priority charge granted by the Canadian Court as part of the Recognition Orders over all of the present and after-acquired property, assets and undertakings of: (i) Uniplast Industries and Pliant Packaging, subordinate only to the lien on the Prepetition Working Capital Facility First Lien Collateral and a charge granted by the Canadian Court to secure the payment of the Information Officer’s fees and the fees of its counsel in an amount to be agreed by the Information Officer, the Borrower and the Lenders (the “Information Officer Charge”) and senior to all other creditors, interest holders, lien holders and claimants of any kind whatsoever; and (ii) Pliant Toronto, subordinate only to the Information Officer Charge and, at all times prior to (but not on or after) the Foreign Debt Draw Date, the liens securing the Prepetition Working Capital Facility and the Prepetition Fixed Asset Facility, and senior to all other creditors, interest holders, lien holders and claimants of any kind whatsoever up to the value of all intercompany advances and all other benefits (whether through repayment of obligations in respect of which Pliant Toronto is a guarantor or otherwise) received by Pliant Toronto from the other Loan Parties on or following the Closing Date, including as a result of the repayment of the Specified Foreign Debt Obligations.
          (c) Pursuant to section 364(c)(1) of the Bankruptcy Code and the Orders, all Obligations and other amounts owing by the Borrower hereunder and under the other Loan Documents and by the Subsidiary Guarantors under the Guaranty in respect thereof (including, without limitation, any exposure of a Lender in respect of cash management or hedging transactions incurred on behalf of any Loan Party) at all times will constitute allowed super-priority administrative expense claims in the Case and the CCAA Proceedings having priority over any and all administrative expenses of the kind specified in sections 503(b) or 507(b) or any other provisions of the Bankruptcy Code, subject only to the Carve-Out.
          (d) The Orders and the transactions contemplated hereby and thereby, are in full force and effect and have not been vacated, reversed, modified, amended or stayed without the prior written consent of the Lenders.

     Section 4.19 Accounts. The only Deposit Accounts, Securities Accounts or commodity accounts maintained by any Loan Party on the date hereof are those listed on Schedule 4.19, which sets forth such information separately for each Loan Party.
     Section 4.20 Title; No Other Liens. Except for the Lien granted to the Administrative Agent for the benefit of the Secured Parties pursuant to this Agreement and the Liens securing the Prepetition Secured Facilities Obligations, each Loan Party is the record and beneficial owner of the Pledged Collateral pledged by it hereunder constituting Instruments or certificated securities and is the entitlement holder of all such Pledged Collateral constituting Investment Property held in a Securities Account and owns each other item of Collateral in which a Lien is granted by it hereunder and all such Collateral is owned free and clear of any and all Liens other than Liens permitted under Section 8.2.
     Section 4.21 Pledged Collateral.
          (a) The Pledged Stock, Pledged Partnership Interests and Pledged LLC Interests pledged hereunder by each Loan Party constitutes that percentage of the issued and outstanding equity of all classes of each issuer thereof as set forth on Schedule 4.21.
          (b) All of the Pledged Stock, Pledged Partnership Interests and Pledged LLC Interests have been duly and validly issued and are fully paid and nonassessable.
          (c) Each of the Pledged Notes constitutes the legal, valid and binding obligation of the obligor with respect thereto, enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, and general equitable principles (whether considered in a proceeding in equity or at law).
          (d) All Pledged Stock, Pledged Partnership Interests and Pledged LLC Interests of such Loan Party as of the date hereof are listed on Schedule 4.21.
          (e) All Pledged Collateral consisting of certificated securities or Instruments has been delivered to the Administrative Agent to the extent requested by the Administrative Agent or any Lender unless such share securities or instruments have been delivered to the agent under the Prepetition Working Capital Facility pursuant to the Prepetition Working Capital Facility.
          (f) Other than the Pledged Partnership Interests and the Pledged LLC Interests that constitute General Intangibles, there is no Pledged Collateral other than that represented by certificated securities or Instruments in the possession of the Administrative Agent or, to the extent delivered prior to the Petition Date, the agent under the Prepetition Working Capital Facility.
          (g) No Person other than the Administrative Agent has Control over any Investment Property of such Loan Party, except for the agent under the Prepetition Working Capital Facility pursuant to the Prepetition Working Capital Facility to the extent provided under Section 4.18.

          (h) Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent shall be entitled to exercise all of the rights of the Loan Party granting the security interest under the LLC Agreement governing any Pledged LLC Interests, the Partnership Agreement governing any Pledged Partnership Interests and the Canadian Pledge Agreement governing the pledge of Stock in Uniplast Industries, and a transferee or assignee of a membership interest, partnership interest or Stock, as the case may be, of such LLC, Partnership or Uniplast Industries, as the case may be upon the election of the Administrative Agent or the Requisite Lenders, shall become a member, partner or stockholder, as the case may be, of such LLC, Partnership or Uniplast Industries, as the case may be, entitled to participate in the management thereof and, upon the transfer of the entire interest of such Loan Party, such Loan Party ceases to be a member, partner or stockholder, as the case may be.
     Section 4.22 Intellectual Property.
          (a) Schedule 4.22 lists all Material Intellectual Property of such Loan Party on the date hereof, separately identifying that owned by such Loan Party and that licensed to such Loan Party. If before the Obligations shall have been irrevocably paid in full in cash, any Loan Party shall obtain rights to any Material Intellectual Property not listed on Schedule 4.22, such Loan Party, within thirty (30) days after obtaining such rights, shall update Schedule 4.22 and provide Administrative Agent written notice thereof; provided, that, each Compliance Certificate required hereunder shall list any such rights that have not been added to Schedule 4.22 as of the date of such Compliance Certificate and such Schedule 4.22 shall be deemed to be amended to add all such rights so listed. The Material Intellectual Property set forth on Schedule 4.22 for such Loan Party constitutes all of the Intellectual Property rights necessary to conduct its business and such Loan Party owns, possesses or has a valid license to use such Intellectual Property.
          (b) All Material Intellectual Property owned by such Loan Party is in compliance with all formal legal requirements (including payment of filing, examination, annuity and maintenance fees and proofs of use), is valid, subsisting, unexpired and enforceable, has not been adjudged invalid and has not been abandoned and the use thereof in the business of such Loan Party does not infringe upon or conflict with any rights of any other Person.
          (c) Except as set forth in Schedule 4.22, on the date hereof, none of the Material Intellectual Property owned by such Loan Party is the subject of any licensing or franchise agreement pursuant to which such Loan Party is the licensor or franchisor.
          (d) The operation of the business of each Loan Party as currently conducted or currently contemplated to be conducted does not and will not infringe or misappropriate the Intellectual Property of any Person, violate any right of any Person or constitute unfair competition or trade practices under the laws of any jurisdiction.
          (e) Each Loan Party has used and will continue to use for the duration of this Agreement, proper statutory notice, where appropriate in connection with the use of Material Intellectual Property.

          (f) Each Loan Party has used and will continue to use for the duration of this Agreement, consistent standards of quality in its manufacture of products sold under the Trademarks owned by or licensed to a Loan Party.
          (g) No Person has asserted or threatened to assert any claims (A) contesting the right of any Loan Party to use, exercise, sell, license, transfer or dispose of any Material Intellectual Property or any products, processes or materials covered thereby in any manner; or (B) challenging the ownership, validity or enforceability of any Material Intellectual Property owned by a Loan Party.
          (h) No holding, decision or judgment has been rendered by any Governmental Authority which would limit, cancel or question the validity of, or such Loan Party’s rights in, any Material Intellectual Property.
          (i) No claim, action or proceeding seeking to limit, cancel or question the validity of any Material Intellectual Property owned by such Loan Party or such Loan Party’s ownership interest therein is on the date hereof pending or, to the knowledge of such Loan Party, threatened. There are no claims, judgments or settlements to be paid by such Loan Party relating to the Material Intellectual Property.
          (j) Each Loan Party has required all professional and technical employees who provided services to such Loan Party in connection with the Material Intellectual Property to execute agreements under which such employees are and were required to convey to such Loan Party ownership of all inventions and developments conceived or created by them in the course of their employment. To the knowledge of the Loan Parties, none of the activities of any employees who are providing services to such Loan Party in connection with the Material Intellectual Property is violating any agreement between any such employees and their former employers.
          (k) The Loan Parties have not received any opinion of counsel regarding the validity, infringement or enforceability of any third party Intellectual Property or any owned Material Intellectual Property.
          (l) The Loan Parties have complied with their obligations under 37 CFR § 1.56(a) to disclose to the United States Patent and Trademark Office, during the pendency of any United States patent application comprising the Material Intellectual Property. None of the Material Intellectual Property is involved in any interference, opposition or reexamination or other administrative or judicial proceeding, and, to the Loan Parties’ knowledge, no such proceeding is being threatened with respect to any of the Material Intellectual Property.
          (m) To the extent that any Intellectual Property has been developed or created independently or jointly by an independent contractor or other third party for a Loan Party, or is incorporated into any of the Loan Parties’ products, the Loan Party has a written agreement with such independent contractor or third party and the Loan Party thereby has obtained exclusive or joint ownership of all such independent contractor’s or third party’s Intellectual Property in such work, material or invention by operation of law or valid assignment, or has acquired rights sufficient to use such Intellectual Property in the business of the Borrower as currently conducted and as contemplated to be conducted by virtue of a license, and have obtained a waiver of moral rights from any independent contractor or third party in any Intellectual Property, where appropriate.
     Section 4.23 Canadian Pension Plans. The Canadian Pension Plans are duly registered (where required) under the Income Tax Act (Canada) and any other applicable laws which require registration, have been administered in accordance with the Income Tax Act (Canada) and all other applicable laws and no event has occurred which could reasonably be expected to cause the loss of such registered status, except to the extent that any failure to do so could not reasonably be expected to have a Material Adverse Effect. All material obligations of each of the Loan Parties (including fiduciary, funding, investment and administration obligations) required to be performed in connection with the Canadian Pension Plans and the funding agreements therefor have been performed on a timely basis, except to the extent that any failure to do so could not reasonably be expected to have a Material Adverse Effect. There are no outstanding material disputes concerning the assets of the Canadian Pension Plans. No promises of benefit improvements under the Canadian Pension Plans have been made except where such improvement could not reasonably be expected to have a Material Adverse Effect. All contributions or premiums required to be made or paid by each of the Loan Parties to the Canadian Pension Plans have been made on a timely basis in accordance with the terms of such plans and all applicable laws. There have been no material improper withdrawals or applications of the assets of the Canadian Pension Plans. Each of the Canadian Pension Plans is fully funded on a solvency basis and going concern basis (using actuarial methods and assumptions which are consistent with the valuations last filed with the applicable Governmental Authorities and which are consistent with GAAP). No Canadian Pension Plan or fund maintained by or on behalf of any Loan Party for the benefit of any officer, director or employee of such Loan Party is a so-called defined benefit plan. Any assessments owed to the Pension Benefits Guarantee Fund established under the Pension Benefits Act (Ontario), or other assessments or payments required under similar legislation in any other jurisdiction, have been paid when due.
     Section 4.24 Related Names. None of Huntsman Corporation Canada Inc., Huntsman Chemical Company of Canada Inc., Tioxide Canada Inc., Huntsman ICI (Canada) Corp., La Corporation Huntsman Canada Inc., Huntsman Corporation Canada Inc./La Corporation Huntsman Canada Inc., La Corporation Huntsman Canada Inc./Huntsman Corporation Canada Inc. or Huntsman — Tioxide Canada Inc. are subsidiaries or Affiliates of any Loan Party.
     Section 4.25 Permanent Establishment in Canada. Neither the Borrower nor any Loan Party (other than the Canadian Debtors) (a) maintains any location in Canada, (b) has any income attributable to a permanent establishment in Canada or (c) is required to pay any income taxes in Canada.
     Section 4.26 Certain Obligations of Foreign Subsidiaries. On and after the Foreign Debt Draw Date, after giving effect to the payments made on the Foreign Debt Draw Date by the Foreign Subsidiaries to the Prepetition Fixed Asset Lenders and the Prepetition Foreign Working Capital Lenders in accordance with Section 7.14, (i) the Prepetition Fixed Asset Facility shall have terminated, and none of the Loan Parties or any of their Subsidiaries shall be directly or indirectly liable with respect to any Indebtedness relating to the Prepetition Fixed Asset Facility, and (ii) the “Commitment” and “Available Commitment”, each as defined in the Prepetition

Working Capital Facility, shall be terminated with respect to the Foreign Subsidiaries, and none of the Foreign Subsidiaries shall be directly or indirectly liable with respect to any Indebtedness relating to the Prepetition Working Capital Facility.
     Section 4.27 Waiver of any Priming Rights. Upon the Closing Date, and on behalf of itself and its estates, and for so long as any Obligations shall be outstanding, the Loan Parties hereby irrevocably waive any right, pursuant to Sections 364(c) or 364(d) of the Bankruptcy Code or otherwise, to grant any Lien of equal or greater priority than the Lien securing the Obligations, or to approve a claim of equal or greater priority than the Obligations except as provided in Section 4.18.
ARTICLE V
FINANCIAL COVENANTS
     As long as any of the Obligations or the Commitments remain outstanding, unless the Requisite Lenders otherwise consent in writing, the Borrower agrees with the Lenders and the Administrative Agent that:
     Section 5.1 Minimum EBITDA. The Borrower shall have, as of the last day of each month set forth below, EBITDA for the period beginning January 1, 2009 and ending on such day of not less than the amount set forth below for such month:

Month	Minimum EBITDA
February 2009	$8,250,000
March 2009	$13,213,000
April 2009	$17,860,000
May 2009	$22,721,000
June 2009	$27,797,000
July 2009	$32,473,000
August 2009	$37,986,000
September 2009	$43,646,000
October 2009	$48,980,000
November 2009	$54,140,000
December 2009	$59,200,000
     Section 5.2 Maximum Capital Expenditures. The Borrower shall not permit Capital Expenditures made or incurred during the period beginning January 1, 2009 and ending on the last day of any month set forth below to be in excess of the maximum amount set forth below for such month:

Month	Maximum Capital Expenditure
February 2009	$3,335,000
March 2009	$7,360,000

Month	Maximum Capital Expenditure
April 2009	$11,138,000
May 2009	$15,075,000
June 2009	$19,013,000
July 2009	$24,638,000
August 2009	$28,490,000
September 2009	$30,690,000
October 2009	$32,890,000
November 2009	$35,090,000
December 2009	$36,300,000
The amount of Capital Expenditures permitted to be made in any period pursuant to this Section 5.2 will be reduced by the amount of any Investments made in such period pursuant to Section 8.3(h).
     Section 5.3 Minimum Liquidity. As of the 15th day and last day of each calendar month, the Borrower shall not permit the sum of (a) all cash and Cash Equivalents held by the Borrower free and clear of all Liens except those created pursuant to the Loan Documents and the Orders as of such day and (b) the aggregate undrawn Commitments (excluding the portion of the Commitment, if any, in respect of the Foreign Debt Draw) as of such day, to be less than the amount set forth below for each such day:

Month	15th Day of Month	Last Day of Month
February 2009	$45,000,000	$45,000,000
March 2009	$40,000,000	$35,000,000
April 2009	$30,000,000	$25,000,000
May 2009	$30,000,000	$30,000,000
June 2009	$30,000,000	$25,000,000
July 2009	*	*
August 2009	*	*
September 2009	*	*
October 2009	*	*
November 2009	*	*
December 2009	*	*

*	An amount equal to the lesser of (x) a $5,000,000 cushion to the forecasted cashflow for such date in the latest Projections provided by the Borrower pursuant to Section 6.13, which Projections shall be in form and substance acceptable to the Lenders in their sole discretion, and (y) $25,000,000.

ARTICLE VI
REPORTING COVENANTS
     As long as any of the Obligations or Commitments remain outstanding, unless the Requisite Lenders otherwise consent in writing, the Borrower agrees with the Lenders and the Administrative Agent that:
     Section 6.1 Financial Statements and Other Information. The Borrower shall furnish to the Administrative Agent (with sufficient copies for each of the Lenders) the following:
          (a) Monthly Reports. Within thirty (30) days after the end of each fiscal month in each Fiscal Year, financial information regarding the Borrower and its Subsidiaries consisting of consolidated and consolidating unaudited balance sheets as of the close of such month and the related statements of income and cash flow for such month and that portion of the current Fiscal Year ending as of the close of such month, setting forth in comparative form the figures for the corresponding period in the prior year and the figures contained in the Projections for the current Fiscal Year (and, if applicable, the latest business plan provided pursuant to clause (f) below), in each case certified by the Responsible Financial Officer of the Borrower as fairly presenting the consolidated and consolidating financial position of the Borrower and its Subsidiaries as at the dates indicated and the results of their operations and cash flow for the periods indicated in accordance with GAAP (subject to the absence of footnote disclosure and normal year-end audit adjustments).
          (b) Quarterly Reports. Within forty-five (45) days after the end of each of the first three (3) Fiscal Quarters of each Fiscal Year, financial information regarding the Borrower and its Subsidiaries consisting of consolidated and consolidating unaudited balance sheets as of the close of such quarter and the related statements of income and cash flow for such quarter and that portion of the Fiscal Year ending as of the close of such quarter, setting forth in comparative form the figures for the corresponding period in the prior year and the figures contained in the Projections for the current Fiscal Year (and, if applicable, the latest business plan provided pursuant to clause (f) below), in each case certified by the Responsible Financial Officer of the Borrower as fairly presenting the consolidated and consolidating financial position of the Borrower and its Subsidiaries as at the dates indicated and the results of their operations and cash flow for the periods indicated in accordance with GAAP (subject to the absence of footnote disclosure and normal year-end audit adjustments).
          (c) Annual Reports. Within ninety (90) days after the end of each Fiscal Year, financial information regarding the Borrower and its Subsidiaries consisting of consolidated and consolidating balance sheets of the Borrower and its Subsidiaries as of the end of such year and related statements of income and cash flows of the Borrower and its Subsidiaries for such Fiscal Year, all prepared in conformity with GAAP and certified by the Borrower’s Accountants, which, in the case of such consolidated financial statements, shall not be qualified in any material respect as to scope but may contain a qualification with respect to the Case or “going concern”, together with the report of the Borrower’s Accountants stating that (i) such financial statements fairly present the consolidated financial position of the Borrower and its Subsidiaries as at the dates indicated and the results of their operations and cash flow for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except for changes with which such independent certified public accountants shall concur and which shall have been disclosed in the notes to the financial statements), and (ii) the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards, and accompanied by a certificate stating that in the course of the regular audit of the business of the Borrower and its Subsidiaries such accounting firm has obtained no knowledge that a Default or Event of Default has occurred, or, if in the opinion of such accounting firm, a Default or Event of Default has occurred, a statement as to the nature thereof.
          (d) Compliance Certificate. Together with each delivery of any financial statement pursuant to clauses (a), (b) or (c) of this Section 6.1, a certificate of a Responsible Financial Officer of the Borrower substantially in the form of Exhibit L hereto (each, a “Compliance Certificate”) (i) showing in reasonable detail the calculations used in demonstrating compliance with each of the financial covenants contained in Article V and (ii) stating that no Default or Event of Default has occurred and is continuing or, if a Default or an Event of Default has occurred and is continuing, stating the nature thereof and the action which the Borrower proposes to take with respect thereto.
          (e) Business Plans. Not later than
          (i) Thirty (30) days prior to the end of each Fiscal Year (or, if earlier, the date such business plan is approved by the Board of Directors of the Borrower), and containing substantially the types of financial information contained in the Projections, (A) the annual business plan of the Borrower for the next succeeding Fiscal Year approved by the Board of Directors of the Borrower, (B) forecasts prepared by management of the Borrower for each fiscal month in the next succeeding Fiscal Year, and (C) forecasts prepared by management of the Borrower for each of the succeeding Fiscal Years through the Fiscal Year in which the Scheduled Termination Date is scheduled to occur, including, in each instance described in clause (B) and clause (C) above, (x) a projected year-end consolidated balance sheet and income statement and statement of cash flows and (y) a statement of all of the material assumptions on which such forecasts are based; and
          (ii) forty-five (45) days after the Petition Date, the business plan of the Borrower for the next succeeding five (5) Fiscal Years approved by the Board of Directors of the Borrower in form and substance satisfactory to the Lenders.
          (f) Weekly Cash Flow Statement. As soon as available and in any event not later than the second Business Day of each week, an updated rolling 13-week rolling cash flow statement, in form and substance satisfactory to the Lenders, setting forth all receipts and disbursements on a weekly basis for the next succeeding 13-week period, including a line item specifying the projected amount of cash and outstanding Loans as of the end of each week covered thereby, and the related variance report.

          (g) Management Letters, Etc. Within five (5) Business Days after receipt thereof by any Loan Party, copies of each management letter, exception report or similar letter or report received by such Loan Party from its independent certified public accountants.
          (h) Intercompany Loan Balances. Together with each delivery of any financial statement pursuant to clause (a) of this Section 6.1, a summary of the outstanding balance of all intercompany Indebtedness as of the last day of the fiscal month covered by such financial statement prepared in accordance with Section 6.1(a), certified by a Responsible Officer.
          (i) Corporate Chart and Other Collateral Updates. Together with each delivery of any Financial Statement pursuant to clause (b) or (c) above, (x) a certificate of a Responsible Officer of the Borrower certifying that the Corporate Chart attached thereto (or the last Corporate Chart delivered pursuant to this clause (i)) is true, correct, complete and current as of the date of such Financial Statement and (y) a certificate of a Responsible Officer of the Borrower in form and substance satisfactory to the Lenders that all certificates, statements, updates and other documents (including updated schedules) required to be delivered pursuant to this Agreement or any other Loan Document by any Loan Party in the preceding Fiscal Quarter have been delivered thereunder (or such delivery requirement was otherwise duly waived or extended). The reporting requirements set forth in this clause (i) are in addition to, and are not intended to and shall not replace or otherwise modify, any obligation of any Loan Party under any Loan Document (including other notice or reporting requirements). Compliance with the reporting obligations in this clause (i) shall only provide notice to the Administrative Agent and shall not, by itself, modify any obligation of any Loan Party under any Loan Document, update any Schedule to this Agreement or any schedule to any other Loan Document or cure, or otherwise modify in any way, any failure to comply with any covenant, or any breach of any representation or warranty, contained in any Loan Document or any other Default or Event of Default.
     Section 6.2 Default Notices. As soon as practicable, and in any event within five Business Days after a Responsible Officer of any Loan Party has actual knowledge of the existence of any Default, Event of Default or other event which has had a Material Adverse Effect or having any reasonable likelihood of causing or resulting in a Material Adverse Change, such Loan Party or the Borrower shall give the Administrative Agent notice specifying the nature of such Default or Event of Default or other event, including the anticipated effect thereof, which notice, if given by telephone, shall be promptly confirmed in writing on the next Business Day.
     Section 6.3 Litigation. Promptly after the commencement thereof, the Borrower shall give the Administrative Agent written notice of the commencement of all actions, suits and proceedings before any domestic or foreign Governmental Authority or arbitrator, affecting the Borrower or any of its Subsidiaries, which (i) seeks injunctive or similar relief or (ii) in the reasonable judgment of the Borrower or such Subsidiary, expose the Borrower or such Subsidiary to (a) losses, damages or liability in an amount aggregating $1,000,000 or more or (b) which, if adversely determined, could reasonably be expected to have a Material Adverse Effect.
     Section 6.4 Asset Sales. Prior to the consummation of any Asset Sale anticipated to generate in excess of $1,000,000 (or its Dollar Equivalent) in Net Cash Proceeds, the Borrower

shall send the Administrative Agent a notice (a) describing such Asset Sale or the nature and material terms and conditions of such transaction and (b) stating the estimated Net Cash Proceeds anticipated to be received by the Borrower or any of its Subsidiaries.
     Section 6.5 Notices under Prepetition Secured Facilities Documents. Promptly after the sending or filing thereof, the Borrower shall send the Administrative Agent copies of all material notices, certificates or reports delivered pursuant to, or in connection with, any of the Prepetition Secured Facilities Documents.
     Section 6.6 SEC Filings; Press Releases. Promptly after the sending or filing thereof, the Borrower shall send the Administrative Agent copies of (a) all reports that the Borrower sends to its security holders generally, (b) all reports on Form 10-K, 10-Q or 8-K or otherwise and registration statements which the Borrower or any of its Subsidiaries files with the Securities and Exchange Commission or any national or foreign securities commission or securities exchange or the National Association of Securities Dealers, Inc., (c) all press releases and (d) all other statements concerning material changes or developments in the business of such Loan Party made available by any Loan Party to the public.
     Section 6.7 Labor Relations. Promptly after becoming aware of the same, the Borrower shall give the Administrative Agent written notice of (a) any material labor dispute to which the Borrower or any of its Subsidiaries is or may become a party, including any strikes, lockouts or other disputes relating to any of such Person’s plants and other facilities, and (b) any Worker Adjustment and Retraining Notification Act or related liability incurred with respect to the closing of any plant or other facility of any such Person.
     Section 6.8 Tax Returns. Upon the request of any Lender, through the Administrative Agent, the Borrower shall provide copies of all federal, state, local and foreign tax returns and reports filed by the Borrower or any of its Subsidiaries in respect of taxes measured by income (excluding sales, use and like taxes).
     Section 6.9 Insurance. As soon as is practicable and in any event within ninety (90) days after the end of each Fiscal Year, the Borrower shall furnish the Administrative Agent (in sufficient copies for each of the Lenders) with (a) a report in form and substance satisfactory to the Administrative Agent and the Lenders outlining all material insurance coverage maintained as of the date of such report by the Borrower or its Subsidiaries and the duration of such coverage and (b) an insurance broker’s statement that all premiums then due and payable with respect to such coverage have been paid and that all such insurance names the Administrative Agent on behalf of the Secured Parties as additional insured or loss payee, as appropriate, and provides that no cancellation, material addition in amount or material change in coverage shall be effective until after thirty (30) days’ written notice to the Administrative Agent.
     Section 6.10 ERISA and Pension Matters. The Borrower shall furnish the Administrative Agent (with sufficient copies for each of the Lenders):
          (a) promptly and in any event within thirty (30) days after the Borrower, any of its Subsidiaries or any ERISA Affiliate knows or has reason to know that any ERISA Event has occurred, written notice that such event has occurred and copies of the notice from the regulator;
          (b) promptly and in any event within thirty (30) days after the Borrower or any of its Subsidiaries knows or has reason to know that any Canadian Pension Event has occurred, written notice that such event has occurred and copies of the notice from the regulator, if any;
          (c) promptly and in any event within ten (10) days after the Borrower, any of its Subsidiaries or any ERISA Affiliate knows or has reason to know that a request for a minimum funding waiver under section 412 of the Code has been filed with respect to any Title IV Plan or Multiemployer Plan, a written statement of a Responsible Officer of the Borrower describing such waiver request and the action, if any, which the Borrower, its Subsidiaries and ERISA Affiliates propose to take with respect thereto and a copy of any notice filed with the PBGC or the IRS pertaining thereto;
          (d) simultaneously with the date that the Borrower, any of its Subsidiaries or any ERISA Affiliate files a notice of intent to terminate any Title IV Plan, if such termination would require additional contributions in excess of $1,000,000 in order to be considered a standard termination within the meaning of Section 4041(b) of ERISA, a copy of each notice.
     Section 6.11 Environmental Matters. The Borrower shall provide the Administrative Agent promptly, and in any event within ten (10) days of the Borrower or any Subsidiary receiving knowledge of any of the following, written notice of any of the following:
          (a) that any Loan Party is or may be liable to any Person as a result of a Release or threatened Release that could reasonably be expected to subject such Loan Party to Environmental Liabilities and Costs of $1,000,000 or more;
          (b) the receipt by any Loan Party of notification that any real or personal property of such Loan Party is or is reasonably likely to be subject to any Environmental Lien;
          (c) the receipt by any Loan Party of any notice of violation of or potential liability under, or knowledge by such Loan Party that there exists a condition which could reasonably be expected to result in a violation of or liability under any Environmental Law, except for violations and liabilities the consequence of which in the aggregate would have no reasonable likelihood of subjecting the Loan Parties collectively to Environmental Liabilities and Costs of $1,000,000 or more;
          (d) the commencement of any judicial or administrative proceeding or investigation alleging a violation of or liability under any Environmental Law, which in the aggregate, if adversely determined, would have a reasonable likelihood of subjecting the Loan Parties, individually or collectively, to Environmental Liabilities and Costs of $1,000,000 or more;
          (e) any proposed acquisition of stock, assets or real estate, or any proposed leasing of property, or any other action by any Loan Party or any of its Subsidiaries other than those the consequences of which in the aggregate have a reasonable likelihood of subjecting the

Loan Parties, individually or collectively, to Environmental Liabilities and Costs of $1,000,000 or less;
          (f) any proposed action by any Loan Party or any of its Subsidiaries or any proposed change in Environmental Laws which in the aggregate have a reasonable likelihood of requiring the Loan Parties to obtain additional environmental, health or safety Permits or make additional capital improvements to obtain compliance with Environmental Laws that in the aggregate would cost $1,000,000 or more or subject the Loan Parties, individually or collectively, to additional Environmental Liabilities and Costs of $1,000,000 or more; and
          (g) upon written request by any Lender through the Administrative Agent, a report providing an update of the status of any environmental, health or safety compliance, hazard or liability issue identified in any notice or report delivered pursuant to this Agreement.
     Section 6.12 Bankruptcy Court. The Borrower shall use its best efforts to obtain the approval of the Bankruptcy Court and the Canadian Court of, and to satisfy the conditions precedent provided in, this Agreement and the other Loan Documents and shall deliver to the Administrative Agent, the Lenders and their respective counsel for review and comment prior to filing all material pleadings, motions and other documents (provided that any of the foregoing relating to the Facility or the Loan Documents shall be deemed material) to be served, filed or entered, as the case may be, in, in connection with, or in relation to, the Case and the CCAA Proceedings (including any documents to be provided to any statutory committee appointed in the Case, the CCAA Proceedings or the U.S. Trustee).
     Section 6.13 Monthly Projections. The Borrower shall provide an update on the monthly projections required under Section 3.1(b)(xvii) on the second Business Day of each calendar month during Fiscal Year 2009 presented on a monthly basis for each month remaining in Fiscal Year 2009, which Projections shall be in form and substance acceptable to the Lenders in their sole discretion.
     Section 6.14 Other Information. The Borrower shall provide the Administrative Agent or any Lender with such other information respecting the business, properties, condition, financial or otherwise, or operations of the Borrower or any of its Subsidiaries as the Administrative Agent or any Lender through the Administrative Agent may from time to time reasonably request, and shall notify the Administrative Agent and each Lender of any material change in its and its Subsidiaries businesses.
ARTICLE VII
AFFIRMATIVE COVENANTS
     As long as any of the Obligations or Commitments remain outstanding, unless the Requisite Lenders otherwise consent in writing, each Loan Party agrees with the Lenders and the Administrative Agent that:
     Section 7.1 Preservation of Legal Existence, Etc. Such Loan Party shall, and shall cause each of its Subsidiaries to, preserve and maintain its legal existence, rights (charter and statutory) and franchises, except as permitted by Sections 8.4 and 8.6.

     Section 7.2 Compliance with Laws, Etc. Such Loan Party shall, and shall cause each of its Subsidiaries to, comply in all material respects with all applicable Requirements of Law, Contractual Obligations arising after the Petition Date, Contractual Obligations under executory contracts and unexpired leases that have been assumed with the consent of the Lenders and Permits. Such Loan Party shall on a timely basis file with the Securities and Exchange Commission all reports on Forms 10-K, 10-Q and 8-K or otherwise which are required pursuant to applicable Requirements of Law.
     Section 7.3 Conduct of Business. Such Loan Party shall, and shall cause each of its Subsidiaries to, (a) conduct its business in the ordinary course and consistent with past practice and (b) use its reasonable efforts, in the ordinary course and consistent with past practice, to preserve its business and the goodwill and business of the customers, advertisers, suppliers and others having business relations with such Loan Party or any of its Subsidiaries, except in each case where the failure to comply with the covenants in each of clauses (a) and (b) above would not, in the aggregate, have a Material Adverse Effect.
     Section 7.4 Payment of Taxes, Etc. Such Loan Party shall, and shall cause each of its Subsidiaries to, pay and discharge before the same shall become delinquent, all lawful governmental claims, taxes, assessments, charges and levies arising after the Petition Date, except where contested in good faith, by proper proceedings and for which adequate reserves have been established on the books of such Loan Party or the appropriate Subsidiary in conformity with GAAP.
     Section 7.5 Maintenance of Insurance. Such Loan Party shall (i) maintain, and cause to be maintained for each of its Subsidiaries, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which such Loan Party or such Subsidiary operates, and such other insurance as may be reasonably requested by the Requisite Lenders, and, in any event, all insurance required by any Loan Document and (ii) cause all such insurance to (A) name the Administrative Agent and the Lenders as additional insureds under all liability policies and (B) name the Administrative Agent on behalf of the Secured Parties as loss payee under all casualty policies, and to provide that no cancellation, material addition in amount or material change in coverage shall be effective until after thirty (30) days’ written notice thereof to the Administrative Agent.
     Section 7.6 Access. Such Loan Party shall from time to time permit the Administrative Agent and the Lenders, or any agents or representatives thereof, within two (2) Business Days after written notification of the same (except that during the continuance of an Event of Default, no such notice shall be required) to (a) examine and make copies of and abstracts from the records and books of account of such Loan Party and each of its Subsidiaries, (b) visit the properties of such Loan Party and each of its Subsidiaries, (c) discuss the affairs, finances and accounts of such Loan Party and each of its Subsidiaries with any of their respective officers or directors, and (d) communicate directly with such Loan Party’s (and any of its Subsidiaries’) independent certified public accountants (and the Borrower shall be provided the opportunity to participate in such discussions). Such Loan Party shall authorize its independent certified public accountants, and shall cause the certified public accountants of each of its Subsidiaries, if any, to disclose to the Administrative Agent or any Lender any and all financial statements and other information of any kind, as the Administrative Agent or any Lender reasonably requests from such Loan Party and that such accountants may have with respect to the business, financial condition, results of operations or other affairs of such Loan Party or any of its Subsidiaries.
     Section 7.7 Keeping of Books. Such Loan Party shall, and shall cause each of its Subsidiaries to, keep proper books of record and account, in which full and correct entries shall be made in conformity with GAAP in all material respects of all financial transactions and the assets and business of such Loan Party and each such Subsidiary.
     Section 7.8 Maintenance of Properties, Etc. Such Loan Party shall, and shall cause each of its Subsidiaries to, maintain and preserve (a) in good working order and condition, all of its properties which are necessary in the conduct of its business, (b) all rights, permits, licenses, approvals and privileges (including all Permits) which are material to or necessary in the conduct of its business, and (c) all Intellectual Property with respect to its business; except where the failure to so maintain and preserve would not, in the aggregate, have a Material Adverse Effect.
     Section 7.9 Application of Proceeds. The Borrower (and, to the extent distributed to them by the Borrower, each of the other Loan Parties) shall use the entire amount of the proceeds of the Loans solely as provided in Section 4.12.
     Section 7.10 Environmental. Such Loan Party shall, and shall cause each of its Subsidiaries and all lessees and other Persons occupying its properties to comply in all material respects with Environmental Laws and, without limiting the foregoing, such Loan Party shall, at its sole cost and expense, upon receipt of any notification or otherwise obtaining knowledge of any Release or other event that has any reasonable likelihood of such Loan Party and its Subsidiaries incurring Environmental Liabilities and Costs in excess of $1,000,000, (a) conduct, or pay for consultants to conduct, tests or assessments of environmental conditions at such operations or properties, including the investigation and testing of subsurface conditions as is appropriate and consistent with good business practice to address the Release or event and (b) take such Remedial Action, investigative or other action as required by Environmental Laws or as any Governmental Authority requires or as is appropriate and consistent with good business practice to address the Release or event.
     Section 7.11 [Reserved]
     Section 7.12 Cash Management. The Loan Parties have established and shall maintain a cash management system reasonably acceptable to the Administrative Agent and the Lenders.
     Section 7.13 Further Assurances. (a) Each Loan party shall, and shall cause each of its Subsidiaries to, execute any and all further documents, financing statements, financing change statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, financing change statements, fixture filings, mortgages, deeds of trust and other documents), that may be required under any applicable law, or which the Administrative Agent, or any Lender through the Administrative Agent, may reasonably request, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created or intended to be created by the Loan Documents or the validity or priority of any such Lien, all at the expense of the Loan Parties, which shall include but not be limited to (1) filing UCC financing statements indicating the collateral as all assets of each Loan Party and fixture filings, in each case in the appropriate filing offices indicated in the Perfection Certificate, (2) recording each of the Domestic IP Agreements in the U.S. Patent and Trade Office or U.S. Copyright Office, as applicable, (3) filing PPSA financing statements with respect to all property of each Canadian Debtor in the Canadian filing offices indicated in the Perfection Certificate, (4) registering the Recognition Orders and charge in respect of each Loan Party’s Real Property in Canada in the applicable Canadian filing offices, as indicated in the Perfection Certificate, and (5) recording abstracts of the Orders in the appropriate U.S. mortgage filing offices, as indicated in the Perfection Certificate. The Borrower also agrees to provide to the Administrative Agent, from time to time upon request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Loan Documents.
          (b) Without limiting the generality of the foregoing, promptly upon reasonable request by the Administrative Agent, or any Lender through the Administrative Agent, the Loan Parties shall correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Loan Document or other document or instrument relating to any Collateral, and do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to carry out more effectively the purposes of the Loan Documents.
          (c) If any material assets (including any real property or improvements thereto or any interest therein) are acquired by the Borrower or any other Loan Party after the Closing Date (other than assets constituting Collateral that become subject to the Lien of the appropriate Loan Documents upon acquisition thereof), the Borrower shall notify the Administrative Agent and the Lenders thereof, and, if requested by Administrative Agent, or any Lender through the Administrative Agent, the Borrower shall cause such assets to be subjected to a Lien securing the Obligations and Loan Parties shall take, and cause each of their Subsidiaries to take, such actions as shall be necessary or advisable to grant and perfect such Liens, including actions described in paragraph (a) of this Section, all at the expense of the Loan Parties; provided that the perfection of security interests in Intellectual Property that would require filings or recordations under laws other than the laws of the United States or Canada shall not be required by this Section 7.13(c).
          (d) If any Stock pledged pursuant to any Loan Document is certificated, promptly upon the issuance of such certificates, the Loan Parties shall deliver to the Administrative Agent such certificates accompanied by undated stock powers or other appropriate instruments of transfer executed in blank, unless such Stock is pledged, and has been delivered, to the agent under the Prepetition Working Capital Facility pursuant to the Prepetition Working Capital Facility.
          (e) If any Loan Party obtains any Copyright that constitutes Material Intellectual Property, the Loan Parties shall execute a Copyright Security Agreement,

substantially in the form of Exhibit P-3 hereto, as soon as practicable, and in any event within thirty (30) days, after obtaining such Copyright.
     Section 7.14 Foreign Debt Foreclosure Event. If at any time during the Availability Period any Insolvency Proceedings under any applicable law are instituted, commenced or, to the Borrower’s knowledge, threatened in any jurisdiction with respect to any of the Foreign Subsidiaries or any collateral securing the Specified Foreign Debt Obligations (any such event, a "Foreign Debt Foreclosure Event”), in each case, other than pursuant to the Case or the CCAA Proceedings, (i) the Borrower and the affected foreign subsidiary shall immediately seek to cure the Foreign Debt Foreclosure Event, including by using commercially reasonable efforts to have any such proceedings reversed, stayed or vacated in any applicable jurisdiction, (ii) if the Foreign Debt Order has not been entered by the Bankruptcy Court at the time of such Foreign Debt Foreclosure Event, the Borrower shall immediately, and in any event within one (1) Business Day (or up to three (3) business days in the event that the calendar of the Bankruptcy Court does not permit for any shorter period), seek the entry of the Foreign Debt Order by the Bankruptcy Court on an emergency basis, (iii) if the Foreign Debt Recognition Order has not been entered by the Canadian Court at the time of such Foreign Debt Foreclosure Event, the Borrower shall immediately, and in any event within one (1) Business Day, seek the entry of the Foreign Debt Recognition Order by the Canadian Court on an emergency basis and (iv) if each of the Foreign Debt Order and the Foreign Debt Recognition Order has been entered at the time of (or any time after) such Foreign Debt Foreclosure Event, the Borrower shall immediately request the Foreign Debt Draw in an amount necessary to satisfy the Specified Foreign Debt Obligations in full in cash and, immediately upon receipt of the proceeds of such Foreign Debt Draw, apply such proceeds to so satisfy such Specified Foreign Debt Obligations as, and to the extent, permitted by such Orders and clause (B) of Section 4.12; provided, however, that upon the occurrence and during the continuance of a Foreign Debt Foreclosure Event, the relevant Foreign Subsidiaries shall immediately use any funds on hand in excess of amounts actually needed to operate their respective businesses to satisfy the Specified Foreign Debt Obligations prior to the funding of the Foreign Debt Draw by the Lenders.
     Section 7.15 Tax. If the Borrower determines that it intends to treat the Loans and the related transactions contemplated hereby as a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4, the Borrower shall promptly give the Administrative Agent written notice thereof and shall deliver to the Administrative Agent all IRS forms required in connection therewith.
     Section 7.16 Additional Subsidiaries. If (a) any additional Subsidiary of the Borrower is formed or acquired after the Closing Date, the Borrower shall immediately notify the Administrative Agent and the Lenders and (i) if such additional Subsidiary is a Domestic Subsidiary or Canadian Subsidiary, the Borrower shall cause such Subsidiary to become a party to (A) this Agreement and the Guaranty, as a Subsidiary Guarantor, and (B) each Domestic IP Agreement, the Canadian Pledge Agreement, if applicable, and the Canadian Security Agreement, if applicable, and each other applicable security document in the manner provided therein, in each case within three (3) Business Days after such Subsidiary is formed or acquired and promptly take such actions to create and perfect Liens on such Subsidiary’s assets to secure the Obligations as the Administrative Agent or any of the Lenders shall reasonably request; and (ii) if any Stock or Indebtedness of such Subsidiary are owned by or on behalf of any Loan Party, the Borrower will cause certificates and promissory notes evidencing such Stock and Indebtedness to be pledged to secure the Obligations within three (3) Business Days after such Subsidiary is formed or acquired and (b) any Subsidiary which is not a Loan Party commences a case under Chapter 11 of the Bankruptcy Code which is administratively consolidated with the Case, the Borrower shall immediately notify the Administrative Agent and the Lenders and shall cause such Subsidiary to become a party to (A) this Agreement and the Guaranty, as a Subsidiary Guarantor and (B) each Domestic IP Agreement, the Canadian Pledge Agreement, if applicable, and the Canadian Security Agreement, if applicable, and each other applicable security document in the manner provided therein (or, with respect to a Subsidiary that is not a Domestic Subsidiary or a Canadian Subsidiary, such other loan agreements, guaranties, pledge agreements, security agreements or other documents as the Administrative Agent or the Requisite Lenders may request, which, in each case, shall be in form and substance reasonably acceptable to the Requisite Lenders), in each case within three (3) Business Days after such Subsidiary’s case under Chapter 11 of the Bankruptcy Code is administratively consolidated with the Case and promptly take such actions to create and perfect Liens on such Subsidiary’s assets to secure the Obligations as the Administrative Agent or any of the Lenders shall reasonably request.
     Section 7.17 Certain Post-Closing Obligations.
          (a) As soon as practicable, and in any event not later than thirty (30) days after the Closing Date, the Loan Parties shall cause to be issued and delivered to the Administrative Agent share certificates representing all Unencumbered Stock and stock powers and any necessary endorsements for such share certificates.
          (b) As soon as practicable, and in any event not later than ten (10) Business Days after the Closing Date, the Loan Parties shall deliver to the Administrative Agent endorsements naming (A) the Administrative Agent, on behalf of the Secured Parties, as an additional insured or loss payee, as applicable, under all liability policies maintained by each Loan Party and (B) the Administrative Agent, on behalf of the Secured Parties, as an additional insured or loss payee, as applicable, under all insurance policies maintained with respect to the properties of each Loan Party.
          (c) As soon as practicable, and in any event not later than five (5) Business Days after the date that the Final Order is entered, each Loan Party shall execute and deliver to the Administrative Agent any mortgages, deeds of trust, security instruments, financing statements, charges, notices of Orders, abstracts of Orders or any other documents requested by the Administrative Agent or the Requisite Lenders in connection with recording or registering any security interests or liens against Real Property.
ARTICLE VIII
NEGATIVE COVENANTS
     As long as any of the Obligations or the Commitments remain outstanding, unless the Requisite Lenders otherwise agree in writing, each Loan Party agrees with the Lenders and the Administrative Agent that:

     Section 8.1 Indebtedness. Such Loan Party shall not, and shall not permit any of its Subsidiaries to, directly or indirectly create, incur, assume or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except:
          (a) the Obligations;
          (b) Indebtedness existing on the date of this Agreement and disclosed on Schedule 8.1;
          (c) Guaranty Obligations incurred by the Borrower or any Subsidiary Guarantor in respect of Indebtedness of the Borrower or any Subsidiary Guarantor otherwise permitted by this Section 8.1; provided, that neither the Borrower nor any Subsidiary Guarantor shall incur any Guaranty Obligations in respect of Indebtedness of any Foreign Subsidiary;
          (d) Capital Lease Obligations and purchase money Indebtedness incurred by such Loan Party after the Petition Date to finance the acquisition of fixed assets in an aggregate outstanding principal amount not to exceed $1,000,000, with respect to all Loan Parties and their Subsidiaries, at any time, to the extent that the Capital Expenditure related thereto is otherwise permitted by Section 5.2;
          (e) Renewals, extensions, refinancings and refundings of Indebtedness permitted by clause (d) of this Section 8.1; provided, however, that any such renewal, extension, refinancing or refunding is in an aggregate principal amount not greater than the principal amount of, and is on terms no less favorable to the Borrower or any Subsidiary of the Borrower obligated thereunder, including as to weighted average maturity and final maturity, than the Indebtedness being renewed, extended, refinanced or refunded;
          (f) Indebtedness in respect of Hedging Contracts by such Loan Party permitted hereunder (including under Section 8.15), designed to hedge against fluctuations in interest rates or foreign exchange rates incurred in the ordinary course of business and consistent with prudent business practice;
          (g) Indebtedness arising from intercompany loans (i) from any Loan Party to any other Loan Party or (ii) from any Foreign Subsidiary (other than the Canadian Debtors) to any other Foreign Subsidiary or to any Loan Party;
          (h) Indebtedness arising from the intercompany loans from the Borrower to the Foreign Subsidiaries in respect of the use of proceeds of the Loans permitted by clause (B) of Section 4.12;
          (i) Indebtedness in an aggregate amount not to exceed $500,000 at any time in respect of letter of credit reimbursement obligations incurred by the Loan Parties in the ordinary course of business; and
          (j) Indebtedness arising under any performance, appeal or surety bond entered into by a Loan Party in the ordinary course of business.

     Section 8.2 Liens, Etc. Such Loan Party shall not, and shall not permit any of its Subsidiaries to, create or suffer to exist, any Lien upon or with respect to any of its properties or assets including, without limitation, the Collateral, whether now owned or hereafter acquired, or assign, or permit any of its Subsidiaries to assign, any right to receive income, except for:
          (a) Liens created pursuant to the Loan Documents and the Orders;
          (b) leases or subleases of Real Property of a Loan Party, in each case, entered into in the ordinary course of such Loan Party’s business so long as such leases do not, individually or in the aggregate, (i) interfere in any material respect with the ordinary conduct of business of such Loan Party and (ii) materially impair the use of the Real Property subject thereto;
          (c) licenses or sublicenses of Intellectual Property granted by any Loan Party in the ordinary course of business and in compliance with this Agreement;
          (d) Liens existing on the date of this Agreement and disclosed on Schedule 8.2;
          (e) Customary Permitted Liens on the assets of the Borrower and its Subsidiaries;
          (f) purchase money Liens granted by such Loan Party (including the interest of a lessor under a Capital Lease and purchase money Liens to which any property is subject at the time, after the date hereof, of such Loan Party’s acquisition thereof) securing Indebtedness permitted under Section 8.1(d) and limited in each case to the property purchased with the proceeds of such purchase money Indebtedness or subject to such Capital Lease;
          (g) any Lien securing the renewal, extension, refinancing or refunding of any Indebtedness secured by any Lien permitted by clause (d) of this Section 8.2 without any change in the assets subject to such Lien and to the extent such renewal, extension, refinancing or refunding is permitted under Section 8.1(e);
          (h) Liens in favor of lessors securing operating leases of the Borrower and the Loan Parties;
          (i) Liens on cash collateral to secure letter of credit reimbursement obligations incurred pursuant to Section 8.1(i); and
          (j) Liens granted by Foreign Subsidiaries (other than the Canadian Debtors) securing Investments in such Foreign Subsidiaries to the extent such Investments are permitted under Section 8.3(g).
     Section 8.3 Investments. Such Loan Party shall not, and shall not permit any of its Subsidiaries to, directly or indirectly make or maintain any Investment except:
          (a) Investments existing on the date of this Agreement and disclosed on Schedule 8.3;

          (b) Cash Equivalents held in a Cash Collateral Account with respect to which the Administrative Agent for the benefit of the Secured Parties or an account in which the agent under the Prepetition Working Capital Facility has a first priority perfected Lien;
          (c) in the case of a Loan Party, Accounts, Payment Intangibles and Chattel Paper, notes receivable and similar items arising or acquired in the ordinary course of business consistent with the past practice of such Loan Party;
          (d) Investments received in settlement of amounts due to such Loan Party or any Subsidiary of such Loan Party effected in the ordinary course of business;
          (e) Investments by a Loan Party in another Loan Party;
          (f) loans or advances to employees of such Loan Party in the ordinary course of business, which loans and advances shall not exceed the aggregate outstanding principal amount of $1,000,000, with respect to all Loan Parties and their Subsidiaries, at any time;
          (g) Investments by the Borrower in the Foreign Subsidiaries to the extent of the loans from Pliant Toronto to the Foreign Subsidiaries permitted by clause (B) of Section 4.12; and
          (h) Investments not otherwise permitted hereby in an aggregate outstanding amount not to exceed $500,000, with respect to all Loan Parties and their Subsidiaries, at any time.
     Section 8.4 Sale of Assets. Such Loan Party shall not, and shall not permit any of its Subsidiaries to, sell, convey, transfer, lease or otherwise dispose of any of its assets or any interest therein (including the sale or factoring at maturity or collection of any accounts or in connection with a Sale/Leaseback Transaction) to any Person, or permit or suffer any other Person to acquire any interest in any of its assets or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary’s Stock or Stock Equivalents (any such disposition being an “Asset Sale”), except:
          (a) the sale or disposition of Inventory in the ordinary course of business;
          (b) the sale of assets from one Loan Party to another Loan Party;
          (c) the sale or disposition of equipment which has become obsolete or is replaced in the ordinary course of business; provided, however, that the aggregate Fair Market Value of all such equipment disposed of in any Fiscal Year shall not exceed $1,000,000, with respect to all Loan Parties and their Subsidiaries, in the aggregate;
          (d) the true lease or sublease of real property not constituting Indebtedness and not constituting a Sale/Leaseback Transaction, to the extent not otherwise prohibited by this Agreement;
          (e) assignments and licenses of Intellectual Property of the Borrower and its Subsidiaries in the ordinary course of business; and

          (f) transfers of assets which are expressly permitted by Section 8.3.
provided further, that the foregoing limitations are not intended to prevent such Loan Party, with the written consent of the Requisite Lenders, from rejecting unexpired leases or executory contracts pursuant to section 365 of the Bankruptcy Code in connection with the Case or pursuant to the CCAA Proceedings.
     Section 8.5 Restricted Payments. Such Loan Party shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, declare, order, pay, make or set apart any sum for any Restricted Payment except:
          (a) Restricted Payments (i) by any Subsidiary of the Borrower to the Borrower or any Subsidiary Guarantor and (ii) by the Borrower to any Subsidiary Guarantor; and
          (b) dividends and distributions declared and paid on the common stock of the Borrower and payable only in common stock of the Borrower.
     Section 8.6 Restriction on Fundamental Changes. Such Loan Party shall not, and shall not permit any of its Subsidiaries to (a) merge with any Person, (b) consolidate with any Person, (c) acquire all or substantially all of the Stock or Stock Equivalents of any Person, (d) acquire all or substantially all of the assets of any Person or all or substantially all of the assets constituting the business of a division, branch or other unit operation of any Person, (e) enter into any joint venture or partnership with any Person or (f) acquire or create any Subsidiary, except that:
          (i) any Subsidiary may merge into or consolidate with any Loan Party; provided that, in the case of any such merger or consolidation involving the Borrower, the Borrower shall be the surviving entity, and in the case of any merger between a Foreign Subsidiary and a Domestic Subsidiary, the surviving entity shall be the Domestic Subsidiary and in the case of any other merger or consolidation, the surviving entity shall be a Subsidiary Guarantor;
          (ii) any Foreign Subsidiary (other than the Canadian Debtors) may merge into or consolidate with any Foreign Subsidiary (other than the Canadian Debtors); provided that, in the case of any such merger or consolidation, the Person formed by such merger or consolidation shall be a wholly-owned Subsidiary of the Borrower; and
          (iii) any Foreign Subsidiary (other than a Canadian Debtor) may liquidate and dissolve if such liquidation or dissolution is not disadvantageous to the Lenders or the Administrative Agent and, is in the good faith determination of the Loan Parties, in the best interests of the Loan Parties;
provided, however, that in each case under this Section 8.6, both before and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom.
     Section 8.7 Change in Nature of Business. Such Loan Party shall not, and shall not permit any of its Subsidiaries to, make any material change in the nature or conduct of its business as carried on as of the Closing Date and business reasonably related thereto or employ the same or related technologies or processes as those businesses in effect on the Closing Date.
     Section 8.8 Transactions with Affiliates. Such Loan Party shall not, and shall not permit any of its Subsidiaries to, except as otherwise expressly permitted herein, do any of the following: (a) except as provided in Section 8.3 (e), make any Investment in an Affiliate of the Borrower which is not a Subsidiary Guarantor; (b) transfer, sell, lease, assign or otherwise dispose of any asset to any Affiliate of the Borrower which is not a Subsidiary Guarantor; (c) except to the extent permitted by Section 8.6, merge into or consolidate with or purchase or acquire assets from any Affiliate of the Borrower which is not a Subsidiary Guarantor; (d) repay any Indebtedness to any Affiliate of the Borrower which is not a Subsidiary Guarantor; (e) pay any management fees to any Affiliate of the Borrower that is not a Subsidiary Guarantor; or (f) enter into any other transaction directly or indirectly with or for the benefit of any Affiliate of the Borrower which is not a Subsidiary Guarantor (including guaranties and assumptions of obligations of any such Affiliate), except for in the case of this clause (f), (i) transactions in the ordinary course of business on a basis no less favorable to the Borrower or such Subsidiary Guarantor as would be obtained in a comparable arm’s length transaction with a Person not an Affiliate and (ii) salaries and other employee compensation to officers or directors of the Borrower or any Subsidiary Guarantor commensurate with current compensation levels, in each case, to the extent permitted under Section 8.22.
     Section 8.9 Restrictions on Subsidiary Distributions; No New Negative Pledge. Other than pursuant to the Loan Documents and any agreements governing any purchase money Indebtedness or Capital Lease Obligations permitted by clause (d) or (e) of Section 8.1 (in which latter case, any prohibition or limitation shall only be effective against the assets financed thereby) and restrictions and conditions imposed under applicable law, such Loan Party shall not, and shall not permit any of its Subsidiaries to, after the Petition Date, (a) agree to enter into or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of such Subsidiary to pay dividends or make any other distribution or transfer of funds or assets or make loans or advances to or other Investments in, or pay any Indebtedness owed to, the Borrower or any other Subsidiary of the Borrower or (b) enter into or suffer to exist or become effective any agreement which prohibits or limits the ability of the Borrower or any Subsidiary of the Borrower to create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, to secure the Obligations, including any agreement which requires any other Indebtedness or Contractual Obligation to be equally and ratably secured with the Obligations.
     Section 8.10 Modification of Constituent Documents. Such Loan Party shall not, and shall not permit any of its Subsidiaries to, change its capital structure (including in the terms of its outstanding Stock) or otherwise amend its Constituent Documents, except for changes and amendments which do not adversely affect the rights and privileges of such Loan Party or any of its Subsidiaries, or the interests of the Administrative Agent and the Lenders under the Loan Documents or the Orders or in the Collateral.
     Section 8.11 Accounting Changes; Fiscal Year. Such Loan Party shall not, and shall not permit any of its Subsidiaries to, change its (a) accounting treatment and reporting practices or tax reporting treatment, except as required by GAAP or any Requirement of Law and disclosed to the Lenders and the Administrative Agent or (b) fiscal year.
     Section 8.12 Margin Regulations. The Borrower shall not, and shall not permit any of its Subsidiaries to, use all or any portion of the proceeds of any credit extended hereunder to purchase or carry Margin Stock.
     Section 8.13 Operating Leases; Sale/Leasebacks.
          (a) Such Loan Party shall not, and shall not permit any of its Subsidiaries to, become or remain liable as lessee or guarantor or other surety with respect to any operating lease, unless the Dollar Equivalent of the aggregate amount of all rents paid or accrued under all such operating leases shall not exceed $1,000,000 in any Fiscal Year.
          (b) Such Loan Party shall not, and shall not permit any of its Subsidiaries to, enter into any Sale/Leaseback Transaction.
     Section 8.14 Modification, Prepayment and Cancellation of Indebtedness. (a) Such Loan Party shall not, and shall not permit any of its Subsidiaries to, cancel Indebtedness owed to any of them except (i) in the ordinary course of business consistent with past practice; provided that the aggregate amount of all claims and Indebtedness cancelled pursuant to this clause (i) shall not exceed $1,000,000, with respect to all Loan Parties and their Subsidiaries, during any Fiscal Quarter; or (ii) in respect of intercompany Indebtedness among the Borrower and Subsidiary Guarantors.
          (b) Such Loan Party shall not, and shall not permit any of its Subsidiaries to, prepay, redeem, purchase, defease, exchange, repurchase or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, or modify or amend any of the terms of, any Indebtedness in each case other than pursuant to the Plan; provided, however, that such Loan Party and each of its Subsidiaries may (i) prepay the Obligations in accordance with the terms of this Agreement, (ii) prepay Indebtedness under the Prepetition Working Capital Facility and the Prepetition Fixed Asset Facility to the extent permitted under clause (A) of Section 4.12 with the proceeds of the initial Borrowings hereunder, (iii) prepay any Indebtedness payable to the Borrower by any of the Subsidiary Guarantors, (iv) prepay purchase money Indebtedness permitted under Section 8.1(d), and (v) renew, extend, refinance and refund Indebtedness, to the extent that such renewal, extension, refinancing or refunding is permitted under Section 8.1(e).
     Section 8.15 No Speculative Transactions. Such Loan Party shall not, and shall not permit any of its Subsidiaries to, engage in any speculative transaction or in any transaction involving Hedging Contracts except solely by the Loan Parties and with the Lenders, for the sole purpose of hedging in the normal course of business and consistent with industry practices and not for any speculative purpose.
     Section 8.16 Compliance with ERISA and Canadian Pension. Such Loan Party shall not, and shall not permit any of its Subsidiaries to, or cause or permit any ERISA Affiliate to, cause or permit to occur (a) an event which could reasonably be expected to result in the imposition of a Lien under Section 412 of the Code or Section 302 or 4068 of ERISA, (b)

ERISA Events (other than the Case) that could reasonably be expected to have a Material Adverse Effect in the aggregate or (c) any Canadian Pension Events that could reasonably be expected to have a Material Adverse Effect in the aggregate.
     Section 8.17 Environmental. Such Loan Party shall not, and shall not permit any of its Subsidiaries to, allow a Release of any Contaminant in violation of any Environmental Law; provided, however, that such Loan Party shall not be deemed in violation of this Section 8.17 if, as the consequence of all such Releases, such Loan Party would not incur Environmental Liabilities and Costs in excess of $1,000,000 in the aggregate for all Loan Parties and their Subsidiaries.
     Section 8.18 Super-priority Claims. Such Loan Party shall not, and shall not permit any of its Subsidiaries to, agree to, incur, create, assume, suffer to exist or permit (a) any administrative expense, unsecured claim, or other super-priority claim or lien which is pari passu with or senior to the claims of the Secured Parties against the Loan Parties hereunder except for the Carve-Out or the Information Officer Charge, or apply to the Bankruptcy Court or the Canadian Court for authority to do so or (b) the extension of any existing adequate protection or the grant of further adequate protection (other than Permitted Prepetition Claim Payments and Adequate Protection Obligations, in each case, that are permitted under the Orders) or apply to the Bankruptcy Court or the Canadian Court for authority to do so.
     Section 8.19 The Orders. Such Loan Party shall not, and shall not permit any of its Subsidiaries to, make, permit to be made or seek any change, amendment or modification, or any application or motion for any change, amendment or modification, to any Order or any other order of the Bankruptcy Court or the Canadian Court with respect to the Facility without the prior written consent of the Administrative Agent (at the direction of the Requisite Lenders in their sole discretion).
     Section 8.20 Payments to Specified Vendors. Such Loan Party shall not, and shall not permit any of its Subsidiaries to, make or permit to be made any payment to a Specified Vendor if, after giving effect to such payment, the aggregate of all payments made by the Borrower and all of its Foreign Subsidiaries to the Specified Vendors equals or exceeds the amount contemplated by the budget delivered to the Administrative Agent pursuant to Section 3.1(b)(xvi).
     Section 8.21 PUHCA. Such Loan Party shall not, and shall not permit any of its Subsidiaries to, take any action which results in any Loan Party or any of its Subsidiaries becoming a “holding company,” a “public-utility company,” a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company,” as each of those terms is defined in PUHCA.
     Section 8.22 Employee Compensation. Such Loan Party shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, declare, order, pay, make, commit to make, permit to be made or set aside any sum for any bonus or similar payments to executive officers of the Borrower in excess of the amounts set forth in (i) the Borrower’s ordinary course bonus programs for such individuals as in effect on the date hereof (which shall include any extension of or successor to any such programs for 2009); provided, however, that no payments or accruals may be made under the Borrower’s 2008 Management Incentive Program (or any successor or replacement program) (x) in excess of $300,000 in the aggregate for the Borrower and all of its Subsidiaries or (y) to or for the benefit of the Borrower’s Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, General Counsel and Senior Vice President — Business Development, and (ii) a new equity-based incentive plan for management intended to maximize the value of the restructured Borrower (the “Management Equity Incentive Plan”), and a bonus or similar program based on metrics related to the Borrower’s timely and successful reorganization (the “Success Bonus Plan”); provided, that, the Management Equity Incentive Plan and Success Bonus Plan shall be in form and substance satisfactory to the Lenders.
     Section 8.23 Cash Held by Foreign Subsidiaries. The Borrower shall not permit at any time on any day (a) the aggregate amount of “cash and cash equivalents” and “marketable securities” of the Foreign Subsidiaries (other than Foreign Subsidiaries that are Loan Parties), in each case that would be required to be reflected on a consolidated balance sheet of the Borrower and the Subsidiaries prepared as of such time in accordance with GAAP, minus (b) the aggregate amount of payments in such cash and cash equivalents that the Borrower reasonably and in good faith determines will be made by the Foreign Subsidiaries that are not Loan Parties (and will reduce such cash and cash equivalents) on such day and the immediately succeeding five (5) days to exceed $10,000,000.
     Section 8.24 Reclamation Claims. No Loan Party shall enter into any agreement to return any of its Inventory to any of its creditors for application against any prepetition Indebtedness, prepetition trade payables or other prepetition claims under Section 546(h) of the Bankruptcy Code or allow any creditor to take any setoff or recoupment against any of its prepetition Indebtedness, prepetition trade payables or other prepetition claims based upon any such return pursuant to Section 553(b)(1) of the Bankruptcy Code or otherwise if, after giving effect to any such agreement, setoff or recoupment, the aggregate amount of prepetition Indebtedness, prepetition trade payables and other prepetition claims subject to all such agreements, setoffs and recoupments since the Petition Date would exceed $500,000.
     Section 8.25 Chapter 11 Claims. No Loan Party shall incur, create, assume, suffer to exist or permit any other super-priority administrative claim which is pari passu with or senior to the claims of the Administrative Agent and the Lenders against the Loan Parties, except as expressly permitted under Section 4.18.
ARTICLE IX
EVENTS OF DEFAULT
     Section 9.1 Events of Default. Each of the following events shall be an Event of Default:
          (a) the Borrower shall fail to pay any principal of any Loan or any interest or fee payable hereunder or under any other Loan Document when the same becomes due and payable; or

          (b) the Borrower shall fail to pay any other Obligation (other than one referred to in clause (a) above) when due and payable and such failure continues for a period of three (3) Business Days after the due date therefor; or
          (c) any representation or warranty made or deemed made by any Loan Party in any Loan Document or by any Loan Party (or any of its officers) in connection with any Loan Document shall prove to have been incorrect in any material respect when made or deemed made; or
          (d) any Loan Party shall fail to perform or observe (i) any term, covenant or agreement contained in Article V, Sections 6.1, 6.2, 6.14, 7.1, 7.6, 7.7, 7.9, 7.14 or 7.17 or Article VIII, or (ii) any other term, covenant or agreement contained in this Agreement or in any other Loan Document if such failure under this clause (ii) shall remain unremedied for thirty (30) days after the earlier of (A) the date on which a Responsible Officer of the Borrower becomes aware of such failure or (B) the date on which written notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender; or
          (e) (i) the Borrower or any of its Subsidiaries shall fail to make any payment on any Indebtedness (other than the Obligations or any Indebtedness incurred prior to the Petition Date unless such Indebtedness is assumed during the pendency of the Case) of the Borrower or any such Subsidiary (or any Guaranty Obligation in respect of Indebtedness of any other Person) which failure relates to Indebtedness having a principal amount of $1,000,000 or more, when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise); or (ii) any other event shall occur or condition shall exist under any agreement or instrument relating to any such Indebtedness, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness or to require any Payment by, or other remedy against, the Borrower or any of its Subsidiaries; or (iii) any such Indebtedness shall become or be declared to be due and payable, or be required to be prepaid or repurchased (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof; or
          (f) the Loan Documents and the Orders shall, for any reason, cease to create a valid Lien on any of the Collateral purported to be covered thereby or such Lien shall cease to be a perfected Lien having the priority provided herein pursuant to section 364 of the Bankruptcy Code or the Orders against each Loan Party, or any Loan Party shall so allege in any pleading filed in any court or any material provision of any Loan Document shall, for any reason, cease to be valid and binding on each Loan Party party thereto or any Loan Party shall so state in writing; or
          (g) any provision of any Loan Document after delivery thereof shall for any reason fail or cease to be valid and binding on, or enforceable against, any Loan Party party thereto, or any Loan Party shall so state in writing; or
          (h) an ERISA Event (other than the Case) shall occur and the amount of all liabilities and deficiencies resulting therefrom, whether or not assessed, exceeds $1,000,000 in the aggregate; or

          (i) the Case shall be dismissed (or the Bankruptcy Court shall make a ruling requiring the dismissal of the Case), suspended or converted to a case under chapter 7 of the Bankruptcy Code, or any Loan Party shall file any pleading requesting any such relief; or an application shall be filed by any Loan Party for the approval of, or there shall arise, (i) any other Claim having priority senior to or pari passu with the claims of the Secured Parties under the Loan Documents and the Orders or any other claim having priority over any or all administrative expenses of the kind specified in sections 503(b) or 507(b) of the Bankruptcy Code (other than the Carve-Out) or (ii) any Lien on the Collateral having a priority senior to or pari passu with the Liens and security interests granted herein, except as expressly provided herein; or
          (j) any Loan Party shall file a motion seeking, or the Bankruptcy Court or the Canadian Court shall enter, an order (i) approving payment of any prepetition Claim other than a Permitted Prepetition Claim Payment, (ii) approving First Day Orders not approved by the Requisite Lenders, (iii) granting relief from the automatic stay applicable under section 362 of the Bankruptcy Code or from the CCAA stay of proceedings to any holder or holders of any security interest to permit foreclosure or enforcement on any assets of the Borrower or any Subsidiary Guarantor (other than certain assets identified by the Borrower or the relevant Subsidiary Guarantor and agreed to by the Requisite Lenders), or (iv) except to the extent the same would not constitute a Default under any of the previous clauses, approving any settlement or other stipulation with any creditor of any Loan Party, other than the Administrative Agent and the Lenders, or otherwise providing for payments as adequate protection or otherwise to such creditor individually or in the aggregate in excess of $100,000 for any and all such creditors or (v) approving payment of or granting any adequate protection with respect to pre-petition Indebtedness (other than Permitted Prepetition Claim Payments and Adequate Protection Obligations, in each case, that are permitted under the Orders, or otherwise as approved by the Lenders in their sole discretion, provided, however, that any extension or replacement, without the approval of the Requisite Lenders in their sole discretion, of any adequate protection or budget approval rights granted pursuant to such orders of the Bankruptcy Court or the Canadian Court made on or prior to the Closing Date shall in any event constitute an Event of Default); or
          (k) (i) the Interim Order shall cease to be in full force and effect and the Final Order shall not have been entered prior to such cessation, (ii) the Recognition Orders shall cease to be in full force and effect, (iii) the Final Order shall not have been entered by the Bankruptcy Court on or before the 45th day following the Petition Date, (iv) the Final Recognition Order shall not have been entered by the Canadian Court on or before the 45th day following the Petition Date, (v) the Bankruptcy Court shall fail to conduct a hearing with respect to the Foreign Debt Order on or before the Foreign Debt Draw Trigger Date, (vi) the Canadian Court shall fail to conduct a hearing with respect to the Foreign Debt Recognition Order on or before the Foreign Debt Draw Trigger Date, which failure shall continue for two Business Days, (vii) the Bankruptcy Court shall fail to enter the Foreign Debt Order, in form and substance satisfactory to the Requisite Lenders on or before the Foreign Debt Draw Trigger Date, (viii) by the Canadian Court shall fail to issue the Foreign Debt Recognition Order on or before the Foreign Debt Draw Trigger Date, (ix) from and after the date of entry thereof, the Final Order shall cease to be in full force and effect, (x) any Loan Party shall fail to comply with the terms of the Interim Order, the Recognition Orders, the Final Order or the Final Recognition Order in any material respect, or (xi) the Interim Order, the Recognition Orders, the Final Order, the Foreign Debt Order, the Foreign Debt Recognition Order or any other order of the Bankruptcy Court or the Canadian

Court relating to the Facility shall be amended, supplemented, stayed, reversed, vacated or otherwise modified (or any of the Loan Parties shall apply for authority to do so) without the prior written consent of the Requisite Lenders; or
          (l) a Foreign Debt Foreclosure Event shall have occurred and be continuing (provided that the Requisite Lenders may, in their sole discretion, determine that the Foreign Debt Foreclosure Event has been cured and is no longer continuing); or
          (m) the CCAA Proceedings shall be dismissed or converted to bankruptcy proceedings; or
          (n) (i) any Foreign Subsidiary (other than the Canadian Debtors) shall generally not pay its debts as such debts become due, shall admit in writing its inability to pay its debts generally or shall make a general assignment for the benefit of creditors, (ii) any Insolvency Proceeding shall be instituted by or against any Foreign Subsidiary (other than the Canadian Debtors) or any property of any Foreign Subsidiary (other than the Canadian Debtors); provided, however, that, in the case of any such Insolvency Proceedings instituted against any Foreign Subsidiary (other than the Canadian Debtors), such Insolvency Proceedings shall remain undismissed or unstayed for a period of thirty (30) days or more or any action sought in such proceedings shall occur or (iii) any Foreign Subsidiary (other than the Canadian Debtors) shall take any corporate action to authorize any action set forth in clauses (i) and (ii) above; or
          (o) the Bankruptcy Court shall enter an order appointing a trustee, a responsible officer or an examiner with powers beyond the duty to investigate and report, as set forth in section 1106(a)(3) and (4) of the Bankruptcy Code, in the Case; or
          (p) there shall occur a Material Adverse Change or any event or circumstance which would have a Material Adverse Effect; or
          (q) one or more of the Borrower or its Subsidiaries shall have entered into one or more consent or settlement decrees or agreements or similar arrangements with a Governmental Authority, or one or more judgments, orders, decrees or similar actions shall have been entered (to the extent not covered and paid by insurance or to the extent execution thereof is not effectively stayed) against one or more of the Borrower or its Subsidiaries, which consent or settlement decrees, agreements and similar arrangements, judgments, orders, decrees and similar actions involve, in any single case or in the aggregate, an amount whose Dollar Equivalent equals or exceeds $1,000,000 in money judgments or other liabilities (including but not limited to Environmental Liabilities and Costs); or
          (r) there shall occur a Change of Control; or
          (s) the Borrower and the Subsidiary Guarantors shall fail to file the Plan, in form and substance acceptable to the Administrative Agent and the Lenders, with the Bankruptcy Court within ninety (90) days of the Petition Date; or
          (t) the Bankruptcy Court shall fail to approve a disclosure statement approved pursuant to section 1125 of the Bankruptcy Code within one hundred seventy-five (175) days of the Petition Date; or

          (u) the Bankruptcy Court shall fail to enter an order confirming the Plan within two hundred thirty (230) days of the Petition Date; or
          (v) the Canadian Court shall fail to issue an order recognizing the confirmation of the Plan within two (2) Business Days of the confirmation thereof by the Bankruptcy Court; or
          (w) the Borrower or any of its Subsidiaries shall make, agree to make or promise to make any cash payment to or on behalf of any noteholder under the Second Lien Secured Notes or any advisor of any such noteholder (other than pursuant to the Plan); or
          (x) loss of exclusivity by the Borrower and the Subsidiary Guarantors or the filing of a plan of reorganization of the Borrower or the Subsidiary Guarantors by any party other than the Borrower or the noteholders under the First Lien Secured Notes.
     Section 9.2 Remedies. Upon the occurrence and during the continuance of any Event of Default, without further order of, application to, or action by, the Bankruptcy Court or the Canadian Court, the Administrative Agent (a) may, and shall at the request of the Requisite Lenders, by notice to the Borrower, declare that all or any portion of the Commitments be terminated, whereupon the obligation of each Lender to make any Loan shall immediately terminate, and/or (b) may, and shall at the request of the Requisite Lenders, by notice to the Borrower, declare the Loans, all interest thereon and all other amounts and Obligations payable under this Agreement to be forthwith due and payable, whereupon the Loans, all such interest and all such amounts and Obligations shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Loan Parties. In addition, subject solely to any requirement of the giving of notice by the terms of the Interim Order, Recognition Orders, the Final Order or the Final Recognition Order, the automatic stay provided in section 362 of the Bankruptcy Code and the CCAA stay of proceedings shall be deemed automatically vacated or lifted, as applicable, without further action or order of the Bankruptcy Court or the Canadian Court and the Administrative Agent and the Lenders shall be entitled to exercise all of their respective rights and remedies under the Loan Documents and applicable law, including, without limitation, all rights and remedies with respect to the Collateral and the Subsidiary Guarantors; provided, however, that prior to exercising any setoff remedies, terminating the Borrower’s right to use of cash collateral, or exercising any rights to freeze monies or balances in the Loan Parties’ Accounts, the Administrative Agent shall be required to provide five (5) Business Days written notice to the Borrower (with a copy to the Borrower’s bankruptcy counsel), counsel to the Committee, counsel to the Prepetition Secured Lenders and the U.S. Trustee.
     Section 9.3 Rescission. If at any time after termination of the Commitments and/or acceleration of the maturity of the Loans, the Borrower shall pay all arrears of interest and all payments on account of principal of the Loans which shall have become due otherwise than by acceleration (with interest on principal and, to the extent permitted by law, on overdue interest, at the rates specified herein) and all Events of Default and Defaults (other than non-payment of principal of and accrued interest on the Loans due and payable solely by virtue of acceleration) shall be remedied or waived pursuant to Section 13.1, then upon the written consent of the Requisite Lenders and written notice to the Borrower, the termination of the Commitments and/or the acceleration and their consequences may be rescinded and annulled; provided, however, that such action shall not affect any subsequent Event of Default or Default or impair any right or remedy consequent thereon. The provisions of the preceding sentence are intended merely to bind the Lenders to a decision which may be made at the election of the Requisite Lenders and they are not intended to benefit the Borrower and do not give the Borrower the right to require the Lenders to rescind or annul any acceleration hereunder, even if the conditions set forth herein are met.
     Section 9.4 Waiver of Certain Rights. The Borrower and the Subsidiary Guarantors hereby waive any right to seek relief under the Bankruptcy Code, including under Section 105 thereof, or under the CCAA, to the extent such relief would restrict or impair the rights and remedies of the Administrative Agent and the Lenders set forth herein, in the Loan Documents or in the Orders. In the event any party requests a hearing seeking to prevent the Administrative Agent or the Lenders from exercising any of their rights and remedies that arise upon the occurrence or during the continuation of an Event of Default, the sole issue before the Bankruptcy Court or the Canadian Court, as applicable, at such hearing shall be whether an Event of Default has occurred and has not been cured. No other issue or argument shall be relevant to any opposition to enforcement of the Administrative Agent’s and the Lenders’ rights.
ARTICLE X
GUARANTY
     Section 10.1 The Guaranty. In order to induce the Administrative Agent and the Lenders to enter into this Agreement and to extend credit hereunder and in recognition of the direct benefits to be received by each Subsidiary Guarantor from the proceeds of the Loans, each Subsidiary Guarantor hereby agrees with the Administrative Agent and the Lenders that such Subsidiary Guarantor hereby unconditionally and irrevocably, jointly and severally, guarantees as primary obligor and not merely as surety the full and prompt payment and performance by the Borrower when due, whether upon maturity, by acceleration or otherwise, of any and all of (i) the Obligations of the Borrower and the other Subsidiary Guarantors and (ii) all other amounts, obligations, covenants and duties owing by the Borrower and the other Subsidiary Guarantors to the Administrative Agent, any Lender, any Affiliate of any of them or any Indemnified Party, of every type and description (whether by reason of an extension of credit, loan, guaranty, indemnification, foreign exchange or currency swap transaction, interest rate hedging transaction or otherwise), present or future, arising under each Hedging Contract that is a Loan Document (collectively, the “Guaranteed Obligations”). If any or all of the Guaranteed Obligations become due and payable hereunder, each Subsidiary Guarantor, jointly and severally, unconditionally promises to pay such Guaranteed Obligations to the Lenders, or order, on demand, together with any and all reasonable expenses which may be incurred by the Administrative Agent or the Lenders in collecting any of the Guaranteed Obligations. Notwithstanding the foregoing, the liability of Pliant Toronto hereunder shall be limited to an amount equal to the sum of (i) all amounts referred to in Section 3.3(a) paid to the Prepetition Foreign Working Capital Lenders from the proceeds of any Foreign Debt Draw, whether paid directly or indirectly to such Prepetition Foreign Working Capital Lenders, and whether owed by Pliant Toronto or any other Loan Party or Subsidiary of any Loan Party, (ii) all amounts referred to in Section 3.3(c) paid to the Prepetition Fixed Asset Lenders from the proceeds of any Foreign Debt Draw, whether paid directly or indirectly to such Prepetition Fixed Asset Lenders, and whether owed directly by Pliant Toronto or by any other Loan Party or Subsidiary of any Loan Party, (iii) without duplication of the amounts described in subparagraphs (i) and (ii) above, the amount of all intercompany loans, advances or other transfers of funds or property from the Borrower (including, without limitation, proceeds from the Loans or as a result of the Loan Parties’ cash management system or for goods sold or services provided on credit by the Borrower or other intercompany benefits) to Pliant Toronto on or after the Closing Date, and (iv) interest on the foregoing amounts calculated in accordance with the terms of this Agreement based on the rate of interest applicable to Base Rate Loans under the Agreement, inclusive, together with costs and expenses that may be incurred by the Administrative Agent or any of the Lenders from time to time in enforcing the Guaranty and the security granted by Pliant Toronto pursuant to this Agreement and any other Loan Documents.
     Section 10.2 Nature of Liability. The liability of each Subsidiary Guarantor hereunder is exclusive and independent of any security for or other guaranty of the Guaranteed Obligations of the Borrower whether executed by such Subsidiary Guarantor, any other guarantor or by any other party, and the liability of each Subsidiary Guarantor hereunder shall not be affected or impaired by (a) any direction as to application of payment by the Borrower or by any other party, or (b) any other continuing or other guaranty, undertaking or maximum liability of a guarantor or of any other party as to the Guaranteed Obligations of the Borrower, or (c) any payment on or in reduction of any such other guaranty or undertaking, or (d) any dissolution, termination or increase, decrease or change in personnel by the Borrower, or (e) any payment made to the Administrative Agent or the Lenders on the indebtedness which the Administrative Agent or such Lenders repay to the Borrower pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and each Subsidiary Guarantor waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding.
     Section 10.3 Independent Obligation. The obligations of each Subsidiary Guarantor hereunder are independent of the obligations of any other Subsidiary Guarantor, any other guarantor or the Borrower, and a separate action or actions may be brought and prosecuted against each Subsidiary Guarantor whether or not action is brought against any other Subsidiary Guarantor, any other guarantor or the Borrower and whether or not any other Subsidiary Guarantor, any other guarantor or the Borrower be joined in any such action or actions. Each Subsidiary Guarantor waives, to the fullest extent permitted by law, the benefit of any statute of limitations affecting its liability hereunder or the enforcement thereof. Any payment by the Borrower or other circumstance which operates to toll any statute of limitations as to the Borrower shall operate to toll the statute of limitations as to the Subsidiary Guarantor.
     Section 10.4 Authorization. Each Subsidiary Guarantor authorizes the Administrative Agent and the Lenders without notice or demand (except as shall be required by applicable statute and cannot be waived), and without affecting or impairing its liability hereunder, from time to time to:
          (a) change the manner, place or terms of payment of, and/or change or extend the time of payment of, renew, increase, accelerate or alter, any of the Guaranteed Obligations (including any increase or decrease in the rate of interest thereon), any security therefor, or any liability incurred directly or indirectly in respect thereof, and the Guaranty herein made shall apply to the Guaranteed Obligations as so changed, extended, renewed or altered;
          (b) take and hold security for the payment of the Guaranteed Obligations and sell, exchange, release, surrender, realize upon or otherwise deal with in any manner and in any order any property by whomsoever at any time pledged or mortgaged to secure, or howsoever securing, the Guaranteed Obligations or any liabilities (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and/or any offset there against;
          (c) exercise or refrain from exercising any rights against the Borrower or others or otherwise act or refrain from acting;
          (d) release or substitute any one or more endorsers, guarantors (including the Subsidiary Guarantors), the Borrower or other obligors;
          (e) settle or compromise any of the Guaranteed Obligations, any security therefor or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, or subordinate the payment of all or any part thereof to the payment of any liability (whether due or not) of the Borrower to its creditors;
          (f) apply, subject to the other provisions of this Agreement, any sums by whomsoever paid or howsoever realized to any liability or liabilities of the Borrower to the Lenders regardless of what liability or liabilities of such Subsidiary Guarantor or the Borrower remain unpaid; and/or
          (g) consent to or waive any breach of, or any act, omission or default under, this Agreement, any Loan Document or any of the instruments or agreements referred to herein or therein, or otherwise amend, modify or supplement this Agreement, any Loan Document or any of such other instruments or agreements or therein.
     Section 10.5 Reliance. It is not necessary for the Administrative Agent or the Lenders to inquire into the capacity or powers of the Borrower or its Subsidiaries or the officers, directors, partners or agents acting or purporting to act on its behalf, and any Guaranteed Obligations made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.
     Section 10.6 Subordination. Any of the Indebtedness of the Borrower now or hereafter owing to any Subsidiary Guarantor is hereby subordinated to the Obligations of the Borrower; provided, however, that payment may be made by the Borrower on any such Indebtedness owing to such Subsidiary Guarantor so long as the same is not prohibited by this Agreement; and provided further, that if the Administrative Agent so requests at a time when an Event of Default exists, all such Indebtedness of the Borrower to such Subsidiary Guarantor shall be collected, enforced and received by such Subsidiary Guarantor as trustee for the Lenders and be paid over to the Administrative Agent on behalf of the Lenders on account of the Obligations of the Borrower to the Lenders, but without affecting or impairing in any manner the liability of such Subsidiary Guarantor under the other provisions of this Guaranty. Prior to the transfer by any Subsidiary Guarantor of any note or negotiable instrument evidencing any of the Indebtedness of the Borrower to such Subsidiary Guarantor, such Subsidiary Guarantor shall mark such note or negotiable instrument with a legend that the same is subject to this subordination.
     Section 10.7 Waiver.
          (a) Each Subsidiary Guarantor waives any right (except as shall be required by applicable statute and cannot be waived) to require the Administrative Agent or the Lenders to (i) proceed against the Borrower, any other Subsidiary Guarantor, any other guarantor or any other party, (ii) proceed against or exhaust any security held from the Borrower, any other Subsidiary Guarantor, any other guarantor or any other party or (iii) pursue any other remedy in the Administrative Agent’s or the Lenders’ power whatsoever. Each Subsidiary Guarantor waives (except as shall be required by applicable statute and cannot be waived) any defense based on or arising out of any defense of the Borrower, any other Subsidiary Guarantor, any other guarantor or any other party other than payment in full of the Guaranteed Obligations, including, without limitation, any defense based on or arising out of the disability of the Borrower, any other Subsidiary Guarantor, any other guarantor or any other party, or the unenforceability of the Guaranteed Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Borrower other than payment in full of the Guaranteed Obligations. Subject to the giving of prior written notice in accordance with the Orders, the Administrative Agent and the Lenders may, at their election, foreclose on any security held by the Administrative Agent or the Lenders by one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable (to the extent such sale is permitted by applicable law), or exercise any other right or remedy the Administrative Agent and the Lenders may have against the Borrower or any other party, or any security, without affecting or impairing in any way the liability of any Subsidiary Guarantor hereunder except to the extent the Guaranteed Obligations have been paid in full. Each Subsidiary Guarantor waives any defense arising out of any such election by the Administrative Agent and the Lenders, even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of such Subsidiary Guarantor against the Borrower or any other party or any security.
          (b) Each Subsidiary Guarantor waives all presentments, demands for performance, protests and notices, including without limitation notices of nonperformance, notices of protest, notices of dishonor, notices of acceptance of this Guaranty, and notices of the existence, creation or incurring of new or additional Obligations. Each Subsidiary Guarantor assumes all responsibility for being and keeping itself informed of the Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks which such Subsidiary Guarantor assumes and incurs hereunder, and agrees that the Administrative Agent and the Lenders shall have no duty to advise such Subsidiary Guarantor of information known to them regarding such circumstances or risks.
     Section 10.8 Limitation on Enforcement. The Lenders agree that this Guaranty may be enforced only by the action of the Administrative Agent, in each case acting upon the instructions of the Requisite Lenders, and that no Lender shall have any right individually to seek to enforce or to enforce this Guaranty it being understood and agreed that such rights and remedies may be exercised by the Administrative Agent for the benefit of the Lenders upon the terms of this Agreement.
     Section 10.9 Subrogation. Each Subsidiary Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against the Borrower or any other Loan Party that arise from the existence, payment, performance or enforcement of such Subsidiary Guarantor’s Obligations under or in respect of this Guaranty or any other Loan Document, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of any Lender against the Borrower or any other Loan Party or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from the Borrower, any other Loan Party, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Obligations and all other Guaranteed Obligations payable under this Guaranty shall have been indefeasibly paid in full in cash. If any amount shall be paid to any Subsidiary Guarantor in violation of the immediately preceding sentence at any time prior to the latest of (a) the indefeasible payment in full in cash of the Obligations and all Guaranteed Obligations payable under this Guaranty and (b) the Termination Date, such amount shall be received and held in trust for the benefit of the Lenders, shall be segregated from other property and funds of such Subsidiary Guarantor and shall forthwith be paid or delivered to the Administrative Agent in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of the Loan Documents, or to be held as Collateral for any Guaranteed Obligations or other amounts payable under this Guaranty thereafter arising. If (i) any Subsidiary Guarantor shall make payment to any Lender of all or any part of the Guaranteed Obligations, (ii) all of the Obligations and all Guaranteed Obligations payable under this Guaranty shall have been indefeasibly paid in full in cash, and (iii) the Termination Date shall have occurred, the Lenders will, at such Subsidiary Guarantor’s request and expense, execute and deliver to such Subsidiary Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Subsidiary Guarantor of an interest in the Guaranteed Obligations (including the security interest in the Collateral granted to the Lenders in respect thereof) resulting from such payment made by such Subsidiary Guarantor pursuant to this Guaranty.
ARTICLE XI
SECURITY
     Section 11.1 Security.
          (a) To induce the Lenders to make the Loans, (x) the Borrower hereby grants to the Administrative Agent, for itself and for the ratable benefit of the Secured Parties, as security for the full and prompt payment when due (whether at stated maturity, by acceleration or otherwise) of the Obligations and (y) each other Loan Party hereby grants to the Administrative Agent, for itself and for the ratable benefit of the Secured Parties, as security for the full and prompt payment when due (whether at stated maturity, by acceleration or otherwise) of the

Guaranteed Obligations, in each case, a continuing first priority Lien and security interest (subject only to (i) valid, perfected, enforceable and nonavoidable Liens of record existing immediately prior to the Petition Date in respect of the Prepetition Working Capital Facility First Lien Collateral and the liens described in Section 4.18(b)(ii), (ii) the Carve-Out, (iii) with respect to the Canadian Debtors’ assets in Canada, the Information Officer Charge, and (iv) Liens permitted under Section 8.2(e)) in accordance with sections 364(c)(2) and (3) and 364(d)(1) of the Bankruptcy Code in and to all Collateral of such Loan Party; provided, that, for the avoidance of doubt, the security interest of the Secured Parties in any Unencumbered Stock shall be a first priority perfected security interest, subject to the proviso to at the end of clause (i) of the definition of “Adequate Protection Obligations”.. For purposes of this Agreement, all of the following property now owned or at any time hereafter acquired by a Loan Party or in which a Loan Party now has or at any time in the future may acquire any right, title or interests is collectively referred to as the “Collateral”:
          (i) all Accounts;
          (ii) all Accounts Receivable and Accounts Receivable Records;
          (iii) all books and Records pertaining to the property described in this Section 11.1;
          (iv) all Cash Collateral Accounts and other Deposit Accounts;
          (v) all Chattel Paper;
          (vi) all Commercial Tort Claims described on Schedule 11.1;
          (vii) all Documents;
          (viii) all Equipment;
          (ix) all General Intangibles, including all Intellectual Property and that portion of the Pledged Collateral constituting General Intangibles;
          (x) all Instruments;
          (xi) all Insurance;
          (xii) all Inventory;
          (xiii) all Investment Property, including all Investment Property held in Securities Accounts;
          (xiv) all other Goods and personal property of such Loan Party, whether tangible or intangible, wherever located, including Money, Letter of Credit Rights, including all rights of payment or performance under letters of credit, and any secondary obligation that supports the payment or performance of an Account, Chattel Paper, a

Document, a General Intangible, a Payment Intangible, an Instrument, Investment Property, or any other Collateral;
          (xv) all Payment Intangibles;
          (xvi) all property of any Loan Party held by the Administrative Agent or any Secured Party, including all property of every description, in the possession or custody of or in transit to the Administrative Agent or such Secured Party for any purpose, including safekeeping, collection or pledge, for the account of such Loan Party, or as to which such Loan Party may have any right or power;
          (xvii) all Real Property;
          (xviii) all Vehicles;
          (xix) to the extent not otherwise included, all monies and other property of any kind which is, after the Petition Date, received by such Loan Party in connection with refunds with respect to taxes, assessments and governmental charges imposed on such Loan Party or any of its property or income;
          (xx) to the extent not otherwise included, all causes of action and all monies and other property of any kind received therefrom, and all monies and other property of any kind recovered by any Loan Party;
          (xxi) to the extent not otherwise included above, all Collateral Support and Supporting Obligations relating to any of the foregoing; and
          (xxii) to the extent not otherwise included, all Proceeds of each of the foregoing and all accessions to, substitutions and replacements for, and rents, profits and products of, each of the foregoing, any and all proceeds of insurance, indemnity, warranty or guaranty payable to any Loan Party from time to time with respect to any of the foregoing.
     Section 11.2 Perfection of Security Interests.
          (a) Each Loan Party shall, at its expense, promptly and duly execute and deliver, and have recorded, such agreements, instruments and documents and perform any and all actions requested by the Administrative Agent at any time and from time to time to perfect, maintain, protect, and enforce the Lenders’ security interest in the Collateral of such Loan Party, including, without limitation, (i) executing and filing financing, financing change or continuation statements, and amendments thereof, in form and substance satisfactory to the Administrative Agent, (ii) executing and delivering such documents, agreements and instruments as may be reasonably requested by the Administrative Agent to further evidence and perfect its security interests in all Intellectual Property, (iii) maintaining complete and accurate stock records, (iv) using its best efforts in delivering to the Administrative Agent negotiable warehouse receipts, if any, and, upon the Administrative Agent’s request therefor, non-negotiable warehouse receipts covering any portion of the Collateral located in warehouses and for which warehouse receipts are issued, (v) placing notations on such Loan Party’s certificates of title or books of account to disclose the Administrative Agent’s security interest therein, (vi) delivering to the Administrative Agent all documents, certificates and Instruments necessary or desirable to perfect the Administrative Agent’s Lien in letters of credit on which such Loan Party is named as beneficiary and all acceptances issued in connection therewith, (vii) after the occurrence and during the continuation of an Event of Default, transferring Inventory maintained in warehouses to other warehouses designated by the Administrative Agent and (viii) taking such other steps as are deemed necessary or desirable to maintain the Administrative Agent’s security interest in the Collateral.
          (b) Each Loan Party hereby authorizes the Administrative Agent at any time and from time to time to execute and file financing statements, financing change statements or continuation statements and amendments thereto and other filing or recording documents or instruments with respect to the Collateral without the signature of such Loan Party in such form and in such offices as the Administrative Agent determines appropriate to perfect the security interests of the Administrative Agent under this Agreement. Each Loan Party shall pay the costs of, or incidental to, any recording or filing of any financing statements or financing change statements concerning the Collateral. Each Loan Party agrees that a carbon, photographic, photostatic, or other reproduction of this Agreement or of a financing statement is sufficient as a financing statement. If any Collateral is at any time in the possession or control of any warehouseman, bailee or such Loan Party’s agents or processors, such Loan Party shall notify such warehouseman, bailee, agents or processors of the Administrative Agent’s security interest, which notification shall specify that such Person shall hold all such Collateral for the benefit of the Administrative Agent and, upon the occurrence and during the continuance of an Event of Default, hold all such Collateral for the Administrative Agent’s account subject to the Administrative Agent’s instructions. From time to time, each Loan Party shall, upon the Administrative Agent’s request, execute and deliver written instruments pledging to the Administrative Agent the Collateral described in any such instruments or otherwise, but the failure of such Loan Party to execute and deliver such confirmatory instruments shall not affect or limit the Administrative Agent’s security interest or other rights in and to the Collateral. Until all Obligations have been fully satisfied and the Commitments shall have been terminated, the Administrative Agent’s security interest in the Collateral, and all Proceeds and products thereof, shall continue in full force and effect.
          (c) Notwithstanding subsections (a) and (b) of this Section 11.2, or any failure on the part of any Loan Party or the Administrative Agent to take any of the actions set forth in such subsections, the Liens and security interests granted herein shall be deemed valid, enforceable and perfected by entry of the Interim Order, the Recognition Orders, the Final Order and the Final Recognition Order, as applicable. No financing statement, notice of lien, mortgage, deed of trust or similar instrument in any jurisdiction or filing office need be filed or any other action taken in order to validate and perfect the Liens and security interests granted by or pursuant to this Agreement, the Interim Order, the Recognition Orders, the Final Order or the Final Recognition Order.
     Section 11.3 Rights of Lender; Limitations on Lenders’ Obligations.
          (a) Subject to each Loan Party’s rights and duties under the Bankruptcy Code (including section 365 of the Bankruptcy Code), it is expressly agreed by each Loan Party that,

anything herein to the contrary notwithstanding, such Loan Party shall remain liable under its Contracts to observe and perform all the conditions and obligations to be observed and performed by it thereunder. Neither the Administrative Agent nor any other Secured Party shall have any obligation or liability under any Contract by reason of or arising out of this Agreement, the Loan Documents, or the granting to the Administrative Agent of a security interest therein or the receipt by the Administrative Agent or any Lender of any payment relating to any Contract pursuant hereto, nor shall the Administrative Agent be required or obligated in any manner to perform or fulfill any of the obligations of any Loan Party under or pursuant to any Contract, or to make any payment, or to make any inquiry as to the nature or the sufficiency of any payment received by it or the sufficiency of any performance by any party under any Contract, or to present or file any claim, or to take any action to collect or enforce any performance or the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.
          (b) Subject to Section 11.5 hereof, the Administrative Agent authorizes each Loan Party to collect its Accounts, provided that such collection is performed in accordance with such Loan Party’s customary procedures, and the Administrative Agent may, upon the occurrence and during the continuation of any Event of Default and without notice, other than any requirement of notice provided in the Orders, limit or terminate said authority at any time.
          (c) Subject to any requirement of notice provided in the Orders, the Administrative Agent may at any time, upon the occurrence and during the continuation of any Event of Default, after first notifying the Borrower of its intention to do so, notify Account Debtors, notify the other parties to the Contracts of the Borrower or any other Loan Party, notify obligors of Instruments and Investment Property of the Borrower or any other Loan Party and notify obligors in respect of Chattel Paper of the Borrower or any other Loan Party that the right, title and interest of the Borrower or such Loan Party in and under such Accounts, such Contracts, such Instruments, such Investment Property and such Chattel Paper have been assigned to the Administrative Agent and that payments shall be made directly to the Administrative Agent. Subject to any requirement of notice provided in the Orders, upon the request of the Administrative Agent, the Borrower or such other Loan Party shall so notify such Account Debtors, such parties to Contracts, obligors of such Instruments and Investment Property and obligors in respect of such Chattel Paper. Subject to any requirement of notice provided in the Orders, upon the occurrence and during the continuation of an Event of Default, the Administrative Agent may in its own name, or in the name of others, communicate with such parties to such Accounts, Contracts, Instruments, Investment Property and Chattel Paper to verify with such Persons to the Administrative Agent’s reasonable satisfaction the existence, amount and terms of any such Accounts, Contracts, Instruments, Investment Property or Chattel Paper.
          (d) The Administrative Agent may, but has no obligation to, or if directed by the Requisite Lenders shall, make test verification of the Accounts in any manner and through any medium that it considers advisable, and each Loan Party agrees to furnish all such assistance and information as the Administrative Agent may require in connection therewith. Each Loan Party, at its expense, shall cause certified independent public accountants satisfactory to the Requisite Lenders to prepare and deliver to the Administrative Agent at any time and from time to time, promptly upon the Administrative Agent’s request, the following reports: (i) a reconciliation of all Accounts of such Loan Party, (ii) an aging of all Accounts of such Loan Party, (iii) trial balances, and (iv) a test verification of such Accounts as the Administrative Agent may request. The Administrative Agent shall may, but has no obligation to, or if directed by the Requisite Lenders shall, at any time conduct periodic audits of the Accounts of any Loan Party at the expense of the Borrower.
     Section 11.4 Covenants of the Loan Parties with Respect to Collateral. Each Loan Party hereby covenants and agrees with the Administrative Agent that from and after the date of this Agreement and until the Obligations are fully satisfied:
          (a) Changes in Locations, Name, Etc. Such Loan Party shall not, except upon thirty (30) day’s prior written notice to the Administrative Agent and delivery to the Administrative Agent of all additional executed financing statements, financing change statements and other documents reasonably requested by the Administrative Agent to maintain the validity, perfection and priority of the security interests provided for herein (i) change its jurisdiction of organization or the location of its chief executive office or sole place of business, or (ii) change its name, identity, taxpayer identification number, organizational identification number, or organizational structure or form to such an extent that any financing statement filed by the Administrative Agent in connection with this Agreement would become incorrect or misleading.
          (b) Maintenance of Records. Such Loan Party shall keep and maintain, at its own cost and expense, satisfactory and complete records of the Collateral, in all material respects, including, without limitation, a record of all payments received and all credits granted with respect to the Collateral and all other dealings concerning the Collateral. For the Administrative Agent’s further security, each Loan Party agrees that the Administrative Agent shall have a property interest in all of such Loan Party’s books and Records pertaining to the Collateral and, upon the occurrence and during the continuation of an Event of Default, such Loan Party shall deliver and turn over any such books and Records to the Administrative Agent or to its representatives at any time on demand of the Administrative Agent.
          (c) Indemnification With Respect to Collateral. In any suit, proceeding or action brought by the Administrative Agent relating to any Account, Chattel Paper, Contract, General Intangible, Investment Property, Instrument, Intellectual Property or other Collateral for any sum owing thereunder or to enforce any provision of any Account, Chattel Paper, Contract, General Intangible, Investment Property, Instrument, Intellectual Property or other Collateral, such Loan Party shall save, indemnify and keep the Secured Parties harmless from and against all expense, loss or damage suffered by the Secured Parties by reason of any defense, setoff, counterclaim, recoupment or reduction of liability whatsoever of the obligor thereunder, arising out of a breach by such Loan Party of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing to, or in favor of such obligor or its successors from such Loan Party, and all such obligations of such Loan Party shall be and remain enforceable against and only against such Loan Party and shall not be enforceable against the Administrative Agent.
          (d) Limitation on Liens on Collateral. Such Loan Party shall not create, permit or suffer to exist, and shall defend the Collateral against and take such other action as is necessary to remove, any Lien on the Collateral except Liens permitted under Section 8.2 and shall defend the right, title and interest of the Administrative Agent in and to all of such Loan Party’s rights under the Collateral and in and to the Proceeds thereof against the claims and demands of all Persons whomsoever other than claims or demands arising out of Liens permitted under Section 8.2.
          (e) Limitations on Modifications of Accounts. Such Loan Party shall not, without the Administrative Agent’s prior written consent, grant any extension of the time of payment of any of the Accounts, Accounts Receivable, Chattel Paper, Instruments, Payment Intangibles or Supporting Obligations, compromise, compound or settle the same for less than the full amount thereof, release, wholly or partly, any Person liable for the payment thereof, or allow any credit or discount whatsoever thereon other than any of the foregoing which are done in the ordinary course of business, consistent in all material respects with past practices and trade discounts granted in the ordinary course of business of such Loan Party.
          (f) Notices. Such Loan Party shall advise the Lenders promptly, in reasonable detail, (i) of any Lien asserted against any of the Collateral other than Liens permitted under Section 8.2, and (ii) of the occurrence of any other event which could have a Material Adverse Effect with respect to the aggregate value of the Collateral or on the security interests created hereunder.
          (g) Maintenance of Equipment. Such Loan Party shall keep and maintain the Equipment in good operating condition sufficient for the continuation of the business conducted by such Loan Party on a basis consistent with past practices, ordinary wear and tear excepted.
          (h) Pledged Collateral.
          (i) Upon request of the Administrative Agent, such Loan Party shall (x) deliver to the Administrative Agent, all certificates or Instruments representing or evidencing any Pledged Collateral, whether now arising or hereafter acquired, in suitable form for transfer by delivery or, as applicable, accompanied by such Loan Party’s endorsement, where necessary, or duly executed instruments of transfer or assignment in blank, all in form and substance satisfactory to the Administrative Agent, together with a Pledge Amendment, duly executed by the Loan Party, in substantially the form of Exhibit M (a “Pledge Amendment”), in respect of such Additional Pledged Collateral and authorizes the Administrative Agent to attach each Pledge Amendment to this Agreement, except with respect to certificates or Instruments that have been delivered to the agent under the Prepetition Working Capital Facility pursuant to the Prepetition Working Capital Facility and (y) maintain all other Pledged Collateral constituting Investment Property in a control account pursuant to the Prepetition Working Capital Facility. The Administrative Agent shall have the right, at any time in its discretion and without notice to the Loan Party, (i) to transfer to or to register in its name or in the name of its nominees any or all of the Pledged Collateral or (ii) to exchange certificates or instruments representing or evidencing any of the Pledged Collateral for certificates or instruments of smaller or larger denominations; in each case except for certificates or Instruments that have been delivered to the agent under the Prepetition Working Capital Facility pursuant to the Prepetition Working Capital Facility.

          (ii) Except as provided in Section 11.7, such Loan Party shall be entitled to receive all cash dividends paid in respect of the Pledged Collateral (other than liquidating or distributing dividends) with respect to the Pledged Collateral. Any sums paid upon or in respect of any of the Pledged Collateral upon the liquidation or dissolution of any issuer of any of the Pledged Collateral, any distribution of capital made on or in respect of any of the Pledged Collateral or any property distributed upon or with respect to any of the Pledged Collateral pursuant to the recapitalization or reclassification of the capital of any issuer of Pledged Collateral or pursuant to the reorganization thereof shall, unless otherwise subject to a perfected security interest in favor of the Administrative Agent, be delivered to the Administrative Agent to be held by it hereunder as additional collateral security for the Obligations. If any sums of money or property so paid or distributed in respect of any of the Pledged Collateral shall be received by such Loan Party, such Loan Party shall, until such money or property is paid or delivered to the Administrative Agent, hold such money or property in trust for the Administrative Agent, segregated from other funds of such Loan Party, as additional security for the Obligations.
          (iii) Except as provided in Section 11.7, such Loan Party shall be entitled to exercise all voting, consent and corporate rights with respect to the Pledged Collateral; provided, however, that no vote shall be cast, consent given or right exercised or other action taken by such Loan Party which would impair the Collateral or which would be inconsistent with or result in any violation of any provision of this Agreement, the Orders or any other Loan Document or, without prior notice to the Administrative Agent, to enable or take any other action to permit any issuer of Pledged Collateral to issue any stock or other equity securities of any nature or to issue any other securities convertible into or granting the right to purchase or exchange for any stock or other equity securities of any nature of any issuer of Pledged Collateral.
          (iv) Such Loan Party shall not grant Control over any Investment Property to any Person other than the Administrative Agent or the agent under the Prepetition Working Capital Facility.
          (v) In the case of each Loan Party which is an issuer of Pledged Collateral, such Loan Party agrees to be bound by the terms of this Agreement relating to the Pledged Collateral issued by it and shall comply with such terms insofar as such terms are applicable to it. In the case of each Loan Party which is a partner in a Partnership, such Loan Party hereby consents to the extent required by the applicable Partnership Agreement to the pledge by each other Loan Party, pursuant to the terms hereof, of the Pledged Partnership Interests in such Partnership and to the transfer of such Pledged Partnership Interests to the Administrative Agent or its nominee and to the substitution of the Administrative Agent or its nominee as a substituted partner in such Partnership with all the rights, powers and duties of a general partner or a limited partner, as the case may be. In the case of each Loan Party which is a member of an LLC, such Loan Party hereby consents to the extent required by the applicable LLC Agreement to the pledge by each other Loan Party, pursuant to the terms hereof, of the Pledged LLC Interests in such LLC and to the transfer of such Pledged LLC Interests to the Administrative Agent or its nominee and to the substitution of the Administrative Agent or its nominee as a substituted member of the LLC with all the rights, powers and duties of a member of the LLC in question.
          (vi) Such Loan Party shall not agree to any amendment of any Constituent Documents, an LLC Agreement or Partnership Agreement that in any way adversely affects the perfection of the security interest of the Administrative Agent in the Pledged Partnership Interests or Pledged LLC Interests pledged by such Loan Party hereunder, including electing to treat the membership interest or partnership interest of such Loan Party as a security under Section 8-103 of the UCC.
          (vii) In the event of any change in the composition of the Pledged Notes, Pledged Stock, Pledged Partnership Interests, Pledged LLC Interests, any other Investment Property, or any “Investment Property” as defined in the PPSA, including by acquisition, disposition or otherwise, the Borrower and the Loan Party that holds such property shall provide the Administrative Agent with ten (10) days’ prior written notice of such change, and shall promptly amend Schedule 4.21, if applicable.
          (i) Intellectual Property.
          (i) Such Loan Party (either itself or through licensees) shall (i) continue to use each Trademark that is Material Intellectual Property in order to maintain such Trademark in full force and effect with respect to each class of goods for which such Trademark is currently used, free from any claim of abandonment for non-use, (ii) maintain as in the past the quality of products and services offered under such Trademark, (iii) use such Trademark with the appropriate notice of registration and all other notices and legends required by applicable Requirements of Law, (iv) not adopt or use any mark which is confusingly similar or a colorable imitation of such Trademark unless the Administrative Agent shall obtain a perfected security interest in such mark pursuant to this Agreement and (v) not (and not permit any licensee or sublicense thereof to) do any act or knowingly omit to do any act whereby such Trademark may become invalidated or impaired in any way.
          (ii) Such Loan Party (either itself or through licensees) shall not do any act, or omit to do any act, whereby any Patent which is Material Intellectual Property may become forfeited, abandoned or dedicated to the public.
          (iii) Such Loan Party (either itself or through licensees) (i) shall not (and shall not permit any licensee or sublicensee thereof to) do any act or omit to do any act whereby any portion of the Copyrights which is Material Intellectual Property may become invalidated or otherwise impaired and (ii) shall not (either itself or through licensees) do any act whereby any portion of the Copyrights which is Material Intellectual Property may fall into the public domain.
          (iv) Such Loan Party (either itself or through licensees) shall not do any act, or omit to do any act, whereby any trade secret which is Material Intellectual Property may become publicly available or otherwise unprotectable.

          (v) Such Loan Party (either itself or through licensees) shall not do any act that knowingly infringes upon the Intellectual Property of any other Person.
          (vi) Such Loan Party shall notify the Administrative Agent immediately if it knows, or has reason to know, that any application or registration relating to any Material Intellectual Property may become forfeited, abandoned or dedicated to the public, or of any adverse determination or development (including the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office, the United States Copyright Office, the Canadian Intellectual Property Office, or any Governmental Authority, court or tribunal in any country) regarding such Loan Party’s ownership of, right to use, interest in, or the validity of, any Material Intellectual Property or such Loan Party’s right to register the same or to own and maintain the same.
          (vii) Whenever such Loan Party, either by itself or through any agent, licensee or designee, shall file an application for the registration of any Intellectual Property with the United States Patent and Trademark Office, the United States Copyright Office, the Canadian Intellectual Property Office, or any similar office or agency within or outside the United States, such Loan Party shall report such filing to the Administrative Agent within five Business Days after the last day of the fiscal quarter in which such filing occurs. Upon request of the Administrative Agent, such Loan Party shall execute and deliver, and have recorded, any and all agreements, instruments, documents, and papers as the Administrative Agent may request to evidence the Administrative Agent’s security interest in any Copyright, Patent or Trademark and the goodwill and general intangibles of such Loan Party relating thereto or represented thereby. Such Intellectual Property shall automatically become part of the Collateral.
          (viii) Such Loan Party shall take all reasonable actions necessary or requested by the Administrative Agent, including in any proceeding before the United States Patent and Trademark Office, the United States Copyright Office, the Canadian Intellectual Property Office, or any similar office or agency, to maintain and pursue each application (and to obtain the relevant registration) and to maintain each registration of any Copyright, Trademark or Patent that is Material Intellectual Property, including filing of applications for renewal, affidavits of use, affidavits of incontestability and opposition and interference and cancellation proceedings.
          (ix) In the event that any Material Intellectual Property is infringed upon or misappropriated or diluted by a third party or a Loan Party reasonably believes that another Person may be infringing upon, misappropriating or diluting any Material Intellectual Property, such Loan Party shall notify the Administrative Agent promptly after such Loan Party learns thereof. Such Loan Party shall take appropriate action in response to such infringement, misappropriation or dilution, including promptly bringing suit for infringement, misappropriation or dilution and to recover any and all damages for such infringement, misappropriation or dilution, and shall take such other actions may be appropriate in its reasonable judgment under the circumstances to protect such Material Intellectual Property.

          (j) Commercial Tort Claims. The only Commercial Tort Claims of any Loan Party existing on the date hereof (regardless of whether the amount, defendant or other material facts can be determined) are those listed on Schedule 11.1, which sets forth such information separately for each Loan Party. Such Loan Party agrees that, if it shall acquire any interest in any Commercial Tort Claim (whether from another Person or because such Commercial Tort Claim shall have come into existence), (i) such Loan Party shall, promptly following such acquisition, deliver to the Administrative Agent, in each case in form and substance reasonably satisfactory to the Administrative Agent (at the direction of the Requisite Lenders), a notice of the existence and nature of such Commercial Tort Claim and deliver a supplement to Schedule 11.1 containing a specific description of such Commercial Tort Claim, (ii) the provision of Section 11.1 shall apply to such Commercial Tort Claim and (iii) such Loan Party shall execute and deliver to the Administrative Agent, in each case in form and substance reasonably satisfactory to the Administrative Agent (at the direction of the Requisite Lenders), any certificate, agreement and other document, and take all other action, deemed by the Administrative Agent to be reasonably necessary or appropriate for the Administrative Agent to obtain, on behalf of the Secured Parties, a first-priority, perfected security interest in all such Commercial Tort Claims. Any supplement to Schedule 11.1 delivered pursuant to this Section 11.4(j) shall, after the receipt thereof by the Administrative Agent, become part of Schedule 11.1 for all purposes hereunder other than in respect of representations and warranties made prior to the date of such receipt.
     Section 11.5 Performance by Agent of the Loan Parties’ Obligations. If any Loan Party fails to perform or comply with any of its agreements contained herein and the Administrative Agent, as provided for by the terms of this Agreement, shall itself perform or comply, or otherwise cause performance or compliance, with such agreement (without any obligation on the Administrative Agent to so perform), the expenses of the Administrative Agent incurred in connection with such performance or compliance, together with interest thereon at the rate then in effect in respect of the Loan, shall be payable by such Loan Party to the Administrative Agent on demand and shall constitute Obligations secured by the Collateral. Performance of such Loan Party’s obligations as permitted under this Section 11.5 shall in no way constitute a violation of the automatic stay provided by section 362 of the Bankruptcy Code or a violation of the CCAA stay of proceedings, and each Loan Party hereby waives applicability thereof. Moreover, neither the Administrative Agent nor the Lenders shall be responsible for the payment of any costs incurred in connection with preserving or disposing of Collateral pursuant to section 506(c) of the Bankruptcy Code or otherwise, and the Collateral may not be charged for the incurrence of any such cost.
     Section 11.6 Limitation on Agent’s Duty in Respect of Collateral. Neither the Administrative Agent nor any Lender shall have any duty as to any Collateral in its possession or control or in the possession or control of any agent or nominee of it or any income thereon or as to the preservation of rights against prior parties or any other rights pertaining thereto, except that the Administrative Agent shall, with respect to the Collateral in its possession or under its control, deal with such Collateral in the same manner as the Administrative Agent deals with similar property for its own account. Upon request of the Borrower, the Administrative Agent shall account for any moneys received by it in respect of any foreclosure on or disposition of the Collateral of any Loan Party.

     Section 11.7 Remedies, Rights Upon Default.
          (a) If any Event of Default shall occur and be continuing, and subject only to any required notice provided in the Orders and Section 9.2, the Administrative Agent may exercise in addition to all other rights and remedies granted to it in this Agreement, the Orders and in any other Loan Document, all rights and remedies of a secured party under the UCC or PPSA, as applicable. Without limiting the generality of the foregoing, each Loan Party expressly agrees that in any such event the Administrative Agent, without demand of performance or other demand, advertisement or notice of any kind (except the notice required by the Interim Order, Recognition Orders, Final Order or Final Recognition Order or the notice specified below of time and place of public or private sale) to or upon such Loan Party or any other Person (all and each of which demands, advertisements and/or notices (except any notice required by the Orders) are hereby expressly waived to the maximum extent permitted by the UCC, the PPSA and other applicable law), may:
          (i) forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, lease, assign, give an option or options to purchase, or sell or otherwise dispose of and deliver said Collateral (or contract to do so), or any part thereof, in one or more parcels at public or private sale or sales, at any exchange or broker’s board or at any of the Administrative Agent’s offices or elsewhere at such prices at it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. The Administrative Agent shall have the right upon any such public sale or sales to purchase the whole or any part of said Collateral so sold, free of any right or equity of redemption, which equity of redemption each Loan Party hereby releases. Each Loan Party further agrees, at the Administrative Agent’s request, to assemble the Collateral and make it available to the Administrative Agent at places which the Administrative Agent shall reasonably select, whether at such Loan Party’s premises or elsewhere. The Administrative Agent shall apply the proceeds of any such collection, recovery, receipt, appropriation, realization or sale (net of all expenses incurred by the Administrative Agent in connection therewith, including, without limitation, attorney’s fees and expenses), to the Obligations in any order deemed appropriate by the Administrative Agent, such Loan Party remaining liable for any deficiency remaining unpaid after such application, and only after so paying over such net proceeds and after the payment by the Administrative Agent of any other amount required by any provision of law, including, without limitation, the UCC or the PPSA, shall the Administrative Agent account for and pay over the surplus, if any, to such Loan Party. To the maximum extent permitted by applicable law, each Loan Party waives all claims, damages, and demands against the Administrative Agent and the Lenders arising out of the repossession, retention or sale of the Collateral except such as arise out of the gross negligence or willful misconduct of the Administrative Agent. Each Loan Party agrees that the Administrative Agent need not give more than five (5) days’ notice to the Borrower (which notification shall be deemed given when mailed or delivered on an overnight basis, postage prepaid, addressed to the Borrower at its address referred to in Section 13.8) of the time and place of any public sale of Collateral or of the time after which a private sale may take place and that such notice is reasonable notification of such matters. The Administrative Agent and its agents shall have the right to enter upon any real property owned or leased by any Loan Party to exercise any of its rights or remedies under this Agreement. The Administrative Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Administrative Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and any such sale may, without further notice, be made at the time and place to which it was adjourned. Each Loan Party shall remain liable for any deficiency if the proceeds of any sale or disposition of the Collateral are insufficient to pay its Obligations and all other amounts to which the Administrative Agent is entitled, the Loan Parties also being liable for the fees and expenses of any attorneys employed by the Administrative Agent to collect such deficiency;
          (ii) with respect to the Canadian Debtors, by instrument in writing appoint any Person to be a receiver (which term shall include a receiver and manager) of the Collateral, or of any part thereof, and may remove any receiver so appointed and appoint another in its stead; and any such receiver so appointed shall have power:
(A)	to take possession of the Collateral or any part thereof;

(B)	to carry on all or any part of the business of the Canadian Debtor relating to the Collateral;

(C)	to borrow money on the security of the Collateral for the purpose of the maintenance, preservation or protection of the Collateral or for carrying on all or any part of the business of the Canadian Debtor relating to the Collateral;

(D)	to sell, lease or otherwise dispose of the whole or any part of the Collateral at public auction, by public tender or by private sale, either for cash or upon credit, at such time and upon such terms and conditions as the receiver shall determine;

(E)	to exercise any of the other rights to which the Administrative Agent is entitled as holder of the Collateral;

(F)	lease or concur in leasing any portion of the Collateral on such terms and conditions as it considers advisable and enter into and execute leases, accept surrenders and terminate leases; and

(G)	insure, manage, operate, repair, alter, or complete the construction of any building or buildings or other erections or improvements on the Collateral;
it being understood and agreed that none of the Administrative Agent or any other Secured Party shall be in any way responsible for any misconduct or negligence of any such receiver; and
          (iii) with respect to any Canadian Debtor, take proceedings in any court of competent jurisdiction for the appointment of a receiver, for the sale of the Collateral or any part thereof or for foreclosure, and to take any other action, suit, remedy or proceeding authorized or permitted hereunder or by law or by equity in order to enforce the security constituted by this Agreement.
          (b) (i) The Administrative Agent may fix the reasonable remuneration of the receiver who shall be entitled to deduct the same out of the revenue or the sale proceeds of the Collateral.
          (ii) Every receiver shall be deemed the agent or attorney of the applicable Canadian Debtor and in no event, the agent of the Administrative Agent or the other Secured Parties and the Administrative Agent and the other Secured Parties shall not be in any way responsible for the acts or omissions of any such receiver. The appointment of any receiver shall not result in or create any liability or obligation on the part of the Administrative Agent to the receiver or to any Loan Party or to any other Person and no appointment or removal of a receiver and no actions of a receiver shall constitute the Administrative Agent a mortgagee in possession or responsible as such;
          (iii) No receiver shall be liable to any Loan Party to account for monies other than monies actually received by the receiver in respect of the Collateral, or any part thereof, and out of such monies so received every such receiver shall, in the following order, first pay;
(A)	the receiver’s reasonable remuneration as aforesaid;

(B)	all costs and expenses of every nature and kind incurred by the receiver in connection with the exercise of its powers and authority hereby conferred;

(C)	to the Administrative Agent all interest, principal and other monies due hereunder or in respect of the Obligations to be paid in such order as the Administrative Agent in its discretion shall determine; and

(D)	thereafter, every such receiver shall be accountable to the applicable Loan Party for any surplus.
The reasonable remuneration and expenses of the receiver shall be paid by the applicable Canadian Debtor on demand and shall be a charge on the Collateral and shall bear interest from the date of demand at the rate of interest per annum equal to the highest rate of interest applicable to any other Obligations.
          (iv) The rights and powers conferred herein in respect of the receiver are supplemental to and not in substitution of any other rights and powers which the Administrative Agent may have.
          (c) Each Loan Party hereby waives presentment, demand, protest or any notice (to the maximum extent permitted by applicable law) of any kind in connection with this Agreement or any Collateral.

          (d) Pledged Collateral.
          (i) During the continuance of an Event of Default, if the Administrative Agent shall give notice of its intent to exercise such rights to the relevant Loan Party or Loan Parties, (i) the Administrative Agent shall have the right to receive any and all cash dividends, payments or other Proceeds paid in respect of the Pledged Collateral and make application thereof to the Obligations in the order set forth herein, and (ii) the Administrative Agent or its nominee may exercise (A) all voting, consent, corporate and other rights pertaining to the Pledged Collateral at any meeting of shareholders, partners or members, as the case may be, of the relevant issuer or issuers of Pledged Collateral or otherwise and (B) any and all rights of conversion, exchange and subscription and any other rights, privileges or options pertaining to the Pledged Collateral as if it were the absolute owner thereof (including the right to exchange at its discretion any and all of the Pledged Collateral upon the merger, consolidation, reorganization, recapitalization or other fundamental change in the corporate structure of any issuer of Pledged Collateral, the right to deposit and deliver any and all of the Pledged Collateral with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as the Administrative Agent may determine), all without liability except to account for property actually received by it, but the Administrative Agent shall have no duty to any Loan Party to exercise any such right, privilege or option and shall not be responsible for any failure to do so or delay in so doing.
          (ii) In order to permit the Administrative Agent to exercise the voting and other consensual rights which it may be entitled to exercise pursuant hereto and to receive all dividends and other distributions which it may be entitled to receive hereunder, (i) each Loan Party shall promptly execute and deliver (or cause to be executed and delivered) to the Administrative Agent all such proxies, dividend payment orders and other instruments as the Administrative Agent may from time to time reasonably request and (ii) without limiting the effect of clause (i) above, such Loan Party hereby grants to the Administrative Agent an irrevocable proxy to vote all or any part of the Pledged Collateral and to exercise all other rights, powers, privileges and remedies to which a holder of the Pledged Collateral would be entitled (including giving or withholding written consents of shareholders, partners or members, as the case may be, calling special meetings of shareholders, partners or members, as the case may be, and voting at such meetings), which proxy shall be effective, automatically and without the necessity of any action (including any transfer of any Pledged Collateral on the record books of the issuer thereof) by any other Person (including the issuer of such Pledged Collateral or any officer or agent thereof) during the continuance of an Event of Default and which proxy shall only terminate upon the payment in full of the Obligations.
          (iii) Each Loan Party hereby expressly authorizes and instructs each issuer of any Pledged Collateral pledged hereunder by such Loan Party to (i) comply with any instruction received by it from the Administrative Agent in writing that (A) states that an Event of Default has occurred and is continuing and (B) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from such Loan Party, and each Loan Party agrees that such issuer shall be fully protected in so complying and (ii) during the continuance of an Event of Default, unless otherwise expressly permitted hereby, pay any dividends or other payments with respect to the Pledged Collateral directly to the Administrative Agent.
     Section 11.8 The Administrative Agent’s Appointment as Attorney-in-Fact.
          (a) Each Loan Party hereby irrevocably constitutes and appoints the Administrative Agent and any officer or agent thereof, with full power of substitution, as its and its Subsidiaries true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Loan Party and in the name of such Loan Party, or in its own name, from time to time in the Administrative Agent’s discretion, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute and deliver any and all documents and instruments which may be necessary and desirable to accomplish the purposes of this Agreement and the transactions contemplated hereby, and, without limiting the generality of the foregoing, hereby give the Administrative Agent the power and right, on behalf of such Loan Party, without notice to or assent by such Loan Party to do the following:
          (i) to ask, demand, collect, receive and give a quittances and receipts for any and all moneys due and to become due under any Collateral and, in the name of such Loan Party, its own name or otherwise, to take possession of and endorse and collect any checks, drafts, notes, acceptances or other Instruments for the payment of moneys due under any Collateral and to file any claim or to take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Administrative Agent for the purpose of collecting any and all such moneys due under any Collateral whenever payable and to file any claim or to take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Administrative Agent for the purpose of collecting any and all such moneys due under any Collateral whenever payable;
          (ii) to pay or discharge taxes, liens, security interests or other encumbrances levied or placed on or threatened against the Collateral, to effect any repairs or any insurance called for by the terms of this Agreement and to pay all or any part of the premiums therefor and the costs thereof; and
          (iii) (A) to direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due, and to become due thereunder, directly to the Administrative Agent or as the Administrative Agent shall direct; (B) to receive payment of and receipt for any and all moneys, claims and other amounts due, and to become due at any time, in respect of or arising out of any Collateral; (C) to sign and indorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications and notices in connection with accounts and other documents constituting or relating to the Collateral; (D) to commence and prosecute any suits, actions or proceedings at law or equity in any court of competent jurisdiction to collect the Collateral or any part thereof and to enforce any other right in respect of any Collateral; (E) to defend any suit, action or proceeding brought against any Loan Party with respect to any Collateral of such Loan Party; (F) to settle, compromise or adjust any suit, action or proceeding described above and, in connection therewith, to give such discharges or releases as the Administrative Agent may deem appropriate; (G) to license or, to the extent permitted by an applicable license, sublicense, whether general, special or otherwise, and whether on an exclusive or non-exclusive basis, any Intellectual Property, throughout the world for such term or terms, on such conditions, and in such manner, as the Administrative Agent shall in its sole discretion determine; (H) to take any reasonable action including in any proceeding before the United States Patent and Trademark Office, the United States Copyright Office, the Canadian Intellectual Property Office, or any similar office or agency, to maintain and pursue each application (and to obtain the relevant registration) and to maintain each registration of any Copyright, Trademark or Patent; and (I) generally to sell, transfer, pledge, make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Administrative Agent were the absolute owner thereof for all purposes, and to do, at the Administrative Agent’s option and such Loan Party’s expense, at any time, or from time to time, all acts and things which the Administrative Agent reasonably deems necessary to protect, preserve or realize upon the Collateral and the Administrative Agent’s Lien therein, in order to effect the intent of this Agreement, all as fully and effectively as such Loan Party might do.
          (b) The Administrative Agent agrees that it shall forbear from exercising the power of attorney or any rights granted to the Administrative Agent pursuant to this Section 11.8, except upon the occurrence or during the continuation of an Event of Default. The Loan Parties hereby ratify, to the extent permitted by law, all that said attorneys shall lawfully do or cause to be done by virtue hereof. Exercise by the Administrative Agent of the powers granted hereunder is not a violation of the automatic stay provided by section 362 of the Bankruptcy Code or a violation of the CCAA stay of proceedings and each Loan Party waives applicability thereof. The power of attorney granted pursuant to this Section 11.8 is a power coupled with an interest and shall be irrevocable until the Obligations are indefeasibly paid in full.
          (c) The powers conferred on the Administrative Agent hereunder are solely to protect the Administrative Agent’s and the Lenders’ interests in the Collateral and shall not impose any duty upon it to exercise any such powers. The Administrative Agent shall be accountable only for amounts that it actually receives as a result of the exercise of such powers and neither it nor any of its officers, directors, employees or agents shall be responsible to any Loan Party for any act or failure to act, except for its own gross negligence or willful misconduct.
          (d) Each Loan Party also authorizes the Administrative Agent, at any time and from time to time upon the occurrence and during the continuation of any Event of Default or as otherwise expressly permitted by this Agreement, (i) to communicate in its own name or the name of its Subsidiaries with any party to any Contract with regard to the assignment of the right, title and interest of such Loan Party in and under the Contracts hereunder and other matters relating thereto and (ii) to execute any endorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral.
          (e) All Obligations shall constitute, in accordance with section 364(c)(1) of the Bankruptcy Code and the DIP Charge, claims against each Loan Party in its Case or the CCAA Proceedings, as applicable, which are administrative expense claims having priority over any all administrative expenses, or claims of the kind specified in sections 503(b) or 507(b) of the Bankruptcy Code.
     Section 11.9 Modifications.
          (a) The Liens, lien priority, administrative priorities and other rights and remedies granted to the Administrative Agent for the benefit of the Lenders pursuant to this Agreement, the Interim Order, Recognition Orders, the Final Order and/or the Final Recognition Order (specifically, including, but not limited to, the existence, perfection and priority of the Liens provided herein and therein and the administrative priority provided herein and therein) shall not be modified, altered or impaired in any manner by any other financing or extension of credit or incurrence of Indebtedness by any of the Loan Parties (pursuant to section 364 of the Bankruptcy Code or otherwise), or by any dismissal or conversion of the Case or the CCAA Proceedings, or by any other act or omission whatsoever. Without limitation, notwithstanding any such order, financing, extension, incurrence, dismissal, conversion, act or omission:
          (i) except for the Carve-Out or the Information Officer Charge, as applicable, having priority over the Obligations, no costs or expenses of administration which have been or may be incurred in the Case or the CCAA Proceedings or any conversion of the same or in any other proceedings related thereto, and no priority claims, are or will be prior to or on a parity with any claim of the Administrative Agent or the Lenders against the Loan Parties in respect of any Obligation;
          (ii) the Liens and security interests granted herein shall constitute valid and perfected first priority Liens and security interests (subject only to (A) the Carve-Out, (B) valid, perfected, enforceable and nonavoidable Liens of record existing immediately prior to the Petition Date in respect of the Prepetition Working Capital Facility First Lien Collateral and other prior liens permitted under Section 4.18(b)(ii), (C) with respect to the Canadian Debtors’ assets in Canada, the Information Officer Charge and (D) Liens permitted under Section 8.2(e)) in accordance with sections 364(c)(2) and (3) and 364(d)(1) of the Bankruptcy Code, and shall be prior to all other Liens and security interests, now existing or hereafter arising, in favor of any other creditor or any other Person whatsoever; and
          (iii) the Liens and security interests granted hereunder shall continue to be valid and perfected without the necessity that financing statements be filed or that any other action be taken under applicable non-bankruptcy law.
          (b) Notwithstanding any failure on the part of any Loan Party or the Administrative Agent or the Lenders to perfect, maintain, protect or enforce the Liens and security interests in the Collateral granted hereunder, the Interim Order, the Recognition Orders, the Final Order and the Final Recognition Order (when entered) shall automatically, and without further action by any Person, perfect such Liens and security interests against the Collateral.

ARTICLE XII
THE ADMINISTRATIVE AGENT
     Section 12.1 Authorization and Action.
          (a) Each Lender hereby appoints The Bank of New York Mellon as the Administrative Agent hereunder and each Lender authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Administrative Agent under such agreements and to exercise such powers as are reasonably incidental thereto. Without limiting the foregoing, each Lender hereby authorizes the Administrative Agent to execute and deliver, and to perform its obligations under, each of the Loan Documents to which the Administrative Agent is a party and to exercise all rights, powers and remedies that the Administrative Agent may have under such Loan Documents or the Orders and that under such Loan Documents the Administrative Agent is acting as agent for the Lenders and the other Secured Parties.
          (b) As to any matters not expressly provided for by this Agreement and the other Loan Documents (including enforcement or collection), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Requisite Lenders, and such instructions shall be binding upon all Lenders; provided, however, that the Administrative Agent shall not be required to take any action which (i) the Administrative Agent in good faith believes exposes it to personal liability unless the Administrative Agent receives an indemnification satisfactory to it from the Lenders with respect to such action or (ii) is contrary to this Agreement or applicable law. The Administrative Agent agrees to give to each Lender prompt notice of each notice given to it by any Loan Party pursuant to the terms of this Agreement or the other Loan Documents.
          (c) In performing its functions and duties hereunder and under the other Loan Documents, the Administrative Agent is acting solely on behalf of the Lenders and its duties are entirely administrative in nature. The Administrative Agent does not assume and shall not be deemed to have assumed any obligation other than as expressly set forth herein and in the other Loan Documents or any other relationship as the Administrative Agent, fiduciary or trustee of or for any Lender or holder of any other Obligation. The Administrative Agent may perform any of its duties under any of the Loan Documents by or through its agents, employees or delegees. The Administrative Agent may refrain from taking any action if the Administrative Agent believes in good faith that it needs instruction or clarification from the Lenders until it receives such instruction or clarification.
     Section 12.2 Agent’s Reliance, Etc. Neither the Administrative Agent nor any of its Affiliates or any of the respective directors, officers, agents, employees or delegees of the Administrative Agent or any such Affiliate shall be liable for any action taken or omitted to be taken by it, him, her or them under or in connection with this Agreement or the other Loan Documents, except for its, his, her or their own gross negligence or willful misconduct. Without limiting the foregoing, the Administrative Agent (a) may treat the payee of any Note as its holder until such Note has been assigned in accordance with Section 13.2; (b) may rely on the Register to the extent set forth in Section 13.2(c); (c) may consult with legal counsel (including counsel to the Borrower or any other Loan Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (d) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made by or on behalf of the Borrower or any of its Subsidiaries in or in connection with this Agreement or any of the other Loan Documents; (e) shall not have any duty to ascertain or to inquire either as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any of the other Loan Documents or the financial condition of any Loan Party, or the existence or possible existence of any Default or Event of Default; (f) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any of the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; and (g) shall incur no liability under or in respect of this Agreement or any of the other Loan Documents by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopy or electronic mail) or any telephone message believed by it to be genuine and signed or sent by the proper party or parties.
     Section 12.3 The Administrative Agent Individually. The Bank of New York Mellon and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with any Loan Party as if it were not acting as the Administrative Agent.
     Section 12.4 Lender Credit Decision. Each Lender acknowledges that it shall, independently and without reliance upon the Administrative Agent or any other Lender conduct its own independent investigation of the financial condition and affairs of the Borrower and each other Loan Party in connection with the making and continuance of the Loans. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and other Loan Documents.
     Section 12.5 Indemnification. Each Lender agrees to indemnify the Administrative Agent and each of its Affiliates, and each of their respective directors, officers, employees, agents, delegees and advisors (to the extent not reimbursed by the Borrower), from and against such Lender’s aggregate Ratable Portion of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements (including fees and disbursements of legal counsel) of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against, the Administrative Agent or any of its Affiliates, directors, officers, employees, agents and advisors in any way relating to or arising out of this Agreement, the Orders or the other Loan Documents or any action taken or omitted by the Administrative Agent under this Agreement, the Orders or the other Loan Documents; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s or such Affiliate’s gross negligence or willful misconduct. Without limiting the foregoing, each Lender agrees to reimburse the Administrative Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including fees and disbursements of legal counsel) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of or legal advice in respect of its rights or responsibilities under, this Agreement, the Orders or the other Loan Documents, to the extent that the Administrative Agent is not reimbursed for such expenses by the Borrower or another Loan Party.
     Section 12.6 Successor Administrative Agent. The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower. Upon any such resignation, the Requisite Lenders shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Requisite Lenders, and shall have accepted such appointment, within thirty (30) days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, selected from among the Lenders. If no such successor shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the Administrative Agent shall notify the Borrower and the Lenders that no Lender has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that, in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Requisite Lenders appoint a successor Administrative Agent as provided for above in this paragraph. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Administrative Agent and the retiring or removed Administrative Agent shall promptly (i) transfer to such successor Administrative Agent all sums, Securities and other items of Collateral held under the Loan Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Administrative Agent under the Loan Documents, and (ii) take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Administrative Agent of the security interests created under the Loan Documents, whereupon such retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder. Such appointment by the Administrative Agent shall be subject to the prior written approval of the Borrower (which approval may not be unreasonably withheld, delayed or conditioned and shall not be required upon the occurrence and during the continuance of an Event of Default). Upon the acceptance of any appointment as Administrative Agent by a successor Administrative Agent, such successor Administrative Agent shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. Prior to any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the retiring Administrative Agent shall take such action as may be reasonably necessary to assign to the successor Administrative Agent its rights as Administrative Agent under the Loan Documents.

After such resignation, the retiring Administrative Agent shall continue to have the benefit of this Article XII as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement, the Orders and the other Loan Documents.
ARTICLE XIII
MISCELLANEOUS
     Section 13.1 Amendments, Waivers, Etc.
          (a) No amendment or waiver of any provision of this Agreement, the Orders or any other Loan Document nor consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be in writing and signed by the Requisite Lenders (or the Administrative Agent, with the written consent of the Requisite Lenders), and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by each Lender, do any of the following:
          (i) waive any of the conditions specified in Section 3.1, 3.2 or 3.3 except with respect to a condition based upon another provision hereof, the waiver of which requires only the concurrence of the Requisite Lenders;
          (ii) increase the Commitments of the Lenders or subject the Lenders to any additional obligations;
          (iii) extend the scheduled final maturity of any Loan, or waive, reduce or postpone any scheduled date fixed for the payment or reduction of principal (it being understood that Section 2.9 does not provide for scheduled dates fixed for payment) or of the Commitments;
          (iv) reduce the principal amount of any Loan (other than by the payment or prepayment thereof);
          (v) reduce the rate of interest on any Loan or any fee payable hereunder;
          (vi) postpone any scheduled date fixed for payment of such interest or fees;
          (vii) change the Ratable Portion of any Lender, or change the aggregate Ratable Portions of the Lenders which shall be required for the Lenders or any of them to take any action hereunder;
          (viii) release all or substantially all of the Collateral except as provided in Section 11.7(a) or release any Subsidiary Guarantor from its obligations under the Guaranty except in connection with any sale or other disposition permitted by this Agreement (or permitted pursuant to a waiver or consent of a transaction otherwise prohibited by this Agreement); or

          (ix) amend Section 11.7(a) or this Section 13.1 or the definition of the terms “Requisite Lenders” or “Ratable Portion”;
and provided, further, (A) that any modification of the application of payments to the Loans pursuant to Section 2.9 or the reduction of the Commitments pursuant to Section 2.5(c) shall require the consent of the Requisite Lenders and the Administrative Agent in the case of Section 2.9 and (B) that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent under this Agreement, the Orders or the other Loan Documents.
          (b) The Administrative Agent may, but shall have no obligation to, with the written concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of that Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.
     Section 13.2 Assignments and Participations.
          (a) Each Lender may sell, transfer, negotiate or assign to one or more Eligible Assignees all or a portion of its rights and obligations hereunder (including all of its rights and obligations with respect to the Loans); provided, however, that (i) if any such assignment shall be of the assigning Lender’s aggregate outstanding principal amount of Loans and Commitment, such assignment shall cover the same percentage of such Lender’s aggregate outstanding principal amount of Loans and Commitment, (ii) the aggregate amount being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event (if less than the assigning Lender’s entire interest) be less than $5,000,000 (which may be aggregated among Affiliates of a Lender) or an integral multiple of $1,000,000 in excess thereof, except, in either case, (A) with the consent of the Borrower and the Requisite Lenders or (B) if such assignment is being made to a Lender or an Affiliate or Approved Fund of such Lender, and (iii) if such Eligible Assignee is not, prior to the date of such assignment, a Lender or an Affiliate or Approved Fund of a Lender, such assignment shall be subject to the prior consent of each Lender and the Borrower (which consent shall not be unreasonably withheld, delayed or conditioned); provided, however, that, notwithstanding any other provision of this Section 13.2, the consent of the Borrower shall not be required for any assignment that occurs after any Event of Default shall have occurred.
          (b) The parties to each assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording, an Assignment and Acceptance, together with any Note (if the assigning Lender’s Loans are evidenced by a Note) subject to such assignment. Upon such execution, delivery, acceptance and recording and the receipt by the Administrative Agent from the assignee of an assignment fee in the amount of $3,500 from and after the effective date specified in such Assignment and Acceptance, (i) the assignee thereunder shall become a party hereto and, to the extent that rights and obligations under the Loan Documents have been assigned to such assignee pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender, and (ii) the assignor thereunder shall, to the extent that rights and obligations under this Agreement have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (except those which survive the payment in full of the Obligations) and be released from its obligations under the Loan Documents, other than those relating to events or circumstances occurring prior to such assignment (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under the Loan Documents, such Lender shall cease to be a party hereto).
          (c) The Administrative Agent shall maintain at its address referred to in Section 13.8 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recording of the names and addresses of the Lenders and the Commitments of and principal amount of the Loans owing to each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Loan Parties, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender for all purposes of this Agreement. The Register shall be available for inspection by the Borrower, the Administrative Agent or any Lender at any reasonable time and from time to time upon reasonable prior notice.
          (d) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee, the Administrative Agent shall, if such Assignment and Acceptance has been completed, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower. Within five (5) Business Days after its receipt of such notice, the Borrower, at its own expense, shall, if requested by such assignee, execute and deliver to the Administrative Agent, new Notes to the order of such assignee in an amount equal to the Commitments assumed by it pursuant to such Assignment and Acceptance and, if the assigning Lender has surrendered any Note for exchange in connection with the assignment and has retained Commitments hereunder, new Notes to the order of the assigning Lender in an amount equal to the Commitments retained by it hereunder. Such new Notes shall be dated the same date as the surrendered Notes and be in substantially the form of Exhibit I hereto, as applicable.
          (e) In addition to the other assignment rights provided in this Section 13.2, each Lender may assign, as collateral or otherwise, any of its rights under this Agreement (including rights to payments of principal or interest on the Loans) to (i) any Federal Reserve Bank pursuant to Regulation A of the Federal Reserve Board without notice to or consent of the Borrower or the Administrative Agent and (ii) any trustee for the benefit of the holders of such Lender’s Securities; provided, however, that no such assignment shall release the assigning Lender from any of its obligations hereunder.
          (f) Each Lender may sell participations to one or more Persons in or to all or a portion of its rights and obligations under the Loan Documents (including all its rights and obligations with respect to the Loans). The terms of such participation shall not, in any event, require the participant’s consent to any amendments, waivers or other modifications of any provision of any Loan Documents, the consent to any departure by any Loan Party therefrom, or to the exercising or refraining from exercising any powers or rights which such Lender may have under or in respect of the Loan Documents (including the right to enforce the obligations of the Loan Parties), except if any such amendment, waiver or other modification or consent would require the consent of each Lender in accordance with Section 13.1(a) hereof. In the event of the sale of any participation by any Lender, (A) such Lender’s obligations under the Loan Documents shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties for the performance of such obligations, (C) such Lender shall remain the holder of such Obligations for all purposes of this Agreement, and (D) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Each participant shall be entitled to the benefits of Sections 2.14(c), 2.14(d), 2.14(e), 2.15 and 2.16 as if it were a Lender; provided, however, that anything herein to the contrary notwithstanding, the Borrower shall not, at any time, be obligated to pay to any participant of any interest of any Lender, under Section 2.14(c), 2.14(d), 2.14(e), 2.15 or 2.16, any sum in excess of the sum which the Borrower would have been obligated to pay to such Lender in respect of such interest had such participation not been sold.
     Section 13.3 Costs and Expenses.
          (a) The Borrower and each Subsidiary Guarantor shall jointly and severally upon demand pay to the Administrative Agent and the Lenders or reimburse the Administrative Agent and the Lenders for, all reasonable internal and external audit, legal, appraisal, valuation, filing, document duplication and reproduction and investigation expenses and for all other reasonable out-of-pocket costs and expenses of every type and nature (including, without limitation, all reasonable, out-of-pocket fees, expenses and disbursements of the Administrative Agent’s and the Lenders’ counsel (which shall not be more than one firm for so long as no Default has occurred), and other local legal counsel, auditors, accountants, appraisers, printers, insurance and environmental advisers, and other consultants and agents of the Lenders or their counsel) incurred by each of them in connection with (i) the Administrative Agent’s and the Lender’s audit and investigation of the Borrower and its Subsidiaries in connection with the preparation, negotiation and execution of the Loan Documents and the Orders and the Administrative Agent’s and the Lender’s periodic audits of the Borrower and its Subsidiaries, as the case may be; (ii) the preparation, negotiation, execution, delivery and interpretation of this Agreement (including, without limitation, the satisfaction or attempted satisfaction of any of the conditions set forth in Article III), the Loan Documents, the Orders and any proposal letter or commitment letter issued in connection therewith and the making of the Loans hereunder (including, without limitation, all due diligence, distribution, bank meetings, transportation, computer, duplication, messenger and related costs and expenses); (iii) the creation, perfection or protection of the Liens under the Loan Documents and the Orders (including, without limitation, any search, filing, registration and recording fees, documentary stamps, intangible taxes or any other type of taxes or fees that are payable as a result of the execution and recording of any Order or Loan Document and reasonable fees and expenses for local counsel in various jurisdictions); (iv) the ongoing administration of this Agreement and the Loans, including consultation with attorneys in connection therewith and with respect to the Administrative Agent’s rights and responsibilities hereunder and under the other Loan Documents and the Orders; (v) the protection, collection or enforcement of any of the Obligations or the enforcement of any of the Loan Documents and the Orders; (vi) the commencement, defense or intervention in any court proceeding relating in any way to the Obligations, any Loan Party, any of the Borrower’s Subsidiaries, this Agreement or any of the other Loan Documents and the Orders; (vii) the response to, and preparation for, any subpoena or request for document production with which the Administrative Agent is served or deposition or other proceeding in which the Administrative Agent or any Lender is called to testify, in each case, relating in any way to the Obligations, any Loan Party, any of the Borrowers’ Subsidiaries, this Agreement, the Orders or any of the other Loan Documents; and (viii) any amendments, consents, waivers, assignments, restatements, or supplements to any of the Loan Documents and the Orders and the preparation, negotiation, and execution of the same.
          (b) The Borrower further agrees to pay or reimburse the Administrative Agent and each of the Lenders upon demand for all out-of-pocket costs and expenses, including, without limitation, reasonable attorneys’ fees (including allocated costs of internal counsel and costs of settlement), incurred by the Administrative Agent and such Lenders (i) in enforcing any Loan Document or the Orders or Obligation or any security therefor or exercising or enforcing any other right or remedy available by reason of an Event of Default; (ii) in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out” or in any insolvency or bankruptcy proceeding; (iii) in commencing, defending or intervening in any litigation or in filing a petition, complaint, answer, motion or other pleadings in any legal proceeding relating to the Obligations, any Loan Party, any of the Borrowers’ Subsidiaries and related to or arising out of the transactions contemplated hereby or by any of the other Loan Documents or the Orders; and (iv) in taking any other action in or with respect to any suit or proceeding (bankruptcy or otherwise) described in clauses (i) through (iii) above.
     Section 13.4 Indemnities.
          (a) The Borrower and each Subsidiary Guarantor shall jointly and severally indemnify and hold harmless the Administrative Agent, each Lender and each of their respective Affiliates, and each of the directors, officers, employees, controlling persons, agents, representative, attorneys, consultants and advisors of or to any of the foregoing (including those retained in connection with the satisfaction or attempted satisfaction of any of the conditions set forth in Article III) (each such Person being an “Indemnified Party”) from and against any and all claims, damages, liabilities, obligations, losses, penalties, actions, judgments, suits, costs, disbursements and expenses of any kind or nature (including fees and disbursements of counsel to any such Indemnified Party), which may be imposed on, incurred by or asserted or awarded against any such Indemnified Party, in each case in connection with, relating to or arising out of any investigation, litigation or proceeding or the preparation of any defense with respect thereto, whether or not any such Indemnified Party is a party thereto whether or not such investigation, litigation or proceeding is brought by the Borrower or any of its Subsidiaries, or any of their respective shareholders or creditors, whether or not the transactions contemplated herein or in any other Loan Document are consummated, whether direct, indirect, or consequential and whether based on any federal, state or local law or other statutory regulation, securities or commercial law or regulation, or under common law or in equity, or on contract, tort or otherwise, in any manner relating to or arising out of this Agreement, any other Loan Document, the Orders, any Obligation, any Disclosure Document, or any act, event or transaction related or attendant to any thereof, or the use or intended use of the proceeds of the Loans or in connection with any investigation of any potential matter covered hereby (collectively, the “Indemnified Matters”); provided, however, that the Borrower shall not have any obligation under this Section 13.4 to an Indemnified Party with respect to any Indemnified Matter solely resulting from the gross negligence or willful misconduct of that Indemnified Party, as determined by a court of competent jurisdiction in a final non-appealable judgment or order. Without limiting the foregoing, Indemnified Matters include (i) all Environmental Liabilities and Costs arising from or connected with the past, present or future operations of the Borrower or any of its Subsidiaries involving any property subject to a Loan Document or the Orders, or damage to real or personal property or natural resources or harm or injury alleged to have resulted from any Release of Contaminants on, upon or into such property or any contiguous real estate; (ii) any costs or liabilities incurred in connection with any Remedial Action concerning the Borrower or any of its Subsidiaries; (iii) any costs or liabilities incurred in connection with any Environmental Lien; (iv) any costs or liabilities incurred in connection with any other matter under any Environmental Law, including CERCLA and applicable state property transfer laws, whether, with respect to any of such matters, such Indemnified Party is a mortgagee pursuant to any leasehold mortgage, a mortgagee in possession, the successor in interest to the Borrower or any of its Subsidiaries, or the owner, lessee or operator of any property of the Borrower or any of its Subsidiaries by virtue of foreclosure, except, with respect to those matters referred to in clauses (i), (ii), (iii) and (iv) above, to the extent incurred following (A) foreclosure by the Administrative Agent or any Lender, or the Administrative Agent or any Lender having become the successor in interest to the Borrower or any of its Subsidiaries, and (B) attributable solely to acts of the Administrative Agent or such Lender or any agent on behalf of the Administrative Agent or such Lender.
          (b) The Borrower and each Subsidiary Guarantor shall jointly and severally indemnify the Administrative Agent and the Lenders for, and hold the Administrative Agent and the Lenders harmless from and against, any and all claims for brokerage commissions, fees and other compensation made against the Administrative Agent and the Lenders for any broker, finder or consultant with respect to any agreement, arrangement or understanding made by or on behalf of any Loan Party or any of its Subsidiaries in connection with the transactions contemplated by this Agreement.
          (c) The Administrative Agent and each Lender agree that in the event that any such investigation, litigation or proceeding set forth in subparagraph (b) above is asserted or threatened in writing or instituted against it or any other Indemnified Party, or any Remedial Action, is requested of it or any of its officers, directors, Administrative Agents and employees, for which any Indemnified Party may desire indemnity or defense hereunder, such Indemnified Party shall promptly notify the Borrower in writing.
          (d) The Borrower, at the request of any Indemnified Party, shall have the obligation to defend against such investigation, litigation or proceeding or requested Remedial Action against or with respect to any Indemnified Party and the Borrower, in any event, may participate in the defense thereof with legal counsel of the Borrower’s choice. In the event that such Indemnified Party requests the Borrower to defend against such investigation, litigation or proceeding or requested Remedial Action, the Borrower shall promptly do so and such Indemnified Party shall have the right to have legal counsel of its choice participate in such defense. No action taken by legal counsel chosen by such Indemnified Party in defending against any such investigation, litigation or proceeding or requested Remedial Action, shall vitiate or in any way impair the Borrower’s obligation and duty hereunder to indemnify and hold harmless such Indemnified Party.
          (e) The Borrower and each Subsidiary Guarantor agrees that any indemnification or other protection provided to any Indemnified Party pursuant to this

Agreement (including pursuant to this Section 13.4), the Orders or any other Loan Document shall (i) survive payment in full of the Obligations and (ii) inure to the benefit of any Person who was at any time an Indemnified Party under this Agreement, the Orders or any other Loan Document, regardless of whether such Indemnified Party is a party to this Agreement.
     Section 13.5 Limitation of Liability. The Borrower and each Subsidiary Guarantor agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract, tort or otherwise) to any Loan Party or any of their respective Subsidiaries or any of their respective equity holders or creditors for or in connection with the transactions contemplated hereby and in the other Loan Documents and the Orders, except to the extent such liability is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted solely from such Indemnified Party’s gross negligence or willful misconduct. In no event, however, shall any Indemnified Party be liable on any theory of liability for any special, indirect, consequential or punitive damages (including, without limitation, any loss of profits, business, or anticipated savings) and the Borrower and each Loan Party hereby waive, release and agree (for themselves and on behalf of their respective Subsidiaries) not to sue upon any such claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor. No Indemnified Party shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.
     Section 13.6 Right of Set-off. Upon the occurrence and during the continuance of any Event of Default, each Lender and each Affiliate of a Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or its Affiliates to or for the credit or the account of the Borrower or any other Loan Party against any and all of the Obligations now or hereafter existing whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such Obligations may be unmatured. Each Lender agrees promptly to notify the Borrower after any such set-off and application made by such Lender or its Affiliates; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender under this Section 13.6 are in addition to the other rights and remedies (including other rights of set-off) which such Lender may have.
     Section 13.7 Sharing of Payments, Etc.
          (a) If any Lender shall receive any payment (whether voluntary, involuntary, through the exercise of any right of set-off or otherwise) of the Loans owing to it, any interest thereon, fees in respect thereof or amounts due pursuant to Section 13.3 or 13.4 (other than payments pursuant to Section 2.14, 2.15 or 2.16) in excess of its Ratable Portion of all payments of such Obligations obtained by all the Lenders, such Lender (a “Purchasing Lender”) shall forthwith purchase from the other Lenders (each, a “Selling Lender”) such participations in their Loans or other Obligations as shall be necessary to cause such Purchasing Lender to share the excess payment ratably with each of them.

          (b) If all or any portion of any payment received by a Purchasing Lender is thereafter recovered from such Purchasing Lender, such purchase from each Selling Lender shall be rescinded and such Selling Lender shall repay to the Purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Selling Lender’s ratable share (according to the proportion of (i) the amount of such Selling Lender’s required repayment to (ii) the total amount so recovered from the Purchasing Lender) of any interest or other amount paid or payable by the Purchasing Lender in respect of the total amount so recovered.
          (c) The Borrower agrees that any Purchasing Lender so purchasing a participation from a Selling Lender pursuant to this Section 13.7 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.
     Section 13.8 Notices, Etc. All notices, demands, requests and other communications provided for in this Agreement shall be given in writing, or by any telecommunication device capable of creating a written record, and addressed to the party to be notified as follows:
(a) if to the Borrower:
Pliant Corporation
1475 Woodfield Road, Suite 700
Schaumburg, IL 60173
Attention: Stephen Auburn
Telecopy No.: (847) 969-3338
Email: steve.auburn@pliantcorp.com
with a copy to:
Sidley Austin LLP
One South Dearborn Street
Chicago, IL 60603
Attention: Larry Nyhan
Telecopy No.: (312) 853-7036
          (b) if to any Lender, at its address specified opposite its name on Schedule II or on the signature page of any applicable Assignment and Acceptance; and
(c) if to the Administrative Agent:
The Bank of New York Mellon
600 East Las Colinas Blvd., Suite 1300
Irving, Texas 75039
Attention: Melinda Valentine
Telecopy No.: (972) 401-8520

with a copy to:
Stroock & Stroock & Lavan LLP
180 Maiden Lane
New York, NY 10038
Attention: Scott Welkis
Telecopy No: (212) 806-2582
or at such other address as shall be notified in writing (i) in the case of the Borrower and the Administrative Agent, to the other parties and (ii) in the case of all other parties, to the Borrower and the Administrative Agent. All such notices and communications shall be effective upon personal delivery (if delivered by hand, including any overnight courier service), when deposited in the mails (if sent by mail), or when properly transmitted (if sent by a telecommunications device); provided, however, that notices and communications to the Administrative Agent pursuant to Article II or X shall not be effective until received by the Administrative Agent.
     Section 13.9 No Waiver; Remedies. No failure on the part of any Lender or the Administrative Agent to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.
     Section 13.10 Binding Effect. This Agreement shall become effective upon entry of the Orders and when it shall have been executed by the Borrower and the Administrative Agent and when the Administrative Agent shall have been notified by each Lender that such Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent and each Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.
     Section 13.11 Governing Law. This Agreement and the rights and obligations of the parties hereto shall be governed by, and construed and interpreted in accordance with, the law of the State of New York, including, without limitation, Sections 5-1401 and 5-1402 of the New York General Obligations Law, and, to the extent applicable, the Bankruptcy Code.
     Section 13.12 Submission to Jurisdiction; Service of Process.
          (a) Any legal action or proceeding with respect to this Agreement, the Orders or any other Loan Document shall be brought in the Bankruptcy Court (except in the case of the Recognition Orders, the Final Recognition Order and the Foreign Debt Recognition Order or any other order by the Canadian Court, which shall be brought in the Canadian Court) and, by execution and delivery of this Agreement, each Loan Party hereby accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. The parties hereto hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, which any of them may now or hereafter have to the bringing of any such action or proceeding in such respective jurisdictions.

          (b) Each Loan Party hereby irrevocably consents to the service of any and all legal process, summons, notices and documents in any suit, action or proceeding brought in the United States of America arising out of or in connection with this Agreement, the Orders or any of the other Loan Documents by the mailing (by registered or certified mail, postage prepaid) or delivering of a copy of such process to such Loan Party at its address specified in Section 13.8. Each Loan Party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
          (c) Nothing contained in this Section 13.12 shall affect the right of the Administrative Agent or any Lender to serve process in any other manner permitted by law or commence legal proceedings or otherwise proceed against the Borrower or any other Loan Party in any other jurisdiction.
          (d) If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in Dollars (the “Original Currency”) into another currency (the “Other Currency”), the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the Original Currency with such Other Currency at the spot rate of exchange quoted by the Administrative Agent at 11:00 A.M. (New York time) on the Business Day preceding that on which final judgment is given, for the purchase of the Original Currency, for delivery two (2) Business Days thereafter. The obligations of the Borrowers in respect of any sum due to the Administrative Agent or any Lender hereunder shall, notwithstanding any judgment in such Other Currency, be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender (as the case may be) of any sum adjudged to be so due in the Other Currency, the Administrative Agent or such Lender (as the case may be) may in accordance with normal banking procedures purchase the Original Currency with the Other Currency. If the Original Currency so purchased is less than the sum originally due to the Administrative Agent or such Lender in the Original Currency, the Borrowers agree, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender (as the case may be) against such loss.
     Section 13.13 WAIVER OF JURY TRIAL. EACH OF THE ADMINISTRATIVE AGENT, THE LENDERS, THE BORROWER AND THE SUBSIDIARY GUARANTORS IRREVOCABLY WAIVES TRIAL BY JURY IN ANY ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT, THE ORDERS OR ANY OTHER LOAN DOCUMENT.
     Section 13.14 Marshaling; Payments Set Aside. None of the Administrative Agent or any Lender shall be under any obligation to marshal any assets in favor of the Borrower or any other party or against or in payment of any or all of the Obligations. To the extent that the Borrower makes a payment or payments to the Administrative Agent or the Lenders or any such Person receives payment from the proceeds of the Collateral or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, right and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.
     Section 13.15 Section Titles. The Section titles contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.
     Section 13.16 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are attached to the same document. Delivery of an executed signature of this Agreement in portable document format (.pdf) or by facsimile transmission shall be as effective as delivery of a manually signed counterpart hereof.
     Section 13.17 Entire Agreement. This Agreement, together with the Orders and all of the other Loan Documents and all certificates and documents delivered hereunder or thereunder, embodies the entire agreement of the parties and supersedes all prior agreements and understandings relating to the subject matter hereof. Delivery of an executed signature page of this Agreement by facsimile transmission shall be as effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all parties shall be lodged with the Borrower and the Administrative Agent.
     Section 13.18 Severability. Any provision of this Agreement or any other Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
     Section 13.19 Limited Disclosure. Each Lender and the Administrative Agent agree to use all reasonable efforts to keep information obtained by it pursuant hereto and the other Loan Documents confidential in accordance with such Lender’s or the Administrative Agent’s, as the case may be, customary practices and agrees that it shall only use such information in connection with the transactions contemplated by this Agreement and not disclose any such information other than (a) to such Lender’s or the Administrative Agent’s, as the case may be, employees, representatives, advisors and agents that are or are expected to be involved in the evaluation of such information in connection with the transactions contemplated by this Agreement and are advised of the confidential nature of such information, (b) to the extent such information presently is or hereafter becomes available to such Lender or the Administrative Agent, as the case may be, on a non-confidential basis from a source other than the Borrower, any other Loan Party or any Subsidiary, (c) to the extent disclosure is required by law, regulation or judicial order or requested or required by bank regulators or auditors or (d) to current or prospective assignees and participants, contractual counterparties in any Hedging Contract and to their respective legal or financial advisors, in each case and to the extent such assignees, participants, grantees or counterparties agree to be bound by, and to cause their advisors to comply with, the provisions of this Section 13.19.
[REMAINDER OF PAGE LEFT INTENTIONALLY BLANK]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

Pliant Corporation,
as Borrower

By:	/s/ R. David Corey
Name:	R. David Corey
Title:	Executive Vice President / Chief Operating Officer

Pliant Corporation International
as a Subsidiary Guarantor

By:	/s/ R. David Corey
Name:	R. David Corey
Title:	Vice President

Pliant Film Products of Mexico, Inc.
as a Subsidiary Guarantor

By:	/s/ R. David Corey
Name:	R. David Corey
Title:	Vice President

Pliant Packaging of Canada, LLC
as a Subsidiary Guarantor

By:	/s/ R. David Corey
Name:	R. David Corey
Title:	Vice President

Uniplast Holdings Inc.
as a Subsidiary Guarantor

By:	/s/ R. David Corey
Name:	R. David Corey
Title:	Vice President

Uniplast U.S., Inc.
as a Subsidiary Guarantor

By:	/s/ R. David Corey
Name:	R. David Corey
Title:	Vice President

Alliant Company LLC
as a Subsidiary Guarantor

By:	/s/ Stephen T. Aubura
Name:	Stephen T. Aubura
Title:	Vice President / General Counsel

Uniplast Industries Co.
as a Subsidiary Guarantor

By:	/s/ R. David Corey
Name:	R. David Corey
Title:	Vice President

Pliant Corporation of Canada Ltd.
as a Subsidiary Guarantor

By:	/s/ R. David Corey
Name:	R. David Corey
Title:	Vice President

The Bank of New York Mellon
as Administrative Agent

By:	/s/ Melinda Valentine

Name:	Melinda Valentine
Title:	Vice President

Lenders

GMAM Investment Funds Trust II, for the account of the Promark Alternative High
Yield Bond Fund, as a Lender

By: DDJ Capital Management, LLC, on behalf of GMAM Investment Funds Trust II, for the account of the Promark Alternative High Yield Bond Fund, in its capacity as investment manager

By:	/s/ David J. Breazzano
Name:	David J. Breazzano
Title:	President

GMAM Investment Funds Trust,
as a Lender

By: DDJ Capital Management, LLC, on behalf of GMAM Investment Funds Trust, in its capacity as investment manager

By:	/s/ David J. Breazzano

Name:	David J. Breazzano
Title:	President

General Motors Welfare Benefit Trust (VEBA), as a Lender

By: State Street Bank and Trust Company, solely in its capacity as Trustee for General Motors Welfare Benefit Trust (VEBA) as directed by DDJ Capital Management, LLC, and not in its individual capacity

By:	/s/ Jason R. Butler

Name:	Jason R. Butler
Title:	Vice President

DDJ High Yield Fund, as a Lender

By: DDJ Capital Management, LLC, its attorney-in-fact

By:	/s/ David J. Breazzano
Name:	David J. Breazzano
Title:	President

DDJ Capital Management Group Trust, as a Lender

By: DDJ Capital Management, LLC, as attorney-in-fact

By:	/s/ David J. Breazzano
Name:	David J. Breazzano
Title:	President

Stichting Pensioenfonds Hoogovens, as a Lender

By: DDJ Capital Management, LLC, on behalf of Stichting Pensioenfonds Hoogovens, in its capacity as Manager

By:	/s/ David J. Breazzano
Name:	David J. Breazzano
Title:	President

J.C. Penney Corporation, Inc. Pension Plan Trust, as a Lender

By: DDJ Capital Management, LLC, on behalf of J.C. Penney Corporation, Inc. Pension Plan Trust, in its capacity as investment manager

By:	/s/ David J. Breazzano
Name:	David J. Breazzano
Title:	President

Caterpillar Inc. Master Retirement Trust, as a Lender

By: DDJ Capital Management, LLC, on behalf of Caterpillar Inc. Master Retirement Trust, in its capacity as investment manager

By:	/s/ David J. Breazzano
Name:	David J. Breazzano
Title:	President

Stichting Bewaarder Interpolis Pensioenen Global High Yield Pool, as a Lender

By: Syntrus Achmea Asset Management, as asset manager

By: DDJ Capital Management, LLC, as subadviser

By:	/s/ David J. Breazzano
Name:	David J. Breazzano
Title:	President

Stichting Pensioenfonds voor Fysiotherapeuten, as a Lender

By: DDJ Capital Management, LLC, in its capacity as investment manager

By:	/s/ David J. Breazzano
Name:	David J. Breazzano
Title:	President

Stichting Pensioenfonds Metaal en Techniek, as a Lender

By: DDJ Capital Management, LLC, in its capacity as Manager

By:	/s/ David J. Breazzano
Name:	David J. Breazzano
Title:	President

Stichting Bedrijfstakpensioenfonds voor de Metalektro, as a Lender

By: DDJ Capital Management, LLC, in its capacity as Manager

By:	/s/ David J. Breazzano
Name:	David J. Breazzano
Title:	President

WCP, L.P., as a Lender

By: WS Partners, L.L.C., its General Partner

By:	/s/ Meridee A. Moore
Name:	Meridee A. Moore
Title:	Senior Managing Member

WCIP, L.P., as a Lender

By: WS Partners, L.L.C., its General Partner

By:	/s/ Meridee A. Moore
Name:	Meridee A. Moore
Title:	Senior Managing Member

WCOP, Ltd, as a Lender

By: Watershed Asset Management, L.L.C., its Investment Manager

By:	/s/ Meridee A. Moore
Name:	Meridee A. Moore
Title:	Senior Managing Member

Wayzata Opportunities Fund II, L.P., as a Lender

By: WOF II GP, L.P., its General Partner

By: WOF II GP, LLC, its General Partner

By:	/s/ Mary I. Burns
Name:	Mary I. Burns
Title:	Authorized Signatory